     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 3, 2000



                                                      REGISTRATION NO. 333-30404

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                               AMENDMENT NO. 1 TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                               USA NETWORKS, INC.
             (Exact name of Registrant as specified in its Charter)

                DELAWARE                                    4833                                   59-2712887
    (State or other jurisdiction of             (Primary Standard Industrial            (I.R.S. Employer Identification
     incorporation or organization)             Classification Code Number)                         Number)

                           --------------------------

                 152 WEST 57TH STREET, NEW YORK, NEW YORK 10019
                                 (212) 314-7300
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                              THOMAS J. KUHN, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                               USA NETWORKS, INC.
                              152 WEST 57TH STREET
                               NEW YORK, NY 10019
                                 (212) 314-7300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

         STEPHEN A. INFANTE, ESQ.                       LOU R. KLING, ESQ.
           Covington & Burling               Skadden, Arps, Slate, Meagher & Flom LLP
       1330 Avenue of the Americas                      Four Times Square
         New York, New York 10019                    New York, New York 10036

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

    In connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                           PROPOSED MAXIMUM      PROPOSED MAXIMUM
                                                       AMOUNT TO BE       OFFERING PRICE PER    AGGREGATE OFFERING
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED     REGISTERED(1)           UNIT(2)               PRICE(3)
Common Stock par value $0.01 per share                  23,738,866            $20.891205           $495,933,470


                                                         AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED   REGISTRATION FEE
Common Stock par value $0.01 per share                  $130,926.44



(1) This Registration Statement relates to securities of the Registrant issuable to holders of common stock of Precision Response Corporation, a Florida corporation (PRC), in the proposed merger of a wholly owned subsidiary of the Registrant with and into PRC and is based on 21,980,431 shares of PRC common stock outstanding on March 3, 2000 and gives effect to USAi's February 24, 2000 two-for-one stock split in the form of a stock dividend.



(2) Based on the average high and low sale prices of the PRC common stock as reported on the Nasdaq National Market on March 2, 2000 in accordance with Rule 457(f)(1) and 457(c).


(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and 457(c) under the Securities Act of 1933, as amended (the "Securities Act").


(4) Calculated by multiplying the proposed maximum aggregate offering price for all securities to be registered by .000264. A filing fee of $160,238.18 was previously paid in connection with PRC's Preliminary Proxy Statement on
    Schedule 14A filed with the Commission on February 14, 2000 and USAi's previous filing of this registration statement on that date. Pursuant to Rule 457(b), no amount is remitted herewith, since the previously paid filing fee is greater than the fee required to be paid in connection with the filing of this Registration Statement.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         PRECISION RESPONSE CORPORATION
                                8151 PETERS ROAD
                                   SUITE 4000
                           PLANTATION, FLORIDA 33324
                           TELEPHONE: (954) 693-3700
                           FACSIMILE: (954) 693-3755



                                                                   March 7, 2000


To the shareholders of Precision Response Corporation:


    You are cordially invited to attend a special meeting of shareholders of Precision Response Corporation, referred to as PRC, to be held at Weston Hills Country Club, 2600 Country Club Way, Weston, Florida 33332 on Wednesday,
April 5, 2000 at 9:00 a.m. local time.



    As described in the accompanying proxy statement/prospectus, at the special meeting you will be asked to approve a merger agreement and the transactions contemplated by that agreement, including the merger of P Acquisition Corp., a wholly owned subsidiary of USA Networks, Inc., referred to as USAi, with and into PRC. In the merger:


    - Each outstanding share of the common stock of PRC will be converted into
      1.08 shares of common stock of USAi taking account of the two-for-one stock split of USAi common stock, effected on February 24, 2000 as to USAi common shareholders as of February 10, 2000, subject to possible increase in certain circumstances where the average price of USAi stock during the valuation period is less than $18.52 after taking account of the stock split; and

    - PRC will become a wholly owned subsidiary of USAi.

    The board of directors of PRC has received a written opinion dated
January 12, 2000 of its financial advisor, Goldman, Sachs & Co., to the effect that, as of such date and based upon the matters and qualifications stated in the opinion, the exchange ratio was fair, from a financial point of view, to the holders of common stock of PRC.

    THE BOARD OF DIRECTORS OF PRC HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, HAS DETERMINED THAT THE MERGER IS FAIR, AND ADVISABLE TO AND IN THE BEST INTERESTS OF PRC AND THE HOLDERS OF THE COMMON STOCK OF PRC AND RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL OF THE MERGER.

    YOUR VOTE IS IMPORTANT. To assure your representation at the special meeting, please complete, sign and date the enclosed proxy card and return it in the enclosed prepaid envelope. This will allow your shares to be voted whether or not you attend the meeting.

    Detailed information concerning the proposed merger is set forth in the accompanying proxy statement/prospectus. I urge you to read the enclosed material carefully and request that you promptly complete and return the enclosed proxy card in the enclosed return envelope, which requires no postage if mailed in the United States. If you attend the special meeting, you may vote in person even if you have previously returned your proxy card. Your vote is important regardless of the number of shares of common stock you own.

                                        Sincerely,
                                        David L. Epstein
                                        CHIEF EXECUTIVE OFFICER


             THE PROXY STATEMENT/PROSPECTUS IS DATED MARCH 7, 2000,
      AND IS FIRST BEING MAILED TO SHAREHOLDERS ON OR ABOUT MARCH 7, 2000.

                      REFERENCES TO ADDITIONAL INFORMATION

    This proxy statement/prospectus incorporates important business and financial information about USAi and PRC from documents that are not included in or delivered with this proxy statement/ prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:


             USA Networks, Inc.                       Precision Response Corporation
           152 West 57(th) Street                            8151 Peters Road
             New York, NY 10019                                 Suite 4000
        Attention: Investor Relations                    Plantation, Florida 33324
               (212) 314-7400                          Attention: Investor Relations
                                                              (954) 693-3991



    IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY MARCH 14, 2000 IN ORDER TO RECEIVE THEM BEFORE THE SPECIAL MEETING.



    See "Where You Can Find More Information" on page 67.

                         PRECISION RESPONSE CORPORATION
                                8151 PETERS ROAD
                                   SUITE 4000
                           PLANTATION, FLORIDA 33324



                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 5, 2000



    NOTICE IS HEREBY GIVEN that a special meeting of holders of common stock of Precision Response Corporation, a Florida corporation, will be held at Weston Hills Country Club, 2600 Country Club Way, Weston, Florida 33332 on Wednesday, April 5, 2000 at 9:00 a.m. local time, for the following purposes:


    (1) To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of January 12, 2000, by and among Precision Response Corporation, USA Networks, Inc., referred to as USAi, and P Acquisition Corp., a wholly owned subsidiary of USAi, and approve the related merger pursuant to which P Acquisition Corp. will merge with and into Precision Response Corporation; and

    (2) To transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.


    The board of directors of Precision Response Corporation has fixed the close of business on Friday, March 3, 2000, as the record date for the determination of shareholders entitled to receive notice of and to vote at the special meeting or any adjournment or postponement thereof. A list of the shareholders entitled to vote will be open to the examination of shareholders at Precision Response Corporation, 8151 Peters Road, Suite 4000, Plantation, Florida 33324, during ordinary business hours from March 9, 2000 to the date of the special meeting and will also be available at the special meeting.


    YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE MERGER AND APPROVE AND ADOPT THE MERGER AGREEMENT, BOTH OF WHICH ARE DESCRIBED IN DETAIL IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

                                        By order of the Board of Directors
                                        Richard D. Mondre
                                        Secretary


March 7, 2000


    THE FORM OF PROXY IS ENCLOSED. TO BE SURE THAT YOUR SHARES WILL BE VOTED AT THE SPECIAL MEETING, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. SENDING A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE SPECIAL MEETING.

    PLEASE DO NOT SEND YOUR COMMON STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR CERTIFICATES.

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
Questions and Answers About the Merger......................      1
Summary.....................................................      2
  General...................................................      2
  The Special Meeting.......................................      3
  The Merger................................................      3
  The Companies.............................................      5
  Comparative Per Share Information.........................      7
  Selected Consolidated Historical Financial Data...........      8
    USAi....................................................      8
    PRC.....................................................     10
  Selected Unaudited Pro Forma Combined Condensed Financial
  Data of USAi..............................................     11
Market Price and Dividend Information.......................     12
  USAi......................................................     12
  PRC.......................................................     12
  Recent Share Prices.......................................     12
  Dividend Information......................................     13
  Number of Shareholders....................................     13
Risk Factors................................................     14
  Risks Related to the Merger...............................     14
    The exchange ratio for USAi common stock to be received
    in the merger is fixed and can only be adjusted in very
    limited circumstances...................................     14
    The integration of USAi and PRC following the merger
    will present significant challenges.....................     14
    The price of USAi common stock may be affected by
    factors different from those affecting the price of PRC
    common stock............................................     15
  Risks Related to USAi.....................................     15
    The loss of Mr. Diller may cause USAi to divest its
    television broadcast licenses or cause Universal and
    Liberty to control USAi.................................     15
    Mr. Diller has the right to control most matters which
    are submitted to a vote of USAi's shareholders..........     15
    Competition.............................................     16
The Special Meeting.........................................     17
  Date, Place and Time......................................     17
  Purpose of the Special Meeting............................     17
  Record Date; Stock Entitled to Vote; Quorum...............     17
  Vote Required.............................................     17
  Share Ownership of Senior Management......................     17
  Voting of Proxies.........................................     18
  Revocation of Proxy.......................................     18
  Expenses of Solicitation..................................     18
  Miscellaneous.............................................     18
The Companies...............................................     19
  USAi......................................................     19
  PRC.......................................................     19
The Merger..................................................     20

                                                                PAGE
                                                              --------
  Background to the Merger..................................     20
  Board of Directors Recommendation.........................     22
  Opinion of PRC's Financial Advisor........................     25
  Interests of PRC Directors, Officers and Affiliates in the
  Merger....................................................     29
  Accounting Treatment......................................     33
  Form of the Merger........................................     34
  Merger Consideration......................................     34
  Conversion of Shares; Procedures for Exchange of
  Certificates; Fractional Shares...........................     34
  Effective Time of the Merger..............................     35
  Nasdaq Listing of USAi Common Stock.......................     35
  Delisting and Deregistration of PRC Common Stock..........     35
  Material United States Federal Income Tax Consequences of
  the Merger................................................     35
  Regulatory Matters........................................     37
  No Appraisal Rights.......................................     37
  Continuation of PRC Employee Benefits.....................     37
  Effect On Awards Outstanding Under PRC Stock Plans........     38
  Resale of USAi Common Stock...............................     38
The Merger Agreement, Stockholders Agreement and
Registration Rights Agreement...............................     39
  The Merger Agreement......................................     39
  The Stockholders Agreement................................     45
  The Registration Rights Agreement.........................     46
Financial Projections.......................................     47
Unaudited Pro Forma Condensed Combined Financial
Statements..................................................     49
Description of USAi Capital Stock...........................     53
  Common Stock and Class B Common Stock.....................     53
  Preferred Stock...........................................     54
Comparison of Rights of Common Shareholders of USAi and
PRC.........................................................     55
  Authorized Capital........................................     55
  Voting Power of Common Stock..............................     55
  Board of Directors........................................     55
  Removal of Directors......................................     56
  Filling Vacancies on the Board of Directors...............     56
  Interested Directors......................................     56
  Action by Written Consent.................................     57
  Amendment of Certificate of Incorporation and Articles of
  Incorporation.............................................     57
  Amendment of Bylaws.......................................     58
  Shareholder Action........................................     58
  Notice of Certain Shareholder Actions.....................     58
  Special Meetings..........................................     59
  Standard of Conduct for Directors.........................     59
  Indemnification of Directors and Officers.................     60
  Limitation of Liability...................................     60
  Dividends.................................................     61
  Conversion Rights.........................................     61
  Vote on Certain Fundamental Issues........................     61
  Business Combination Restrictions.........................     62

                                                                PAGE
                                                              --------
  Cumulative Voting.........................................     64
  Dissenters' or Appraisal Rights...........................     64
Legal Matters...............................................     66
Experts.....................................................     66
Shareholder Proposals for 2000 Annual Meeting...............     66
Other Matters...............................................     66
Where You Can Find More Information.........................     67
Special Note Regarding Forward-Looking Statements...........     69

Annex I   Agreement and Plan of Merger
Annex II   Stockholders Agreement
Annex III   Registration Rights Agreement
Annex IV  Opinion of Goldman, Sachs & Co.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHY ARE USAI AND PRC PROPOSING TO MERGE?

A: We believe that the combination of PRC with USAi's existing teleservices operations will facilitate USAi's ability to provide a comprehensive package of e-commerce and teleservices solutions to third parties and accelerate its role as a leader in third party business-to-business commerce.

Q: WHAT DO I NEED TO DO NOW?


A: After carefully reading and considering the information contained in this proxy statement/prospectus, please complete and sign your proxy and return it in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meeting. If you sign and send in your proxy and do not indicate how you want to vote, we will count your proxy as a vote in favor of the merger. An abstention will have the same effect as a vote against the proposal. The special meeting will take place on Wednesday, April 5, 2000. You may attend the special meeting and vote your shares in person, rather than signing and mailing your proxy.


Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to the secretary of PRC at the address set forth below. Third, you can attend the special meeting and vote in person.

Q: IF MY PRC SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE
    MY SHARES FOR ME?

A: Your broker will vote your PRC shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted, which will have the same effect as a vote against the proposal.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, you will receive written instructions for exchanging your stock certificates. Please do not send in your stock certificates with your proxy.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working to complete the merger as quickly as possible. We expect to complete the merger during the second calendar quarter of 2000.

Q: WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any questions about the merger or if you need additional copies of this proxy statement/prospectus or the enclosed proxy, you should contact:


        Precision Response Corporation
        Attention: Investor Relations
        8151 Peters Road
        Suite 4000
        Plantation, Florida 33324
        (954) 693-3991

                                    SUMMARY


    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT/PROSPECTUS AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD CAREFULLY READ THIS ENTIRE PROXY STATEMENT/PROSPECTUS AND THE OTHER DOCUMENTS TO WHICH WE HAVE REFERRED YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 67. WE HAVE INCLUDED PAGE REFERENCES PARENTHETICALLY TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION OF THE TOPICS PRESENTED IN THIS SUMMARY. UNLESS OTHERWISE INDICATED OR UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS GIVES EFFECT TO A STOCK SPLIT IN THE FORM OF A STOCK DIVIDEND OF ONE SHARE OF USAI COMMON STOCK FOR EACH OUTSTANDING SHARE OF USAI COMMON STOCK, EFFECTED ON FEBRUARY 24, 2000 AS TO USAI'S SHAREHOLDERS OF RECORD AS OF FEBRUARY 10, 2000. THE FEBRUARY STOCK SPLIT IN THE FORM OF A STOCK DIVIDEND IS REFERRED TO THROUGHOUT THIS PROXY STATEMENT/PROSPECTUS AS THE STOCK SPLIT.


GENERAL


           WHAT PRC SHAREHOLDERS WILL RECEIVE IN THE MERGER (PAGE 34)


    In the merger, holders of PRC common stock will receive 1.08 shares of USAi common stock, referred to as the exchange ratio, for each share of PRC common stock that they own unless the value of 1.08 shares of USAi common stock falls below $20 based on the volume-weighted average sales price per share of USAi common stock, in which case, PRC will have a walk away right, subject to USAi's top-up right, each described below. IF PRC DOES NOT EXERCISE ITS WALK AWAY RIGHT, SHAREHOLDERS COULD RECEIVE LESS THAN $20 WORTH OF USAI COMMON STOCK PER PRC SHARE BASED ON USAI'S STOCK PRICE AT THE TIME. Shareholders will receive cash for any fractional shares which they would otherwise receive in the merger.


                     WALK AWAY RIGHT/TOP-UP RIGHT (PAGE 33)


    If the value of 1.08 shares of USAi common stock drops below $20, PRC may, but is not required to, send USAi notice of its intent to terminate the merger agreement unless USAi agrees to increase the exchange ratio. If PRC elects to terminate the merger agreement under these circumstances, USAi may, at its sole option, increase the exchange ratio so that PRC shareholders receive $20 worth of USAi common stock for each share of PRC common stock. If USAi increases the exchange ratio, the merger agreement will not terminate. For these purposes, the value of USAi common stock is based on the volume-weighted average sales price per share of USAi common stock, as reported on The Nasdaq National Market on the twenty consecutive trading days ending on the second full trading day prior to the special meeting. USAI DOES NOT HAVE ANY OBLIGATION TO INCREASE THE EXCHANGE RATIO, AND CAN ALLOW THE MERGER AGREEMENT TO TERMINATE IN ACCORDANCE WITH PRC'S TERMINATION NOTICE RATHER THAN INCREASE THE EXCHANGE RATIO.


              OWNERSHIP OF USAI FOLLOWING THE MERGER (PAGES 30-31)



    Based on the number of outstanding shares of PRC common stock on the record date, we anticipate that PRC shareholders will receive approximately 23,738,866 shares of USAi common stock in the merger. Based on that number and on the number of outstanding shares of USAi common stock on the record date, following the merger, former PRC shareholders will own approximately 7.9% of the outstanding shares of USAi common stock and will have the ability to exercise approximately 0.3% of the total voting power of USAi.



                   MATERIAL UNITED STATES FEDERAL INCOME TAX
                      CONSEQUENCES OF THE MERGER (PAGE 35)


    The merger will qualify as a reorganization within the meaning of the Internal Revenue Code of 1986. Holders of PRC common stock will not recognize gain or loss for United States federal income tax purposes as a result of the exchange of their PRC common stock for USAi common stock in the merger, except for cash received instead of fractional shares of USAi common stock.

    Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisors for a full understanding of the tax consequences of the merger to you.


                       BOARD OF DIRECTORS RECOMMENDATION
                           TO SHAREHOLDERS (PAGE 22)


    The PRC board of directors believes that the terms of the merger and the merger agreement are advisable and fair to and in the best interests of PRC and its shareholders and recommends that the shareholders vote "FOR" approval and adoption of the merger agreement and approval of the merger.


    To review the background and reasons for the merger in greater detail, as well as certain risks related to the merger, see pages 20 and 14-16.



                     FAIRNESS OPINION OF FINANCIAL ADVISOR
                                   (PAGE 25)


    In deciding to approve the merger, the PRC board of directors considered the opinion, as of the date of the merger agreement, of its financial advisor, Goldman Sachs, & Co., as to the fairness of the exchange ratio from a financial point of view to PRC shareholders. This opinion is attached as Annex IV to this proxy statement/ prospectus. WE ENCOURAGE SHAREHOLDERS TO READ THIS OPINION CAREFULLY.


                    INTERESTS OF PRC DIRECTORS, OFFICERS AND
                       AFFILIATES IN THE MERGER (PAGE 29)


    In considering the recommendations of the PRC board of directors with respect to the merger agreement, shareholders should be aware that certain executive officers, directors and affiliates have interests in the merger that may be different from, or in addition to, the interests of other shareholders of PRC generally. In particular, the merger will constitute a change in control, causing the acceleration of the vesting of certain stock options and altering the terms of certain severance payments.


    For more information on these interests, see pages 29 to 32.



THE SPECIAL MEETING (PAGE 17)



    The special meeting of PRC shareholders will be held at Weston Hills Country Club, 2600 Country Club Way, Weston, Florida 33332, at 9:00 a.m., local time, on Wednesday, April 5, 2000. At the special meeting, shareholders will be asked to approve and adopt the merger agreement.



                      RECORD DATE; VOTING POWER (PAGE 17)



    PRC shareholders are entitled to vote at the special meeting if they owned shares as of the close of business on Friday, March 3, 2000, the record date. On the record date, there were approximately 21,980,431 shares of PRC common stock entitled to vote at the special meeting. Shareholders will have one vote at the special meeting for each share of PRC common stock that they owned on the record date.



                            VOTE REQUIRED (PAGE 17)



    The affirmative vote of a majority of PRC shares outstanding on the record date is required to approve and adopt the merger agreement. Mark J. Gordon individually and Mark J. Gordon, David L. Epstein and Richard D. Mondre through their respective affiliates, who collectively beneficially own approximately 53.9% of PRC's common stock, and who are together referred to throughout this proxy statement/prospectus as the principal PRC shareholders, have agreed to vote all of their shares of PRC common stock in favor of the merger.



THE MERGER (PAGE 20)


    The merger agreement is attached as Annex I to this proxy statement/prospectus. We encourage you to read the merger agreement. It is the principal document governing the merger.


                       CONDITIONS TO THE MERGER (PAGE 39)


    USAi and PRC will complete the merger only if they satisfy or, in some cases, waive several conditions, including the following:

    - holders of a majority of the outstanding shares of PRC common stock must approve and adopt the merger agreement

    - the waiting period required under the Hart-Scott-Rodino Act must expire or be terminated

    - no legal restraints or prohibitions may exist which prevent the completion of the merger, prohibit or limit or seek to prohibit or limit the ownership or operation of any material portion of PRC or USAi, or are reasonably likely to have a material adverse effect on USAi or PRC

    - USAi common stock issuable to PRC shareholders must have been approved for listing on The Nasdaq National Market

    - USAi's registration statement on Form S-4, registering the USAi common stock issuable to PRC shareholders, must have become effective and must not be the subject of any Securities and Exchange Commission stop order

    - Skadden, Arps, Slate, Meagher & Flom must deliver an opinion to PRC stating that the merger will qualify for United States federal income tax purposes as a reorganization within the meaning of the Internal Revenue Code of 1986

    - USAi and PRC must satisfy the representations and warranties contained in the merger agreement except where the failure to do so would not have a material adverse effect, and must satisfy the merger agreement covenants in all material respects.


                      TERMINATION OF THE MERGER AGREEMENT
                                   (PAGE 41)


    1. USAi and PRC can jointly agree to terminate the merger agreement at any time without completing the merger

    2. USAi or PRC can terminate the merger agreement if:

    - USAi and PRC do not complete the merger by September 30, 2000, except that if either USAi or PRC has intentionally breached the merger agreement and the breach has caused the merger not to occur because PRC did not hold the special meeting by such date, then the breaching party may not exercise the right to terminate

    - the holders of a majority of the outstanding shares of PRC common stock do not approve and adopt the merger agreement

    - a governmental authority or other legal action that makes the consummation of the merger illegal or permanently prohibits the completion of the merger

    - the other party breached any of its representations, warranties or covenants under the merger agreement resulting in a material adverse effect on such party or breached in any material respect any obligations under the merger agreement and has not cured the breach within 20 days after written notice.


    3. Until February 27, 2000, PRC could have terminated the merger agreement if the PRC board of directors had received an unsolicited proposal by a third party to acquire PRC on terms determined by the PRC board of directors to be more favorable to PRC shareholders than the terms of the merger with USAi and PRC had paid USAi the termination fee described below.



    4. USAi can terminate the merger agreement if the PRC directors do not recommend that shareholders vote for the merger agreement or if they withdraw or modify their recommendation that shareholders vote in favor of the merger, if the PRC directors recommend that shareholders vote for any other transaction rather than the merger or if any of the principal PRC shareholders breach the shareholders agreement. USAi can also terminate the merger agreement if a third party acquires 30% or more of PRC's outstanding common stock before the merger.

                           TERMINATION FEE (PAGE 42)


    PRC must pay USAi a termination fee of $23 million if:


    - PRC had terminated the merger agreement for the reason described in paragraph 3 above under "--Termination of the Merger Agreement."


    - USAi terminates the merger agreement for the reason described in paragraph 4 above under "--Termination of the Merger Agreement."


                        SHAREHOLDERS AGREEMENT (PAGE 45)


    To induce USAi to enter into the merger agreement, the principal PRC shareholders entered into a shareholders agreement with USAi. The PRC principal shareholders agreed to vote all of their shares of PRC common stock in favor of the merger and the merger agreement, against any action or agreement that would result in a breach of the merger agreement and against any other extraordinary corporate transaction. The stockholders agreement is attached as Annex II to this proxy statement/prospectus.


                    REGISTRATION RIGHTS AGREEMENT (PAGE 46)


    USAi has agreed to file and keep effective a registration statement on Form S-3 to register the shares of USAi common stock issued to the PRC principal shareholders. The PRC principal shareholders will only be able to use the S-3 to effect block trades at prevailing market prices. The PRC principal shareholders have agreed to be bound by specified daily volume limitations on their sales of USAi common stock that are not effected through block trades at prevailing market prices. The registration rights agreement is attached as Annex III to this proxy statement/ prospectus.


                          REGULATORY MATTERS (PAGE 37)



    United States antitrust laws prohibit USAi and PRC from completing the merger until after they have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has ended. USAi and PRC each filed the required notification and report forms with the Antitrust Division and the Federal Trade Commission on February 2, 2000. The Antitrust Division and the FTC granted early termination of the waiting period on February 15, 2000.



                         ACCOUNTING TREATMENT (PAGE 33)


    The merger will be accounted for using the purchase method of accounting.


                                 EXPENSES (PAGE 43)


    Each of USAi and PRC will bear all expenses it incurs in connection with the merger, except that USAi and PRC will share equally the costs of filing with the Securities and Exchange Commission the registration statement of which this proxy statement/prospectus is a part, printing and mailing this proxy statement/prospectus and the filing fees incurred in connection with obtaining regulatory approval for the merger in the United States.


THE COMPANIES (PAGE 19)



   PRECISION RESPONSE CORPORATION
    8151 Peters Road
    Suite 4000
    Plantation, Florida 33324
    (954) 693-3700


    PRC is a leader in outsourced customer care, providing a fully integrated mix of traditional call center and e-commerce customer care technologies and services. The prcnetcare.com subsidiary integrates interactive communications capabilities, such as telephone, e-mail and online chat/IP telephony, to better support e-commerce and customer relationship management. It provides real-time live customer support over the Internet via the "click-to-talk", "click-to-e-mail", and "click-to-chat" functions. PRC partners with large corporations and high-growth Internet-focused companies, including American Express, priceline.com's WebHouse Club, AT&T, British Airways, and DIRECTV, to help them better develop pre-sales and post-sales customer relationships.

    USA NETWORKS, INC.
    152 West 57th Street
    New York, New York 10019
    (212) 314-7300


    USAi is a diversified media and electronic commerce company with assets that include the following: USA Network; Sci Fi Channel; Studios USA, USA Films; USA Broadcasting; Home Shopping Network; Ticketmaster; USA Electronic Commerce and Services and USA Networks Interactive, which includes the Hotel Reservations Network (NASDAQ: ROOM), SCIFI.com, USAnetwork.com and the Internet Shopping Network, whose primary services are FirstAuction.com and FirstJewelry.com. The company also owns a controlling interest in Ticketmaster
Online-CitySearch, Inc., (NASDAQ: TMCS), referred to as TMCS, a leading internet provider of local content and online transactions.



                           NO APPRAISAL RIGHTS (PAGE 37)


    Under Florida law, you do not have any right to an appraisal of the value of your PRC common stock in connection with the merger.


                MARKET PRICE AND DIVIDEND INFORMATION (PAGE 12)


    Shares of USAi and PRC common stock are quoted on The Nasdaq National Market. The following table presents:

    - the last reported sale price of one share of USAi common stock and one share of PRC common stock, as reported, in each case, on The Nasdaq National Market and

    - the market value of one share of PRC common stock on an equivalent per share basis,


in each case as if the merger had been completed on January 11, 2000, the last full trading day prior to the public announcement of the proposed merger, and on March 2, 2000, the last day for which such information could be practicably calculated prior to the date of this proxy statement/prospectus. The equivalent price per share data for PRC common stock has been determined by multiplying the last reported sale price of one share of USAi common stock on each of these dates by the exchange ratio of 1.08. The January 11 USAi stock price has been adjusted to give retroactive effect to the stock split.



                                                              USAI        PRC      EQUIVALENT PRICE
                                                             COMMON      COMMON    OF SHARE OF PRC
DATE                                                          STOCK      STOCK       COMMON STOCK
----                                                        ---------   --------   ----------------
January 11, 2000..........................................  $26.03125   $21.75        $28.11375
March 2, 2000.............................................  $21.125     $22.375       $22.815

                       COMPARATIVE PER SHARE INFORMATION


    Shareholders should read the information in this section along with USAi's historical consolidated financial statements and PRC's historical consolidated financial statements and accompanying notes included in the documents described under "Where You Can Find More Information" on page 67. In the table below, we provide you with certain historical and pro forma per share financial information as of and for the year ended December 31, 1999. The USAi pro forma combined amounts were calculated based on the purchase method of accounting and a preliminary allocation of the purchase price.



                                                              USAI                        PRC
                                                    ------------------------   --------------------------
                                                                                             EQUIVALENT
                                                     ACTUAL    PRO FORMA (1)   HISTORICAL   PRO FORMA (2)
                                                    --------   -------------   ----------   -------------
Book value per share
Common stock and class B common stock
  December 31, 1999...............................   $ 8.22        $ 9.64        $ 4.14        $ 10.41

Basic earnings (loss) per share
  For the year ended December 31, 1999............    (0.08)        (0.12)         0.38          (0.13)

Diluted earnings (loss) per share
  For the year ended December 31, 1999............    (0.08)        (0.12)         0.37          (0.13)


------------------------


(1) Pro forma information gives effect to the acquisition by USAi of PRC as well as acquisitions made by USAi in 1999.


(2) The equivalent pro forma per share data for PRC is computed by multiplying USAi's pro forma per share information by the exchange ratio of 1.08.

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA


    The information in this section should be read along with USAi's and PRC's consolidated financial statements and accompanying notes on Form 10-K incorporated by reference in this proxy statement/ prospectus. See "Where You Can Find More Information" on page 67.


USAI


    The following table presents selected historical financial data of USAi for
(1) the year ended August 31, 1995, (2) the four month period ended
December 31, 1995 and (3) each of the years in the four year period ended December 31, 1999. This data was derived from USAi's audited consolidated financial statements and reflects the operations and financial position of USAi at the dates and for the periods indicated.



    EBITDA is defined as net income plus (1) provision for income taxes,
(2) interest expense, (3) depreciation and amortization, including amortization of cable distribution fees, and (4) minority interest. EBITDA is presented because we believe it is a widely accepted indicator of our ability to service debt as well as a valuation methodology for companies in the media, entertainment and communications industries. EBITDA should not be considered in isolation or as a substitute for measures of financial performance or liquidity prepared in accordance with generally accepted accounting principles. EBITDA may not be comparable to calculations of similarly titled measures presented by other companies.



                                                                  FOUR
                                                YEAR ENDED       MONTHS                           YEARS ENDED
                                                AUGUST 31,        ENDED                          DECEMBER 31,
                                                -----------   DECEMBER 31,    ---------------------------------------------------
                                                   1995           1995         1996(1)      1997(2)       1998(3)       1999(4)
                                                -----------   -------------   ----------   ----------   -----------   -----------
STATEMENTS OF OPERATIONS DATA:                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues..................................   $ 47,918       $ 15,980      $   75,172   $1,261,749   $ 2,634,136   $3,235,761
Operating profit (loss).......................      8,236           (680)          3,612       94,519       218,216      213,020
Net earnings (loss)(5)........................        115         (2,882)         (6,539)      13,061        76,874      (27,631)
Basic earnings (loss) per common share(6):
Net earnings (loss)...........................        .00           (.08)           (.15)         .06           .27         (.08)
Diluted earnings (loss) per common share(6):
Net earnings (loss)...........................        .00           (.08)           (.15)         .06           .21         (.08)

BALANCE SHEET DATA (END OF PERIOD):
Working capital (deficit).....................   $  6,042       $  7,553      $  (24,444)  $   60,941   $   443,408   $  356,702
Total assets..................................    142,917        136,670       2,116,232    2,670,796     8,316,190    9,253,152
Long-term obligations, net of current
  maturities..................................     97,937         95,980         271,430      448,346       775,683      574,979
Minority interest.............................         --             --         356,136      372,223     3,633,597    4,492,066
Stockholders' equity..........................      9,278          7,471       1,158,749    1,447,354     2,571,405    2,769,729
OTHER DATA:
Net cash provided by (used in):
Operating activities..........................   $ 17,442       $  2,582      $   11,968   $   47,673   $   226,756   $  366,467
Investing activities..........................     (1,696)           249          (2,622)     (82,293)   (1,193,589)    (443,409)
Financing activities..........................     (5,576)        (5,901)         14,120      108,050     1,297,654       55,948
Effect of exchange rate changes...............         --             --              --           --        (1,501)        (123)
EBITDA........................................     22,910          4,021          19,098      191,543       464,363      572,817


------------------------------


(1) The consolidated statement of operations data include the operations of Savoy Pictures Entertainment, Inc. and Home Shopping Network, Inc. since their acquisition by USAi on December 19, 1996 and December 20, 1996, respectively. Prior to USAi's acquisition of USA Networks, referred to as Networks, which consisted of USA Network and Sci-Fi Channel cable television networks, and the domestic television production and distribution business of Universal Studios, Inc., referred to as Studios USA, the assets of Home Shopping Network, Inc. consisted principally of our retail sales programs, Home Shopping Network and America's Store.


(2) The consolidated statement of operations data include the operations of Ticketmaster since the acquisition by USAi of its controlling interest in Ticketmaster on July 17, 1997.

(3) The consolidated statement of operations data include the operations of Networks and Studios USA since their acquisition by USAi from Universal on February 12, 1998 and CitySearch since its acquisition by USAi on September 28, 1998.


(4) The consolidated statements of operations data include the operations of Hotel Reservation Network, referred to as Hotel Reservations, since its acquisition by USAi on May 10, 1999 and the operations of October Films and the domestic film distribution and development business of Universal which was previously operated by Polygram Filmed Entertainment, referred to as USA Films, since their acquisition by USAi on May 28, 1999.



(5) Net earnings for the year ended December 31, 1998 include a pre-tax gain of $74.9 million related to USAi's sale of its Baltimore television station during the first quarter of 1998 and a pre-tax gain of $109.0 million related to the CitySearch transaction during the fourth quarter of 1998. Net earnings for the year ended December 31, 1999 includes a pre-tax gain of $89.7 million related to the sale of securities.



(6) Earnings (loss) per common share data and shares outstanding retroactively reflect the impact of two-for-one common stock and Class B common stock splits, one of which was paid on February 24, 2000 and one of which was paid on March 26, 1998.

PRC


    The following table represents selected historical data for PRC as of and for each of the years in the five year period ended December 31, 1999.



                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                              ----------------------------------------------------
                                                1995       1996       1997       1998       1999
                                              --------   --------   --------   --------   --------
STATEMENT OF OPERATIONS DATA:
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE
DATA)
Revenues....................................  $30,204    $97,637    $143,584   $175,173   $215,920
  Operating expenses
    Cost of services........................  $21,212    $71,345    $128,177   $153,638   $177,668
    Selling, general and administrative
      expenses..............................  $ 7,164    $14,727    $ 25,874   $ 23,290   $ 23,249
    Restructuring and asset impairment
      charges...............................       --         --    $ 11,591   $ 13,583         --
      Total operating expenses..............  $28,376    $86,072    $165,642   $190,511   $200,917
      Operating income (loss)...............  $ 1,828    $11,565    $(22,058)  $(15,338)  $ 15,003

  Net income (loss) (1).....................  $ 1,456    $ 7,850    $(13,066)  $(10,189)  $  8,291

Proforma data (unaudited) (1):
  Income before proforma income taxes.......  $ 1,456    $10,877          --         --         --
  Proforma provision for income taxes
    relating to S corporation...............  $   619    $ 4,358          --         --         --
  Proforma net income.......................  $   837    $ 6,519          --         --         --

Earnings (Loss) per common share:
    Basic...................................       --         --    $  (0.61)  $  (0.47)  $   0.38
    Diluted.................................       --         --    $  (0.61)  $  (0.47)  $   0.37

Proforma Earnings per common share (1):
    Basic...................................  $  0.05    $  0.36          --         --         --
    Diluted.................................  $  0.05    $  0.36          --         --         --



                                                                   AS OF DECEMBER 31,
                                                  ----------------------------------------------------
                                                    1995       1996       1997       1998       1999
                                                  --------   --------   --------   --------   --------
BALANCE SHEET DATA:
(DOLLARS IN THOUSANDS)
Total assets....................................  $12,713    $88,415    $127,413   $133,446   $149,363
Total long-term debt, net of current portion....  $ 3,924    $ 4,190    $  3,493   $ 16,916   $ 23,425
Shareholders' equity............................  $ 2,816    $52,950    $ 89,440   $ 79,359   $ 90,283


------------------------


(1) Prior to PRC's initial public offering on July 16, 1996, PRC was an S corporation and not subject to Federal and state corporate income taxes. On July 16, 1996, PRC revoked its S election and changed its tax status from an S corporation to a C corporation, recorded deferred income taxes totaling $90,000 and began providing for Federal and state corporate income taxes from and including that date. The summary of operations data reflects a proforma provision for income taxes as if PRC was subject to Federal and state corporate income taxes for all years. This proforma provision for income taxes was computed using a combined Federal and state tax rate of 37.6%.

     SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA OF USAI
                     (in thousands, except per share data)


    The following table presents selected unaudited pro forma combined condensed financial data of USAi which has been prepared to give effect to the acquisition by USAi of PRC as well as other transactions completed by USAi in 1999. The pro forma combined condensed balance sheet data as of December 31, 1999 gives effect to the acquisition of PRC as if it had occurred on December 31, 1999. The pro forma combined condensed statement of operations for the year ended
December 31, 1999 gives effect to the acquisition of PRC and the completion of other transactions by USAi, as if such transactions had occurred as of January 1, 1999. Pro forma earnings per share data is presented based on USAi's historical shares plus the shares to be issued to PRC in this transaction. For further information on the unaudited pro forma combined condensed financial data, see pages 49 through 52 of this proxy statement/prospectus.



    The unaudited pro forma combined condensed financial data is presented for illustrative purposes only. It is not necessarily indicative of the results of operations or financial position which actually would have been reported had these transactions occurred as of December 31, 1999 or as of January 1, 1999, nor are they necessarily indicative of USAi's future financial results of operations. The information in this table should be read in conjunction with the financial statements and accompanying notes and other financial data pertaining to USAi and PRC included elsewhere or incorporated by reference in this proxy statement/prospectus.



                                                                    PRO FORMA
                                                              ----------------------
                                                                    YEAR ENDED
                                                                DECEMBER 31, 1999
                                                              ----------------------
                                                              (DOLLARS IN THOUSANDS,
                                                              EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Net revenues................................................       $ 3,506,669
Operating profit............................................           191,692
Net loss....................................................           (42,663)
Basic loss per common share.................................             (0.12)
Diluted loss per common share...............................             (0.12)

BALANCE SHEET DATA (END OF PERIOD):
Working capital.............................................       $   367,990
Total assets................................................        10,017,748
Long-term obligations, net of current maturities............           598,404
Minority interest...........................................         4,492,066
Stockholders' equity........................................         3,475,245

                     MARKET PRICE AND DIVIDEND INFORMATION


    USAi common stock and PRC common stock are quoted on The Nasdaq National Market under the trading symbols "USAi" and "PRRC," respectively. The following table sets forth, for the periods indicated, dividends and the high and low sales prices per share of USAi common stock and of PRC common stock reported on The Nasdaq National Market of the periods indicated, adjusted to reflect USAi's two-for-one stock splits paid on March 26, 1998 and February 24, 2000.


                                                                HIGH         LOW
                                                              ---------   ---------
USAI
FISCAL 1998
  First Quarter.............................................  $14.6563    $11.50
  Second Quarter............................................   13.8125     11.125
  Third Quarter.............................................   15.6875      9.625
  Fourth Quarter............................................   18.8125      6.90625
FISCAL 1999
  First Quarter.............................................  $22.34375   $15.5625
  Second Quarter............................................   21.5625     17.0625
  Third Quarter.............................................   24.3125     18.375
  Fourth Quarter............................................   28.4325     17.1875

PRC
FISCAL 1998
  First Quarter.............................................  $11.00      $ 7.625
  Second Quarter............................................    9.75        5.4375
  Third Quarter.............................................    8.5625      3.75
  Fourth Quarter............................................    8.875       4.25
FISCAL 1999
  First Quarter.............................................  $ 9.3125    $ 3.15625
  Second Quarter............................................    7.75        3.25
  Third Quarter.............................................   14.625       5.4375
  Fourth Quarter............................................   29.375      11.75

RECENT SHARE PRICES


    The following table sets forth the last sale prices per share of USAi common stock, adjusted to reflect the stock split, and PRC common stock on The Nasdaq National Market on (1) January 11, 2000, the last full trading date prior to the public announcement of the merger, and (2) March 2, 2000, the latest practicable trading day before the printing of this proxy statement/prospectus. The
January 11, 2000 USAi stock price has been adjusted to give retroactive effect to the stock split. The equivalent PRC per share price as of any given date, including the dates indicated, is determined by multiplying the price of one of share of USAi common stock as of such date by 1.08, the exchange ratio, and represents what the market value of one share of PRC's common stock would have been if the merger had been consummated on or prior to such day.



                                                          USAI           PRC        EQUIVALENT PRC
                                                      COMMON STOCK   COMMON STOCK   PER SHARE PRICE
                                                      ------------   ------------   ---------------
January 11, 2000....................................   $ 26.03125      $ 21.75        28$.11375
March 2, 2000.......................................   $ 21.125        $ 22.375       22$.815


    No assurance can be given as to the market prices of USAi common stock or PRC common stock at any time before the closing of the merger or as to the market price of USAi common stock at any time thereafter. The exchange ratio is fixed and will not be adjusted to compensate PRC shareholders for decreases in the market price of USAi common stock which could occur before the merger becomes effective unless the volume-weighted average price of USAi common stock over a consecutive 20 trading day period drops below $18.52 per share, (2) PRC exercises its walk away right and (3) USAi exercises its top-up right. See "The Merger-Merger Consideration" for a more complete description of PRC's walk away right and USAi's top-up right. If the market price of USAi common stock decreases or increases prior to the effective time of the merger, the market value of USAi common stock to be received in the merger in exchange for PRC common stock will correspondingly decrease or increase. Shareholders of PRC are urged to obtain current market quotations of PRC common stock and USAi common stock.

DIVIDEND INFORMATION

    Neither USAi nor PRC has ever paid any cash dividends on their stock, and both anticipate that they will continue to retain any earnings for the foreseeable future for use in the operation of their respective businesses.

NUMBER OF SHAREHOLDERS


    As of March 3, 2000, there were 57 shareholders of record who held shares of PRC common stock.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION INCLUDED AND INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/ PROSPECTUS, PRC SHAREHOLDERS SHOULD CONSIDER CAREFULLY THE MATTERS DESCRIBED BELOW IN DETERMINING WHETHER TO APPROVE AND ADOPT THE MERGER AGREEMENT.

RISKS RELATED TO THE MERGER.

- THE EXCHANGE RATIO FOR USAI COMMON STOCK TO BE RECEIVED IN THE MERGER IS FIXED AND CAN ONLY BE ADJUSTED IN VERY LIMITED CIRCUMSTANCES. Under the merger agreement, each share of PRC common stock will be converted into the right to receive 1.08 shares of USAi common stock. This exchange ratio is a fixed number and, except in the limited circumstances described below, will not be adjusted in the event of any increase or decrease in the price of USAi common stock or PRC common stock. The prices of USAi common stock and PRC common stock at the closing of the merger may vary from their respective prices on the date of this proxy statement/prospectus and on the date of the special meeting. These prices may vary because of changes in the business, operations or prospects of USAi or PRC, market assessments of the likelihood that the merger will be completed, the timing of the completion of the merger, the prospects of post-merger operations, regulatory considerations, general market and economic conditions and other factors. Because the date that the merger is completed may be later than the date of the special meeting, the prices of USAi common stock and PRC common stock on the date of the special meeting may not be indicative of their respective prices on the date the merger is completed. We urge PRC shareholders to obtain current market quotations for USAi common stock and PRC common stock.

  The exchange ratio will only be adjusted if all of the following occur:

    - the volume-weighted average price of USAi common stock over the 20 consecutive trading day period ending on the second full trading day prior to the special meeting drops below $18.52 per share;

    - PRC exercises its walk away right that is triggered as a result of the decrease in the volume-weighted average price of USAi common stock; and

    - USAi exercises its top-up right to give PRC shareholders at least $20 worth of USAi common stock per PRC share.

  See "The Merger--Merger Consideration" for a more complete description of PRC's walk away right and USAi's top-up right.

  If PRC does not exercise its right to terminate the merger agreement upon a drop in the volume-weighted average price of USAi common stock to less than $18.52 per share, PRC shareholders could receive less than $20 worth of USAi common stock per PRC share. If PRC does exercise its termination right, and USAi does not exercise its top-up right, the merger agreement will terminate.

- THE INTEGRATION OF USAI AND PRC FOLLOWING THE MERGER WILL PRESENT SIGNIFICANT CHALLENGES. Upon consummation of the merger, the integration of the operations of PRC and of USAi's other recently acquired businesses and the consolidation of such operations into USAi will require the dedication of management resources, which will temporarily detract attention from the day-to-day businesses of the combined companies. The difficulties of assimilation may be increased by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. The process of combining the organizations may cause an interruption of, or a loss of momentum in, the activities of any or all of the companies' businesses, which could have an adverse effect on the revenues and operating results of the combined companies, at least in the near term. The failure to successfully integrate USAi and PRC, to retain key personnel and to successfully manage the challenges presented by the integration process may result in USAi and PRC not achieving the anticipated potential benefits of the merger.


- THE PRICE OF USAI COMMON STOCK MAY BE AFFECTED BY FACTORS DIFFERENT FROM THOSE AFFECTING THE PRICE OF PRC COMMON STOCK. Upon completion of the merger, holders of PRC common stock will become holders of USAi common stock. USAi's business differs from that of PRC, and USAi's results of operations, as well as the price of USAi common stock, may be affected by factors different from those affecting PRC's results of operations and the price of PRC common stock. For a discussion of USAi's and PRC's businesses and certain factors to consider in connection with such businesses, see USAi's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and PRC's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, which are incorporated by reference in this proxy statement/prospectus.


RISKS RELATED TO USAI

- THE LOSS OF MR. DILLER MAY CAUSE USAI TO DIVEST ITS TELEVISION BROADCAST LICENSES OR CAUSE UNIVERSAL AND LIBERTY TO CONTROL USAI. USAi is dependent upon the continued contributions of its senior corporate management, particularly Mr. Barry Diller, and certain key employees for its future success. Mr. Diller is the chairman of the board and chief executive officer of USAi. Mr. Diller does not have an employment agreement with USAi, although he has been granted options to purchase a substantial number of shares of USAi common stock. The vesting of the unvested portion of these options, which should occur over the next few years, is conditioned on Mr. Diller remaining at USAi.

  If Mr. Diller no longer serves in his positions at USAi, USAi's business could be substantially adversely affected. On February 12, 1998, pursuant to an investment agreement, dated as of October 19, 1997, as amended and restated as of December 18, 1997, among Universal, HSN, Inc. (now USAi), Home Shopping Network and Liberty Media Group, referred to as Liberty, USAi acquired from Universal Studios, Inc., referred to as Universal, USA Networks, a New York general partnership, consisting of cable television networks, USA Network and The Sci-Fi Channel, as well as Universal's domestic television production and distribution businesses. This transaction is referred to as the Universal transaction throughout this proxy statement/prospectus. The terms of the governance agreement, dated October 19, 1997, among USAi, Universal, Liberty, and Mr. Diller, entered into as part of the consummation of the Universal transaction, provide that if Mr. Diller no longer serves as chief executive officer of USAi or becomes disabled, then some restrictions on the conduct of Universal will be eliminated, and Universal's ability to increase its equity interest in USAi will be accelerated. FCC restrictions limit Universal's and Liberty's ability to exercise voting control over entities, such as USAi, that hold television broadcast licenses. If Mr. Diller is no longer chief executive office or becomes disabled, then Universal and Liberty may cause USAi to divest its television broadcast licenses or cause USAi to enter in arrangements relating to the control of USAi to allow Universal and Liberty to exercise control over USAi in compliance with applicable laws. See "Description of USAi's Capital Stock" for a more complete description of the governance agreement.

- MR. DILLER HAS THE RIGHT TO CONTROL MOST MATTERS WHICH ARE SUBMITTED TO A VOTE OF USAI'S SHAREHOLDERS. Mr. Diller has the right to control the outcome of most matters submitted to a vote or for the consent of USAi's shareholders through his ownership of the USAi Class B Common Stock which is entitled to ten votes per share and votes together with the USAi common stock on most matters. Each holder of USAi common stock is entitled to one vote for each share of USAi common stock held. The holders of the USAi common stock, acting together as a single class, have the right to elect 25% of the members of USAi's board of directors and to determine the outcome of matters which require a separate class vote under Delaware law.

  Under the governance agreement, USAi is not able to engage in fundamental changes without the consent of Mr. Diller, Universal and Liberty. If
  Mr. Diller and Universal agree to fundamental changes that Liberty does not agree to, Universal, upon the satisfaction of certain conditions, will be entitled to purchase Liberty's equity interest of USAi to enable USAi to engage in the transaction or take the proposed action.

- COMPETITION. The markets for USAi's products and services are intensely and increasingly competitive. Some competitors of USAi have greater financial, technical, marketing, sales and customer support resources than USAi. USAi must compete with other cable programmers, broadcast television stations, ticketing companies, retail merchandisers, discount retailers, catalogue retailers and Internet retailers. USAi competes with online services and web site operators as well as traditional media, such as television, radio, and print, for a share of advertisers' total advertising budget. Its business, financial condition and results of operations can be adversely affected by changes in the general retailing industry, the Internet retailing industry, the networks and television production industry, the broadcasting industry, the filmed entertainment industry, or the travel services industry. In addition, USAi expects that the environment of increased competition may place significant strain on the marketing, technological and financial resources of USAi. Many of USAi's competitors have substantially greater resources. There can be no assurance that USAi will compete successfully in the future.

                              THE SPECIAL MEETING

    PRC is furnishing this proxy statement/prospectus to its shareholders in connection with the solicitation of proxies by the PRC board of directors for use at the special meeting for its shareholders.

    THE PRC BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS FAIR AND ADVISABLE TO AND IN THE BEST INTERESTS OF PRC AND THE PRC SHAREHOLDERS AND UNANIMOUSLY APPROVES THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF PRC VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.


DATE, PLACE AND TIME



    The special meeting is scheduled to be held at 9:00 a.m., local time, on Wednesday, April 5, 2000, at Weston Hills Country Club, 2600 Country Club Way, Weston, Florida 33332.


PURPOSE OF THE SPECIAL MEETING

    The purpose of the special meeting is to consider and take action upon the merger agreement, dated January 12, 2000, by and among PRC, USAi and P Acquisition Corp., a wholly owned subsidiary of USAi, and such other matters as may be appropriate for consideration at the special meeting.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM


    Owners of record of shares of common stock of PRC at the close of business on March 3, 2000, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. PRC's common stock is the only class of voting securities of PRC. On the record date, approximately 21,980,431 shares of common stock were issued and outstanding and entitled to vote at the special meeting.


    Owners of record of PRC common stock on the record date are each entitled to one vote per share on the approval and adoption of the merger agreement and the approval of the merger.

    A quorum of PRC shareholders is necessary to have a valid meeting of shareholders. A majority of the shares of PRC common stock issued and outstanding and entitled to vote on the record date must be represented in person or by proxy at the special meeting in order for a quorum to be established. Abstentions and "non-votes" count as present for establishing a quorum. A broker "non-vote" occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given.

VOTE REQUIRED

    The affirmative vote of a majority of shares outstanding on the record date is required to approve and adopt the merger agreement and approve the merger. An abstention or a broker "non-vote" will have the same effect as a vote against the proposal.


    The principal PRC shareholders who beneficially own approximately 53.9% of PRC's common stock have agreed to vote all of their shares of PRC common stock in favor of the merger.


SHARE OWNERSHIP OF SENIOR MANAGEMENT


    At the close of business on the record date the principal PRC shareholders beneficially owned and were entitled to vote approximately 11,848,730 shares of PRC common stock, which shares represented approximately 53.9% of the shares of PRC common stock outstanding on that date. Under the terms of the stockholders agreement entered into with USAi, the principal PRC shareholders have agreed to vote the shares of PRC common stock owned by each of them in favor of the merger and the approval and adoption of the merger agreement. In addition, each of such shareholders has granted and appointed certain representatives of USAi a proxy to vote such shareholder's shares of PRC common stock at the special meeting or any adjournment thereof.


VOTING OF PROXIES

    PRC shareholders may vote their shares by attending the special meeting and voting their shares in person at the meeting, or by completing the enclosed proxy card, signing, dating and mailing it in the enclosed postage pre-paid envelope. If a proxy card is signed by a shareholder and returned without specific voting instructions, the shares represented by the proxy will be voted FOR the proposal presented at the special meeting.

    Abstentions may be specified with respect to the approval of any of the proposals by properly marking the abstain box on the proxy for the proposal.

    PRC shareholders whose shares are held in a "street name" (i.e., in the name of a broker, bank or other record holder) must either direct the record holder of their shares as how to vote their shares or obtain a proxy from the record holder to vote at the special meeting.

REVOCATION OF PROXY


    A PRC shareholder may revoke a proxy at any time prior to the time the proxy is to be voted at the special meeting by (i) delivering (including by telegram or facsimile) prior to the special meeting a written notice of revocation of proxy to Richard D. Mondre, Secretary, Precision Response Corporation,
8151 Peters Road, Suite 4000, Plantation, Florida 33324, (ii) delivering prior to the special meeting a duly executed proxy bearing a later date than the initial proxy, or (iii) attending the special meeting and voting in person. The presence of a shareholder at the special meeting will not in and of itself automatically revoke such shareholder's proxy. If not revoked, the proxy will be voted in accordance with the instructions indicated on the proxy, or if no instructions are indicated on a properly executed proxy, such proxy will be voted "FOR" the approval and adoption of the merger agreement.


EXPENSES OF SOLICITATION

    PRC and USAi will bear equally the costs of printing and mailing this proxy statement/prospectus. PRC will bear the costs of soliciting proxies from its shareholders. In addition to soliciting proxies by mail, directors, officers and employees of PRC, without receiving additional compensation therefor, may solicit proxies by telephone, by facsimile or in person. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, and PRC will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

MISCELLANEOUS

    It is not expected that any matter not referred to in this proxy statement/prospectus will be presented for action at the special meeting. If any other matters are properly brought before the special meeting, the persons named in the proxies will have discretion to vote on such matters according to their best judgment. The grant of a proxy will also confer discretionary authority on the persons named in the proxy as proxy appointees to vote in accordance with their best judgment on matters incidental to the conduct of the special meeting.

    HOLDERS OF PRC COMMON STOCK SHOULD NOT SEND THEIR STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS COMPLETED, A SEPARATE LETTER OF TRANSMITTAL WILL BE MAILED TO SHAREHOLDERS WHICH WILL ENABLE EACH OF THEM TO RECEIVE THE APPROPRIATE CONSIDERATION.

                                 THE COMPANIES

USAI


    USAi, through its subsidiaries, is a leading media and electronic commerce company. USAi's principal operating assets include USA Network, Sci-Fi Channel, Studios USA, Home Shopping Network, Ticketmaster, TMCS, Hotel Reservations Network, Internet Shopping Network, USA Films and USA Broadcasting.


USAi is organized along seven principal areas of business:


    - Networks and television production, which includes Networks and Studios USA. Networks operates USA Network and Sci-Fi Channel cable networks and Studios USA produces and distributes television programming.


    - Electronic retailing, which consists primarily of Home Shopping Network and America's Store, which are engaged in the electronic retailing business.

    - Ticketing operations, which consist primarily of Ticketmaster, the leading provider of automated ticketing services in the United States, and Ticketmaster Online, Ticketmaster's exclusive agent for online ticket sales.

    - Hotel reservations, which consists of Hotel Reservations Network, a leading consolidator of hotel rooms for resale in the consumer market in the United States.

    - Internet services, which includes USAi's online retailing networks business and CitySearch's online local city guide business.

    - Filmed entertainment, which consists primarily of USAi's domestic theatrical film distribution and production businesses.

    - Broadcasting, which owns and operates television stations.

PRC

    PRC is a leader in outsourced customer care, providing a fully integrated mix of traditional call center and e-commerce customer care technologies and services. The prcnetcare.com subsidiary integrates interactive communications capabilities, such as telephone, e-mail and online chat/IP telephony, to better support e-commerce and customer relationship management. It was the first service to provide real-time live customer support over the Internet via the "click-to-talk", "click-to-e-mail", and "click-to-chat" functions. PRC partners with large corporations and high-growth Internet-focused companies, including American Express, priceline.com's WebHouse Club, AT&T, British Airways, and DIRECTV, to help them better develop pre-sales and post-sales customer relationships.

                                   THE MERGER

    THE FOLLOWING DISCUSSION SUMMARIZES THE MATERIAL TERMS OF THE MERGER, THE MERGER AGREEMENT, THE STOCKHOLDERS AGREEMENT AND THE REGISTRATION RIGHT AGREEMENT. SHAREHOLDERS SHOULD READ CAREFULLY THE MERGER AGREEMENT, THE STOCKHOLDERS AGREEMENT AND THE REGISTRATION RIGHTS AGREEMENT WHICH ARE ATTACHED AS ANNEXES I, II AND III TO THIS PROXY STATEMENT/PROSPECTUS.

BACKGROUND TO THE MERGER

    During the period from July 1997 through the end of 1998, the teleservices industry, in general, and PRC, in particular, were faced with issues of over-capacity and commoditization of certain service offerings, particularly outbound service offerings, and increasing volatility in the sector's stock performance. In the beginning of 1999, PRC introduced, through its wholly owned subsidiary, prcnetcare.com, a new e-commerce solution for companies and consumers doing business over the Internet. PRC realized, however, that in order to continue its growth in the e-commerce area and in order to address the issues facing it and the industry in general, it needed to accelerate its overall growth and offer a broader variety of services, including more value-added services, to its new and existing clients. These changes would enable PRC to better compete with other service providers that do have such capacity and to diversify its customer base, lowering the risk that it faced from the concentration of its business among a small number of clients. In furtherance of these goals, PRC determined that it needed to either (1) grow its business, both internally and through acquisitions of strategically complimentary businesses, which PRC viewed as a difficult proposition due to capital constraints and the difficulty of using its stock to fund acquisitions, or (2) identify a strategic partner that could both provide PRC with the ability to accelerate its growth and provide capital necessary for such growth, enabling it to minimize the risks described above.

    In light of PRC's belief that it was undervalued in the public market, that it needed to accelerate its growth and that a strategic partner could offer other strategic business advantages, PRC determined to more formally explore various strategic alternatives. On September 10, 1999, the board of directors of PRC determined to retain Goldman Sachs to assist it in analyzing various strategic alternatives, including identifying potential acquirors, and, if an appropriate opportunity emerged, in discussing and negotiating a possible transaction. Accordingly, on September 16, 1999, Goldman Sachs was retained for this purpose. PRC common stock was trading at approximately $13.12 per PRC share at such time. In October 1999, PRC retained Skadden, Arps, Slate, Meagher & Flom LLP and Bilzin Sumberg Dunn Price and Axelrod LLP, to act as its legal counsel for any potential transaction.

    Following its retention, Goldman Sachs, on behalf of PRC, contacted approximately seventy-one parties that Goldman Sachs and PRC believed might have interest in effecting an acquisition of or business combination with PRC. PRC determined not to approach its primary competitors in this process because of a concern that such competitors would use the knowledge of the potential transaction as well as the confidential information obtained from PRC to PRC's competitive disadvantage and would encourage customer and employee defections from PRC. PRC also believed that its competitors could have difficulty either obtaining the financing required to complete a cash transaction or offering a security that had sufficient liquidity. Moreover, PRC believed that a business fit with another pureplay teleservices company would provide neither the diversification to reduce industry risk nor a particularly attractive business alternative. PRC held this belief for a number of reasons, including because of potential customer conflicts that could arise in connection with an acquisition by a competitor.

    Of the parties contacted, twenty-six expressed interest in a possible transaction. Each of these parties signed a confidentiality agreement and received a confidential information memorandum containing detailed business and financial information relating to PRC.

    Three of the parties that received the confidential information memorandum submitted preliminary proposals in early November 1999 to acquire PRC at prices ranging from $14 to $21 per share. The market price of PRC common stock during the week in which preliminary proposals were received was approximately $14.50. One of these parties was USAi.

    During the approximately four week period following the submission of the preliminary proposals, the three parties conducted detailed due diligence concerning PRC, including conducting meetings with the PRC management. PRC distributed to such parties a form of merger agreement and stockholders agreement to be entered into by the principal PRC shareholders (pursuant to which such shareholders would agree to vote in favor of the merger) and requested that the bidders submit any changes thereto with their final bids. The draft agreements distributed by PRC provided that the agreements would terminate if PRC thereafter determined to accept a superior proposal.

    During this period, a fourth potential bidder emerged and conducted due diligence concerning PRC. Such party submitted a preliminary proposal in early December 1999 at a range of $19 to $23 per share. The closing price of PRC common stock on the day such proposal was submitted was $21.25.

    USAi submitted a definitive proposal including a mark-up of the forms of merger and stockholders agreements on December 15, 1999. The USAi proposal provided for each share of PRC common stock to be exchanged for 0.5 shares (1.0 share giving effect to the stock split) of USAi common stock. Neither of the other bidders submitted a final proposal, although the fourth bidder continued to conduct due diligence.

    At its regularly scheduled December 16, 1999 meeting, the PRC board of directors reviewed with management, Goldman Sachs and its outside legal counsel, among other things:

    - the solicitation process;

    - the identities and nature of the parties contacted as well as those who submitted indications of interest;

    - the broad terms of the indications of interest received;

    - the timeline for continuing the process;

    - the condition of the financial markets;

    - certain financial parameters relating to PRC and other companies in its industry and to certain acquisition transactions; and

    - the alternative of PRC not pursuing any transaction at the current time, but, rather, remaining independent and attempting to accomplish its business strategy on its own.

    At the meeting, outside legal counsel also counseled the PRC board on its fiduciary duties in connection with the proposal received and the overall process. Goldman Sachs conducted a preliminary analysis of various financial matters as well as a preliminary discussion of the financial terms of USAi's proposal (including a discussion of USAi's capital stock). The PRC board of directors determined to continue discussions with USAi at such time and authorized Mark J. Gordon, David L. Epstein and Richard D. Mondre, to continue to act on behalf of the PRC board of directors in negotiations with USAi.

    Through the end of December 1999 and into early January 2000, USAi continued its due diligence and the parties negotiated the terms of a transaction. During the negotiations, USAi indicated a willingness to offer either an exchange ratio of 0.55 (1.10 giving effect to the stock split), capped at a high end of $65 ($32.50 giving effect to the stock split) per share of USAi common stock, which would have resulted in PRC shareholders receiving a maximum of $35.75 of USAi stock for each share of PRC common stock, or an exchange ratio of 0.54 (1.08 giving effect to the stock split) without any limitation on the value of the USAi shares to be received by PRC shareholders in the merger. During the negotiations, the principal PRC shareholders requested registration rights with respect to the shares of USAi common stock to be received in the merger in order to provide them with increased liquidity, and USAi requested a volume limitation on the number of shares of USAi common stock which may be sold by any such shareholder on any given day. The parties ultimately reached agreement on an exchange ratio of 0.54 (1.08 giving effect to the stock split), subject to increase if the volume-weighted average trading price of USAi common stock falls below $37.04 ($18.52 giving effect to the stock split) during a specified valuation period and USAi exercised its top-up right following PRC exercising its walk away right.

    During such period, the fourth bidder continued to conduct due diligence but failed to submit a final proposal despite being advised repeatedly that it was behind the other bidders in the process and could lose an opportunity to submit a final proposal if it did not take prompt action.

BOARD OF DIRECTORS RECOMMENDATION

    On January 11, 2000, the PRC board of directors met in Miami with its legal and financial advisors to consider the proposed USAi transaction as revised during negotiations. At the meeting, PRC's outside legal counsel reviewed the fiduciary duties of the PRC board of directors in considering the proposed transaction, and then made a detailed presentation to the PRC board of directors regarding the terms of the merger agreement and related documents, including a summary of the representations, warranties, covenants, conditions, termination events and termination consequences, as well as the structure of the proposed transaction. Goldman Sachs then presented its financial analyses with respect to the proposed merger consideration and delivered its oral opinion, subsequently confirmed in writing, as to the fairness, from a financial point of view, of the exchange ratio to the holders of PRC common stock.

    The PRC board of directors, after consideration of the presentations by PRC's legal and financial advisors, and the other matters discussed at the board meeting, unanimously approved the merger agreement and the transactions contemplated by that agreement. The parties executed the merger agreement and related agreements in the early morning hours of January 12, 2000, and publicly announced the transaction before the opening of trading on that day.

    At its meeting on January 11, 2000, the PRC board of directors unanimously:

    - determined that the merger agreement and the merger are advisable and fair to, and in the best interests of, PRC and its shareholders;

    - directed that the proposed transaction be submitted for consideration by the PRC shareholders; and

    - recommended that the PRC shareholders vote FOR approval and adoption of the merger agreement and approval of the merger.

    In the course of reaching its decision to approve the merger agreement, the PRC board of directors consulted with PRC's management, as well as its outside legal counsel and its financial advisors, and considered the following material factors:

        (1) information concerning the financial performance and condition, results of operations, asset quality, prospects and businesses of each of PRC and USAi as separate entities and on a combined basis, including the revenues of the companies and their relative businesses;

        (2) the volatility of PRC's stock price, including the fact that the price was as low as $3.16 during the preceding twelve-month period and that the price had not exceeded $9.00 prior to the recent increase in the price of PRC's (and its competitor's) stock;

        (3) the merger consideration had a value of $30.11 per share (based on the closing price of USAi's stock on January 10, 2000, the date prior to the PRC board meeting to approve the merger), as compared to PRC's stock price of $20.75 at such time, PRC's stock price of approximately $8.75 at the time the auction was commenced and PRC's stock price over the preceding twelve months, which ranged from $3.16 to $29.38;

        (4) USAi's acquisition proposal was selected as the result of an extensive auction process involving discussions with a number of potential bidders and that USAi's bid represented the highest, and only final, bid made in the auction process;

        (5) the fact that although competitors of PRC were not contacted during the auction process, there were valid business reasons for such decision and the fact that it was believed unlikely that such competitors would be able to submit acceptable proposals to acquire PRC, and that, in any event, they would not be precluded from making any such proposal following the announcement of the merger agreement;

        (6) in addition to the combination of the two companies providing additional capital to fund growth, the combination also provided immediate operational benefits, including: (A) increased combined resources to handle inbound calls, (B) a strong technical platform integrating two e-care platforms, (C) a broader and more diversified client base with less dependence on any single client, as well as improved access, both within and outside the United States, to a broader range of potential clients, and
    (D) a broader range of services to be offered to existing clients, including increased cross-selling opportunities through Home Shopping Network, Ticketmaster and other entities in the USAi corporate group;

        (7) the current industry, economic and market conditions and trends, including the likelihood of increasing competition in the teleservices industry;

        (8) the fact that the merger will present the opportunity for the shareholders of PRC to participate in a significantly larger company with a significantly more diversified business, to obtain substantially greater liquidity than currently possessed by such shareholders and to benefit from future growth of the combined company;

        (9) the analyses and presentations prepared by Goldman Sachs, and Goldman Sachs' written opinion to the effect that, as of January 11, 2000, and subject to the matters and qualifications set out in its opinion, the exchange ratio was fair from a financial point of view to PRC's shareholders;

        (10) the ability to complete the merger as a reorganization for United States federal income tax purposes in which PRC shareholders generally will not recognize any gain or loss, except for any gain or loss recognized in connection with cash received for fractional shares of USAi's common stock;

        (11) the ability to consummate the merger, including the conditions to the merger;

        (12) the terms of the merger agreement regarding third party proposals, including the provision of the merger agreement that, during the forty-five day period commencing on PRC's filing of its Form 8-K (which was filed on January 13, 2000), in specified circumstances, the board of directors of PRC has the ability to (a) terminate the merger agreement for the purpose of accepting a superior acquisition proposal and (b) negotiate with and give information to third parties which submit unsolicited inquiries and proposals;

        (13) the potential payment to USAi of a termination fee, and the potential effect of such fee on possible efforts by other parties to acquire or otherwise combine with PRC;

        (14) the fact that the stockholders agreement, by virtue of insuring the vote of approximately 54.4% of PRC shareholders in favor of the merger, effectively precludes third parties from submitting a superior acquisition proposal after the forty-five day period, notwithstanding the fact that the value of USAi common stock to be received as consideration in the merger would fluctuate during the pendency of the merger, including during and following the forty-five day period referred to above;

        (15) the right of PRC to terminate the merger agreement, subject to USAi's top-up right, when the volume-weighted average sales price per share of USAi common stock, as reported on The Nasdaq National Market, on the twenty consecutive trading days ending on the second full trading day prior to PRC's special meeting is less than $18.52, giving effect to the stock split. The top-up right comprises the right of USAi to increase the exchange ratio from 1.08 (giving effect to the stock split) to that fraction obtained by dividing $20 by such volume-weighted average sales price of USAi common stock, as determined above;

        (16)  the other terms of the merger agreement;

        (17) the ability to successfully integrate PRC with USAi's related operations and the risks associated therewith, including the impact of the merger on employees of PRC and including the fact that it is intended that David L. Epstein will run the combined operations, which gave the board comfort regarding the ability to integrate the businesses; and

        (18) the interests that certain executive officers and directors of PRC may have with respect to the merger in addition to their interests as shareholders of USAi generally.

    In view of the variety of factors and the amount of information considered, the PRC board of directors did not find it practicable to and did not quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. The determination was made after consideration of all of the factors as a whole. In addition, individual members of the PRC board of directors may have given different weights to different factors.

    The PRC board of directors considered all these factors in reaching the conclusions and recommendations described above. These factors generally figured positively, as advantages or opportunities, with the following exceptions:

    - the factor described in clause (14) above, which figured negatively as a drawback, but which was a condition to USAi's willingness to proceed with the transaction and which the PRC board felt was outweighed by the other benefits of the transaction and by factors (4) and (12);

    - the factor described in clause (13) above, which figured negatively as a drawback, but which was a condition to USAi's willingness to proceed with the transaction and which the PRC board felt was outweighed by the other benefits of the transaction and the other positive factors above; and

    - the factor described in clause (5) above, which figured negatively as a drawback, but which the board believed was mitigated by the matters described therein and by factor (12).


    For additional information concerning the matters discussed, and the conclusions reached, at various meetings of PRC's board held between December 1999 and January 2000, see "The Merger--Background to the Merger" on pages 20 to 22.

OPINION OF PRC'S FINANCIAL ADVISOR

    On January 11, 2000, Goldman Sachs delivered its oral opinion to the PRC board that, as of such date, the exchange ratio was fair from a financial point of view to the holders of PRC common stock. Goldman Sachs subsequently confirmed its oral opinion by delivery of its written opinion dated January 12, 2000.

    The full text of the written opinion of Goldman Sachs, dated January 12, 2000, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex IV and is incorporated by reference in this proxy statement/prospectus. You should read the opinion in its entirety.

    In connection with its opinion, Goldman Sachs reviewed, among other things,

    - the merger agreement;

    - annual reports to shareholders and Annual Reports on Form 10-K of PRC for the three years ended December 31, 1998;

    - annual reports to shareholders and Annual Reports on Form 10-K of USAi and its predecessor companies for the five years ended December 31, 1998;

    - interim reports to shareholders and Quarterly Reports on Form 10-Q of PRC;

    - interim reports to shareholders and Quarterly Reports on Form 10-Q of USAi;

    - other communications from PRC to its shareholders;

    - other communications from USAi to its shareholders; and

    - internal financial analyses and forecasts for PRC prepared by its management.

    Goldman Sachs also held discussions with members of the senior management of PRC and USAi regarding the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition and future prospects of their respective companies. In addition, Goldman Sachs:

    - reviewed the reported price and trading activity for PRC common stock and USAi common stock;

    - compared financial and stock market information for PRC and USAi with similar information for other companies the securities of which are publicly traded;

    - reviewed the financial terms of recent business combinations in the teleservices/direct marketing industry specifically and in other industries generally; and

    - performed other studies and analyses as Goldman Sachs considered appropriate.

    Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. The senior management of USAi did not make available its projection of expected future financial performance. Accordingly, Goldman Sachs' review of USAi's expected future financial performance for the purpose of rendering its opinion was limited to discussions with USAi management regarding certain research analysts' estimates of USAi's expected future financial performance. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of PRC or USAi or any of their respective subsidiaries and was not furnished with any such evaluation or appraisal. Furthermore, at PRC's instruction, Goldman Sachs did not solicit interest from certain specified parties with respect to an acquisition of or other business combination with PRC. The advisory services and opinion of Goldman Sachs were provided for the information and assistance of the board of directors of PRC in connection with its consideration of the merger, and the opinion does not constitute a recommendation as to how any holder of PRC common stock should vote with respect to the merger.

    The following is a summary of the material financial analyses used by Goldman Sachs in connection with providing its oral opinion to the PRC board of directors on January 11, 2000.

    The following summaries of financial analyses include information presented in tabular format. You should read these tables together with the text of each summary.

    (1) HISTORICAL STOCK TRADING ANALYSIS. Goldman Sachs reviewed the historical trading prices and volumes for PRC common stock and USAi common stock. Goldman Sachs also calculated the ratio of the closing market price of PRC common stock to the closing market price of USAi common stock during the period of one year ended January 10, 2000.

    (2) PREMIUM ANALYSIS. Goldman Sachs analyzed the per share consideration to be received by holders of PRC common stock pursuant to the merger agreement using the implied price of $30.11 per share of PRC common stock based on the January 10, 2000 closing price of $55.75 per share of USAi common stock $27.87 giving effect to the stock split, as compared to the market price of PRC common stock at specific dates. This analysis indicated that the implied per share consideration of $30.11 would represent the following premiums to recent market prices:

RECENT PRICES                                                 PREMIUM
-------------                                                 -------
Closing price of $20.75 on January 10, 2000.................    45.1%
52-week high of $29.38 on December 15, 1999.................     2.5%
52-week low of $3.16 on March 31, 1999......................   853.8%

    (3) SELECTED COMPANIES ANALYSIS. Goldman Sachs reviewed and compared selected financial information, ratios and public market multiples for PRC to corresponding financial information, ratios and public market multiples for the following five publicly-traded teleservices companies:

    - APAC Customer Services;

    - Sitel Corporation;

    - Sykes Enterprises;

    - TeleTech Holdings; and

    - West Teleservices.

    The selected companies were chosen because they are publicly-traded companies with operations that for purposes of analysis may be considered similar to PRC. Goldman Sachs calculated and compared various financial multiples and ratios. The multiples and ratios were calculated using the closing price for the common stock of PRC and each of the selected companies on January 10, 2000 and were based on the most recent publicly available information. Goldman Sachs' analyses of the selected companies compared the following to the results for PRC:

    - closing share price on January 10, 2000 as a percentage of 52-week high share price;

    - estimated earnings before interest, taxes, depreciation and amortization multiples, or EBITDA Multiples, for calendar years 1999 and 2000 (based on published research EBITDA estimates);

    - estimated price/earnings multiples, or P/E Multiples, for calendar years 1999 and 2000 (based on earnings estimates provided by Institutional Brokers Estimate System, or IBES);

    - ratio of 1999 estimated price/earnings ratio to IBES five year growth rate; and

    - ratio of current total debt to the estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, for calendar year 1999 (based on published research EBITDA estimates).

    The results of these analyses are summarized as follows:

                                                             SELECTED PUBLICLY-TRADED
                                                              TELESERVICES COMPANIES
                                                                 (EXCLUDING PRC)
                                                         --------------------------------
                  PERCENTAGE/MULTIPLE                       RANGE      MEDIAN      MEAN       PRC
-------------------------------------------------------  -----------  --------   --------   --------
January 10, 2000 share price as a percentage of 52-week
  high share price.....................................  81.1%-94.0%   88.4%      88.2%      70.6%
Estimated EBITDA Multiple for Calendar Year 1999.......  14.1x-32.1x   16.6x      20.9x      17.3x
Estimated EBITDA Multiple for Calendar Year 2000.......  11.9x-23.0x   13.1x      16.0x      13.6x
Estimated P/E Multiple for Calendar Year 1999..........  30.7x-78.8x   62.8x      55.5x      55.3x
Estimated P/E Multiple for Calendar Year 2000..........  24.1x-57.1x   29.5x      34.6x      36.6x
1999 Price/Earnings Ratio to Long Term Growth Rate.....   1.2x-3.2x     1.6x       2.0x       1.5x
Debt/Estimated EBITDA for Calendar Year 2000...........   0.4x-0.7x     0.5x       0.5x       0.8x

    (4) ANALYSIS AT VARIOUS PRICES. Goldman Sachs calculated various transaction multiples for the merger, using PRC management's projections and projections based on recently published research estimates, based on per share USAi common stock prices that ranged from $37.04 to $60.00, including:

    - levered consideration as a multiple of Fiscal Year 1999 Estimated Revenue;

    - levered consideration as a multiple of Fiscal Year 2000 Estimated Revenue;

    - levered consideration as a multiple of Fiscal Year 1999 Estimated EBITDA;

    - levered consideration as a multiple of Fiscal Year 2000 Estimated EBITDA;

    - equity consideration as a multiple of Fiscal Year 1999 Estimated Net
      Income;

    - equity consideration as a multiple of Fiscal Year 2000 Estimated Net
      Income;

    - equity consideration as a multiple of Fiscal Year 2001 Estimated Net Income; and

    - equity consideration as a multiple of Fiscal Year 2002 Estimated Net
      Income.

    The levered consideration is, as of a specified date, the transaction value per share of PRC common stock multiplied by the PRC common stock outstanding on a fully diluted basis, plus the book value of PRC debt net of cash. The equity consideration is, as of a specified date, the levered consideration less the PRC debt net of cash.

    The results of these calculations, using PRC management's projections unless otherwise indicated, are summarized below:

                                                                             PRICE PER USAI COMMON STOCK
                                                      --------------------------------------------------------------------------
MULTIPLES                                              $37.04     $40.00     $45.00     $55.75     $50.00     $55.00     $60.00
---------                                              ------     ------     ------     ------     ------     ------     ------
Fiscal Year 1999 Estimated Revenue..................     2.4x       2.6x       2.9x       3.5x       3.2x       3.5x       3.8x
Fiscal Year 2000 Estimated Revenue..................     1.9x       2.0x       2.3x       2.8x       2.6x       2.8x       3.1x
Fiscal Year 1999 Estimated EBITDA...................    16.7x      18.1x      20.4x      25.2x      22.6x      24.9x      27.2x
Fiscal Year 2000 Estimated EBITDA...................     9.9x      10.7x      12.1x      14.9x      13.4x      14.8x      16.1x
Fiscal Year 2000 Estimated EBITDA
  (based on published research estimates)...........    13.1x      14.2x      16.0x      19.8x      17.8x      19.6x      21.3x
Fiscal Year 1999 Estimated Net Income...............    60.1x      65.3x      73.8x      91.8x      82.3x      90.8x      99.3x
Fiscal Year 2000 Estimated Net Income...............    34.4x      37.3x      42.2x      52.4x      47.0x      51.9x      56.8x
Fiscal Year 2001 Estimated Net Income...............    20.4x      22.1x      25.0x      31.1x      27.9x      30.8x      33.7x
Fiscal Year 2002 Estimated Net Income...............    13.7x      14.8x      16.8x      20.9x      18.7x      20.6x      22.6x

    (5) PRESENT VALUE OF FUTURE STOCK PRICE FOR PRC. Goldman Sachs performed an analysis on the present value of PRC's future common stock price using PRC management's estimates. Goldman Sachs calculated various future stock prices as of December 31, 2001 based on 1-year forward price/earnings multiples ranging from 15.0x estimated 2002 earnings per share to 25.0x estimated 2002 earnings per share. Goldman Sachs calculated a present value of such future stock prices using discount rates ranging from 10.0% to 14.0%.

    Goldman Sachs also considered the impact of changes in forecasted 2002 estimated earnings per share on the present value of PRC's future common stock price. In connection with this sensitivity analysis, Goldman Sachs assumed a 12.0% discount rate. Goldman Sachs considered changes relative to PRC' management estimates of forecasted 2002 earnings per share ranging from 70.0% to 110.0%. This analysis produced present values of PRC's future common stock price ranging from $12.47 to $32.67.

    (6) PRO FORMA MERGER ANALYSIS. Goldman Sachs prepared pro forma analyses of the financial impact of the merger to holders of USAi common stock. For each of the years 2000 and 2001, Goldman Sachs compared the EBITDA per share of USAi common stock on a stand alone basis to the EBITDA per share of the common stock of the combined company on a pro forma basis. Goldman Sachs performed this analysis excluding any of the possible benefits that may be realized following the merger. Based on such analyses, the merger would be accretive to holders of USAi common stock on an EBITDA per share basis in each of 2000 and 2001.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to PRC or USAi or the contemplated merger.

    The analyses were prepared solely for purposes of providing an opinion to the PRC board of directors as to the fairness from a financial point of view to the holders of PRC common stock of the exchange ratio. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of PRC, USAi, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

    As described above, Goldman Sachs' opinion to the PRC board of directors was one of many factors taken into consideration by the PRC board of directors in making its determination to approve the merger. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs.

    Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with PRC having provided certain investment banking services to PRC from time to time, including having acted as managing underwriter of a public offering of 4.74 million shares of PRC common stock in January 1997, and having acted as financial advisor in connection with, and having participated in certain of the negotiations leading to, the merger agreement. Goldman Sachs has also provided certain investment banking services from time to time to certain of USAi's affiliates, including having been engaged in February 1999 to provide a fairness opinion to TMCS in connection with a potential merger of TMCS and having provided investment banking services to the Seagram Company LTD and its affiliates and to Liberty, both of which are significant shareholders of USAi. Joseph Gleberman, a managing director of Goldman Sachs, is a director of TMCS and John S. Weinberg, a managing director of Goldman Sachs is a director of Seagram. As of January 12, 2000, entities affiliated with The Goldman Sachs Group L.P., which is a general partner of Goldman Sachs, accumulated a long position of 2,387,981 shares of TMCS Class A common stock.

    Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of the PRC, USAi, TMCS, Seagram, Liberty or certain of their respective affiliates for its own account and for the accounts of customers. Goldman Sachs may provide investment banking services to USAi, TMCS, Seagram, Liberty and their respective affiliates in the future.

    Pursuant to a letter agreement dated September 16, 1999, PRC engaged Goldman Sachs to act as its financial advisor in connection with the possible sale of, or a business combination involving, all or a portion of the stock or assets of PRC. Pursuant to the terms of this letter agreement, PRC has agreed to pay Goldman Sachs a fee of 1.5% of the aggregate consideration paid in the merger. PRC also has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

INTERESTS OF PRC DIRECTORS, OFFICERS AND AFFILIATES IN THE MERGER

    In considering the recommendations of the PRC board of directors with respect to the merger agreement, shareholders should be aware that certain executive officers and directors have interests in the merger that may be different from, or in addition to, the interests of other shareholders of PRC generally.

STOCK OPTIONS

    The merger will constitute a "change in control" under the option agreements pursuant to which PRC executive officers and directors have been granted options to purchase common stock of PRC. As a result, each previously unvested option that has been granted to an executive officer or director of PRC shall become exercisable upon the merger, except that options granted to Michael P. Miller shall not become exercisable unless the employment of Mr. Miller is terminated, other than for cause, within 180 days following the merger.

    The following table sets forth, with respect to the named executive officers of PRC for 1999, the other executive officers as a group and non-employee or non-executive officer directors as a group, (i) the number of shares of PRC common stock subject to options held by such persons that are expected to become exercisable upon the consummation of the merger, (ii) the weighted average exercise price for such exercisable options held by such persons, and (iii) the aggregate value of such exercisable options based upon the per share price of PRC common stock on January 11, 2000 (I.E., total stock value less the exercise price).



                                                         OPTIONS WHICH      WEIGHTED
                                                            BECOME          AVERAGE       AGGREGATE
                                                          EXERCISABLE    EXERCISE PRICE    VALUE OF
NAME                                                      UPON MERGER      PER SHARE       OPTIONS
----                                                     -------------   --------------   ----------
David L. Epstein.......................................      52,772          $24.72       $  178,897
Mark J. Gordon.........................................           0             N/A                0
Richard D. Mondre......................................      47,975          $24.72       $  162,635
Paul M. O'Hara.........................................     192,834          $ 6.92       $4,086,164
Richard N. Ferry, Jr...................................     238,429          $10.50       $4,198,260
Wesley T. O'Brien......................................     115,500          $ 5.50       $2,611,455
Other Executive Officers as a Group....................     256,900          $ 6.92       $5,444,330
Non-Employee or Non-Executive Officer Directors
  as a Group...........................................      45,000          $ 5.53       $1,016,000


PRC plans to enter into agreements with certain executives which will permit each of them to waive the immediate exercisability of the minimum number of options necessary to ensure that the executive will not be in receipt of an "excess parachute payment". Such agreements will also provide that in the event of a subsequent qualifying termination of the executive officer's employment, any outstanding options in respect of which the executive officer waived exercisability will, with the executive officer's consent, be automatically vested and exercisable as of the date the executive officer's employment was terminated.


STOCK OWNERSHIP



    The following table sets forth, with respect to the named executives of PRC for 1999, the other executive officers as a group and non-employee or non-executive officer directors as a group, (i) the number of shares of PRC common stock as of the record date owned by such persons and their immediate family members, which number includes the number of PRC shares issuable upon the exercise of options which are exercisable currently or within 60 days of the record date, (ii) the approximate percentage of such shares and such options of the total number of outstanding shares of PRC common stock as of the record date and such options held by such persons or group (as the case may be), (iii) the number of shares of USAi common stock to be received by such persons in the merger, which number takes into account the number of PRC shares owned by such persons on the record date, the number of PRC shares issuable upon the exercise of options which are exercisable currently or within 60 days of the record date, and the number of PRC shares subject to options held by such persons that are expected to become exercisable upon the consummation of the merger.



                                                                    PERCENTAGE OF    NUMBER OF USAI
                                                   NUMBER OF PRC   OUTSTANDING PRC    SHARES TO BE
NAME                                               SHARES OWNED        SHARES          RECEIVED*
----                                               -------------   ---------------   --------------
Mark J. Gordon...................................    8,587,030           39.1%          9,273,992
David L. Epstein.................................    2,399,000           10.9           2,647,913
Richard D. Mondre................................      895,000            4.1           1,018,413
Paul M. O'Hara...................................      557,166            2.5             810,000
Richard N. Ferry, Jr.............................      475,546            2.1             771,093
Wesley T. O'Brien................................      234,500            1.1             378,000
Other Executive Officers as a Group..............      247,150            1.1             544,374
Non-Employee or Non-Executive Officer Directors
  as a Group.....................................      890,031            3.9           1,009,833


------------------------


* All persons listed in this table, other than Mark J. Gordon and his immediate family members, will receive shares representing less than 1% of the shares of USAi common stock outstanding after giving effect to the merger. Mark J. Gordon and his immediate family members will receive shares representing approximately 3.1% of the shares of USAi common stock outstanding after giving effect to the merger. All persons listed in this table will receive shares representing less than 1% of the total voting power of USAi after giving effect to the merger.



    Based on the number of outstanding shares of PRC common stock on the record date, we anticipate that PRC shareholders will receive approximately 23,738,866 shares of USAi common stock in the merger. Based on that number and on the number of outstanding shares of USAi common stock on the record date, following the merger, former PRC shareholders will own approximately 7.9% of the outstanding shares of USAi common stock and will have the ability to exercise approximately 0.3% of the total voting power of USAi.


EMPLOYMENT AGREEMENTS

    The merger will constitute a change in control under each PRC executive officer's employment agreement. These employment agreements are discussed below.

    On January 12, 2000, David L. Epstein and PRC agreed to amend Mr. Epstein's employment agreement, effective as of the effective time of the merger. Under the amendment, Mr. Epstein will report to the president of USAi's Electronic and Commerce Services division. In addition, Mr. Epstein's employment agreement will no longer provide for an annual grant of options and Mr. Epstein will no longer be entitled to voluntarily terminate his employment without being in breach of his employment agreement (except upon constructive termination) and Mr. Epstein will no longer be entitled to severance benefits if his employment agreement is not renewed at the end of the initial term of the employment agreement. If
Mr. Epstein is employed by PRC at or immediately following the merger, he shall be granted a non-qualified option to purchase 75,000 shares of USAi common stock on standard terms and conditions for option grants by USAi to its employees. If Mr. Epstein's employment with PRC is terminated following the merger by reason of a constructive termination, or by PRC without cause, he will be entitled to severance equal to salary, bonus, and benefits for the balance of the employment term, or three years, whichever is longer. Upon such termination, he would be entitled to receive cash severance of approximately $2,660,000. In connection with the amendment of Mr. Epstein's employment agreement, Mr. Epstein entered into a non-disclosure agreement and a covenant not to compete for a period of two years from the later of March 31, 2002 or the date he ceases to be an employee.

    Additionally, Mr. Epstein will be responsible for managing the combined business of PRC with certain businesses of USAi.

    On January 12, 2000, Mark J. Gordon and PRC agreed to terminate
Mr. Gordon's employment and service as chairman of PRC's board of directors, effective as of the effective time of the merger. Under this agreement, Mr. Gordon has agreed to release PRC from any and all claims he may have in respect of, among other things, his employment with PRC.

    On January 12, 2000, Richard D. Mondre and PRC agreed to amend Mr. Mondre's employment agreement, effective as of the effective time of the merger. Under the amendment, Mr. Mondre's employment agreement will no longer provide for an annual grant of options. Mr. Mondre will no longer be entitled to voluntarily terminate his employment without being in breach of his employment agreement (except upon constructive termination or if Mr. Epstein is no longer chief executive officer) and Mr. Mondre will no longer be entitled to severance benefits if his employment agreement is not renewed at the end of the initial term of the employment agreement. If Mr. Mondre is employed by PRC at or immediately following the merger, he shall be granted a non-qualified option to purchase 25,000 shares of USAi common stock on standard terms and conditions for option grants by USAi to its employees. If Mr. Mondre's employment with PRC is terminated without cause or as a result of a constructive termination or a nonrenewal of the employment agreement by PRC within 180 days before or after the merger, he will be entitled to a lump sum cash severance payment equal to
2.99 times an amount equal to the average of the sum of the annual salary and bonus amount paid to him each year during the employment term. Upon such termination, he would be entitled to receive cash severance of approximately $2,100,000. In connection with the amendment of Mr. Mondre's employment agreement, Mr. Mondre agreed to extend his covenant not to compete to the date which is two years from the later of March 31, 2002 or the date he ceases to be an employee.

    Under Richard N. Ferry, Jr.'s employment agreement, if Mr. Ferry's employment is terminated without cause or as a result of constructive termination or a nonrenewal of the employment agreement by PRC within 180 days before or after the merger, he will be entitled to a lump sum severance payment equal to 2.99 times an amount equal to the average of the sum of the annual salary and bonus amount paid to him each year during the employment term. Upon such termination, he would be entitled to receive cash severance of approximately $1,575,000.

    Pursuant to Wesley T. O'Brien's employment agreement, if Mr. O'Brien's employment is terminated without cause or as a result of constructive termination or a nonrenewal of the employment agreement by PRC within 180 days before or after the merger, he will be entitled to a lump sum severance payment equal to 2.99 times an amount equal to the average of the sum of the annual salary and bonus amount paid to him each year during the employment term. Upon such termination, he would be entitled to receive cash severance of approximately $1,838,000. Any cash payable to Mr. O'Brien, however, would be reduced to the extent necessary to prevent Mr. O'Brien from being in receipt of an "excess parachute payment."

    Pursuant to Paul M. O' Hara's employment agreement, if Mr. O' Hara's employment is terminated without cause or as a result of constructive termination or a nonrenewal of the employment agreement by PRC within 180 days before or within one year after the merger, he will be entitled to a lump sum cash severance payment equal to 2.99 times an amount equal to the average annual payment to him during the last five years of his employment. Upon such termination, he would be entitled to receive cash severance of approximately $1,800,000.

    Other executive officers of PRC are also parties to employment agreements with PRC. Generally, these agreements provide that if the employment of any of these executive officers is terminated by PRC without cause after the merger, the executive officer will be entitled, for a period of one year after such date of termination, to the salary and benefits the executive officer would have received if the executive officer had remained an employee of PRC. Additionally, some of the agreements also provide for a payment to an executive officer in respect of an average bonus earned over the employment term. If each of the other executive officers of PRC, namely Messrs. James R. Weber, Frank Modrak, Michael P. Miller, Robert Tenzer, Thomas F. Jennings and Joseph E. Gillis, was to incur a qualifying termination of employment after the merger, the total cash severance payable to these individuals would be approximately $1,200,000.

    Effective as of January 13, 2000, each employment agreement in respect of certain executive officers, Messrs. Jennings, Miller, Tenzer and Gillis, was amended to provide that if any of the payments or benefits to be received in connection with a change of control would result in an "excess parachute payment", payments or benefits made pursuant to the employment agreement would be reduced to the extent necessary to prevent receipt of an excess parachute payment, if such reduction would provide the executive officer with a better after-tax result.

STOCKHOLDERS AGREEMENT

    On the date the merger agreement was executed, the principal PRC shareholders owned and were entitled to vote 11,848,730 shares of PRC common stock. On that date, all of these shares together represented approximately 54.4% of the total voting power of PRC common stock. These shareholders entered into a stockholders agreement with USAi simultaneously upon the execution of the merger agreement under which they agreed to vote all their shares of PRC common stock in favor of the merger and the approval and adoption of the merger agreement. Each of the principal PRC shareholders has granted and appointed certain representatives of USAi a proxy to vote such shareholders' shares of PRC common stock at the special meeting or any adjournment thereof.

REGISTRATION RIGHTS AGREEMENT

    USAi and the principal PRC shareholders entered into a registration rights agreement pursuant to which USAi has agreed to keep effective for up to one year from the closing of the merger a shelf registration statement covering block trades, if any, at prevailing market prices by such shareholders. The registration rights agreement also restricts such shareholders from selling (other than by means of block trades at market) a number of shares of USAi common stock on any given day in excess of a specified percentage of the daily trading volume of USAi common stock over a thirty-day period.

DIRECTOR AND OFFICER INDEMNIFICATION

    The merger agreement provides that all rights to indemnification and all limitations on liability existing in favor of any director, officer or employee under PRC's articles of incorporation, bylaws and/or any agreement entered into between such director, officer or employee and PRC will survive the merger and continue to be in full force and effect. Further, USAi has agreed to indemnify the directors and officers of PRC for four years after the merger against any costs incurred by such party arising out of any civil or criminal claim except a felony for which such person is convicted in a final judgment from which there is no appeal. USAi will also assume all indemnity agreements entered into between PRC and its officers or directors, and for four years after the merger maintain PRC's directors' and officers' liability insurance, subject to a maximum expenditure of 150% of the current annual premiums payable in respect of such insurance.

ACCOUNTING TREATMENT

    The merger will be accounted for under the purchase method for business combinations with USAi being deemed to have acquired PRC.

FORM OF THE MERGER


    USAi will acquire PRC by merging a wholly owned subsidiary of USAi into PRC, and PRC will become an indirect wholly owned Florida subsidiary of USAi. Following the merger, shareholders of PRC will become shareholders of USAi.


MERGER CONSIDERATION

    At the effective time of the merger, each outstanding share of PRC common stock will be converted into the right to receive 1.08 shares of USAi common stock, subject to increase in the event that USAi exercises its top-up right.

    USAi will be able to exercise its top-up right if PRC exercises its walk away right, as it is so entitled, if the volume-weighted average sales price per share of USAi common stock, as reported on The Nasdaq National Market, on the twenty consecutive trading days ending on the second full trading day prior to the special meeting is less than $18.52. The top-up right comprises the right of USAi to increase the merger consideration to $20 worth of USAi stock for each share of PRC stock. To do this, USAi may (at its sole option) increase the exchange ratio from 1.08 to that number obtained by dividing $20 by such volume-weighted average sales price of USAi common stock described above.

    The exchange ratio will only be adjusted if all of the following occur:

    - the volume-weighted average price of USAi common stock drops below $18.52 per share for the twenty-day trading period described above;

    - PRC exercises its walk away right that is triggered as a result of the decrease in the volume-weighted average price of USAi common stock; and

    - USAi exercises its top-up right to give PRC shareholders at least $20 worth of USAi common stock per PRC share.

If these circumstances arise and PRC does not exercise its walk away right, shareholders could receive less than $20 worth of USAi common stock per PRC share. If PRC does exercise its walk away right, USAi does not have any obligation to increase the exchange ratio, and can allow the merger agreement to terminate in accordance with PRC's termination notice rather than increase the exchange ratio.

    The exchange ratio and the closing sales prices of USAi common stock described above have been proportionately adjusted to give effect to the stock dividend of one share of USAi common stock for each outstanding share of USAi common stock, effected as to USAi's shareholders as of February 10, 2000.

    Shareholders of PRC will receive cash for any fractional shares they would otherwise receive in the merger. As of the effective time of the merger, all shares of PRC common stock will no longer be outstanding and will automatically be cancelled and will cease to exist and each holder of a certificate representing any shares of PRC common stock will cease to have any rights as a shareholder except to receive USAi common stock and cash in lieu of any fractional shares in the merger.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

    Shortly after the effective time of the merger, the exchange agent will mail to holders of PRC common stock a letter of transmittal and instructions for use in surrendering their PRC stock certificates in exchange for USAi stock certificates. When PRC shareholders deliver their PRC stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, their PRC stock certificates will be canceled and they will receive USAi stock certificates representing the number of full shares of USAi common stock to which they are entitled under the merger agreement. PRC shareholders will receive payment in cash, without interest, in lieu of any fractional shares of USAi common stock which would have been otherwise issuable to them as a result of the merger.

    PRC SHAREHOLDERS SHOULD NOT SUBMIT THEIR PRC STOCK CERTIFICATES FOR EXCHANGE UNLESS AND UNTIL THEY RECEIVE THE TRANSMITTAL INSTRUCTIONS AND A FORM OF LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

    PRC shareholders are not entitled to receive any dividends or other distributions on USAi common stock until the merger is effective and they have surrendered their PRC stock certificates in exchange for USAi stock certificates.

    If there is any dividend or other distribution on USAi common stock with a record date after the merger and a payment date prior to the date a PRC shareholder surrenders his or her PRC stock certificates in exchange for USAi stock certificates, he or she will receive such dividend or other distribution with respect to the whole shares of USAi common stock issued to him or her promptly after they are issued. If there is any dividend or other distribution on USAi common stock with a record date after the merger and a payment date after the date a PRC shareholder surrenders his or her PRC stock certificates in exchange for USAi stock certificates, he or she will receive it with respect to the whole shares of USAi common stock issued to him or her promptly after the payment date.

    USAi will only issue a USAi stock certificate or a check in lieu of a fractional share in a name other than the name in which a surrendered PRC stock certificate is registered if the PRC shareholder presents the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that any applicable stock transfer taxes have been paid.

EFFECTIVE TIME OF THE MERGER

    The merger will become effective upon the date on which the articles of merger are filed with the Secretary of State of the State of Florida.

NASDAQ LISTING OF USAI COMMON STOCK

    USAi will use its reasonable best efforts to cause the USAi common stock issuable in the merger to be approved for listing, subject to official notice of issuance, on The Nasdaq National Market as soon as possible after January 12, 2000 (the date of execution of the merger agreement), but before the closing of the merger.

DELISTING AND DEREGISTRATION OF PRC COMMON STOCK

    Upon consummation of the merger, shares of PRC common stock will be delisted from The Nasdaq National Market and deregistered under the Securities Exchange Act of 1934.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER


    The following discussion is a summary of the material federal income tax consequences of the merger and reflects the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, which we have filed with the Securities and Exchange Commission as an exhibit to the registration statement on Form S-4 related to this proxy statement/prospectus. See "Where You Can Find More Information" on page 66. This discussion is based upon the Internal Revenue Code of 1986, as amended, the regulations promulgated under the Code, Internal Revenue Service rulings, and judicial and administrative rulings in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of federal income taxation that may be relevant to a shareholder in light of the shareholder's particular circumstances or to those PRC shareholders subject to special rules, such as shareholders who are not citizens or residents of the United States, financial institutions, tax-exempt organizations, insurance companies, dealers in securities, shareholders who acquired their

PRC stock pursuant to the exercise of options or similar derivative securities or otherwise as compensation or shareholders who hold their PRC stock as part of a straddle or conversion transaction. This discussion assumes that PRC shareholders hold their respective shares of PRC stock as capital assets within the meaning of Section 1221 of the Code. This discussion further assumes that no PRC shareholder will sell or enter into any agreement to sell shares of USAi stock received in the merger to USAi in a manner that could be considered to be in connection with the merger, other than coincidentally through open market transactions in which USAi from time to time repurchases its shares pursuant to a stock repurchase program.


    It is a condition to the obligation of PRC to complete the merger that PRC receive a legal opinion from its counsel that the merger constitutes a tax-free reorganization, within the meaning of Section 368 of the Code, for federal income tax purposes. This legal opinion will assume the absence of certain changes in the existing facts and may rely on assumptions, representations and covenants made by PRC, USAi and others, including those contained in certificates of officers of PRC and USAi. If any of these factual assumptions is inaccurate, the tax consequences of the merger could differ from those described here. The opinion regarding the tax-free nature of the merger neither binds the IRS nor precludes the IRS from adopting a contrary position, and no assurance can be given that a contrary position will not be successfully asserted by the IRS or adopted by a court if the issues are litigated. Neither PRC nor USAi intends to obtain a ruling from the IRS with respect to the tax consequences of the merger.

    FEDERAL INCOME TAX CONSEQUENCES TO USAI SHAREHOLDERS. Holders of USAi stock will not recognize any gain or loss for federal income tax purposes as a result of the merger.

    FEDERAL INCOME TAX CONSEQUENCES TO PRC SHAREHOLDERS. Except as provided below, holders of shares of PRC common stock will (1) not recognize any gain or loss for federal income tax purposes as a result of the exchange of their shares of PRC common stock for USAi common stock in the merger except with respect to cash received instead of a fractional share of USAi common stock and (2) have a tax basis in the USAi stock received in the merger equal to the tax basis of the PRC stock surrendered in the merger less any tax basis of the PRC stock surrendered that is allocable to a fractional share of USAi common stock for which cash is received. The PRC shareholders' holding period with respect to the USAi stock received in the merger will include the holding period of the PRC stock surrendered in the merger. To the extent that a holder of shares of PRC common stock receives cash instead of a fractional share of USAi common stock, the holder will be required to recognize gain or loss for federal income tax purposes, measured by the difference between the amount of cash received and the portion of the tax basis of the holder's shares of PRC common stock allocable to such fractional share of USAi common stock. This gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the share of PRC common stock exchanged for the fractional share of USAi common stock was held for more than one year at the effective time of the merger.


    FEDERAL INCOME TAX CONSEQUENCES TO PRC, USAI AND MERGER SUBSIDIARY. None of PRC, USAi or P Acquisition Corp. will recognize gain or loss for federal income tax purposes as a result of the merger.


    THIS FOREGOING DISCUSSION IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OR ANY OTHER CONSEQUENCES OF THE MERGER. IN ADDITION, THIS DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES. MOREOVER, THIS DISCUSSION DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER. ACCORDINGLY, YOU ARE STRONGLY URGED TO CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO YOU OF THE MERGER.

REGULATORY MATTERS


    The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 which prevents some transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and specified waiting periods end or expire. The Antitrust Department and the FTC granted early termination of the waiting period on February 15, 2000. The requirements of Hart-Scott-Rodino will be satisfied if the merger is completed within one year from the termination or expiration of the waiting period.


    However, the Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds either before or after expiration of the waiting period. Accordingly, at any time before or after the completion of the merger, either the Antitrust Division of the Department of Justice or the Federal Trade Commission could take action under the antitrust laws as it deems necessary or desirable in the public interest, or other persons could take action under the antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, notwithstanding that the applicable waiting period expired or ended, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, we will prevail.

    We are not aware of any other material governmental or regulatory approval required for completion of the merger, other than compliance with the applicable corporate law of Florida.

NO APPRAISAL RIGHTS

    Shareholders have no appraisal rights under the Florida Business Corporation Act.

CONTINUATION OF PRC EMPLOYEE BENEFITS

    For a period of one year following the closing of the merger, USAi has agreed to provide employee benefit plans, programs and arrangements to employees of PRC that are in the aggregate substantially similar to either those provided by PRC before the effective time or those generally made available to similarly situated employees of USAi.

    USAi has agreed that:

    - continuing employees of PRC will be credited with their service to PRC and its affiliates for purposes of participation, vesting and entitlement to benefits in USAi's employee benefits plans, programs or arrangements in which they subsequently participate after the effective time of the merger, but not for retirement benefits under USAi's defined benefit plans.

    - it will waive pre-existing condition limitations, exclusions, and waiting periods to any employee benefits plans, programs or arrangements maintained by USAi in which such employees are eligible to participate other than any such limitations already in effect at PRC and not satisfied by an employee at the effective time.

    - continuing employees will be given credit for amounts paid under a corresponding benefit plan during the plan year in which the merger occurs for purposes of applying deductibles, copayments and out-of-pocket maximums as though those amounts had been paid in accordance with the terms and conditions of employee benefits plans, programs or arrangements maintained by USAi.

EFFECT ON AWARDS OUTSTANDING UNDER PRC STOCK PLANS


    Under the merger agreement, at the effective time of the merger, USAi will assume each outstanding option to acquire shares of PRC common stock and each such option will be converted into an option to acquire USAi common stock on the same terms and conditions. The number of shares of USAi common stock to be subject to any such option will be equal to the number of shares of PRC common stock subject to such PRC option multiplied by the 1.08 exchange ratio and rounded down to the nearest whole share. The exercise price per share of USAi common stock under any such option will be equal to the exercise price per share for the shares of PRC common stock subject to such PRC option divided by the
1.08 exchange ratio. As of March 3, 2000, the number of shares of PRC common stock reserved for issuance pursuant to outstanding stock options under such plans was approximately 4,062,991.


    Except as provided above under "Interests of PRC Directors, Officers and Affiliates in the Merger--Stock Options," the terms of the options to acquire shares of USAi common stock will be the same as the terms of the options to acquire shares of PRC common stock.

RESALE OF USAI COMMON STOCK

    USAi and the principal PRC shareholders entered into a registration rights agreement under which USAi has agreed to file and keep effective for up to one year from the closing of the merger a shelf registration statement covering block trades, if any, at prevailing market prices by such shareholders. The registration rights agreement also restricts such shareholders from selling (other than by means of block trades at market price) a number of shares of USAi common stock on any given day in excess of a specified percentage of the daily trading volume of USAi common stock over a thirty day period. See "The Merger Agreement, Stockholders Agreement, and Registration Rights Agreement--The Registration Rights Agreement.

    USAi common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, except for shares issued to any PRC shareholder who may be deemed to be an "affiliate" of PRC or USAi for purposes of Rule 145 under the Securities Act. It is expected that each such affiliate will agree not to transfer any USAi common stock received in the merger except in compliance with the resale provisions of Rule 144 or 145 under the Securities Act or as otherwise permitted under the Securities Act. The merger agreement requires PRC to use reasonable efforts to cause its affiliates to enter into such agreements. This proxy statement/prospectus does not cover resales of USAi common stock received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale.

                  THE MERGER AGREEMENT, STOCKHOLDERS AGREEMENT
                       AND REGISTRATION RIGHTS AGREEMENT

    THE FOLLOWING DESCRIPTION SUMMARIZES THE MATERIAL PROVISIONS OF THE MERGER AGREEMENT, THE STOCKHOLDERS AGREEMENT AND THE REGISTRATION RIGHTS AGREEMENT. SHAREHOLDERS SHOULD READ CAREFULLY THE MERGER AGREEMENT, THE STOCKHOLDERS AGREEMENT, AND THE REGISTRATION RIGHTS AGREEMENT WHICH ARE ATTACHED AS ANNEXES I, II AND III TO THIS PROXY STATEMENT/PROSPECTUS.

THE MERGER AGREEMENT

    CONDITIONS TO THE COMPLETION OF THE MERGER. Each party's obligation to effect the merger is subject to the satisfaction or waiver of various conditions which include, in addition to other customary closing conditions, the following:

    - holders of a majority of the voting power of all outstanding shares of PRC common stock having adopted the merger agreement in accordance with the Florida Business Corporation Act

    - the waiting period applicable to the merger under the Hart-Scott-Rodino Act having expired or been terminated

    - no judgment, order, statute, law or regulation entered, enacted, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition being in effect, and no suit, action or proceeding by any governmental entity being pending that (1) would prevent the completion of the merger, (2) would limit or prohibit USAi or PRC from owning or operating any material part of their respective businesses or compel either of them to dispose of or hold separate any material part of their businesses as a result of the merger or (3) otherwise would be reasonably likely to have a material adverse effect, as described below, on USAi or PRC

    - the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, having become effective under the Securities Act and not being the subject of any stop order or proceedings seeking a stop order

    - the shares of USAi common stock issuable to PRC shareholders in the merger having been approved for listing on The Nasdaq Stock Market's National Market, subject to official notice of issuance

    - each party to the merger agreement having performed in all material respects all obligations required to be performed by it under the merger agreement on or prior to the date on which the merger is to be completed

    - the representations and warranties of each party set forth in the merger agreement being true and correct as of the date of the merger agreement and as of the date on which the merger is to be completed as though made on and as of the date on which the merger is to be completed, or, if such representations and warranties expressly relate to an earlier date, then as of such date, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materially" or "material adverse effect," or words of similar import set forth therein) does not have, and is not reasonably likely to have, individually or in the aggregate, a material adverse effect on such other party

    - PRC having received from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to PRC, on the date on which the registration statement is declared effective by the Securities and Exchange Commission and on the date on which the merger is to be completed, an opinion dated as of such respective date and stating that the merger will qualify for United States federal income tax purposes as a reorganization within the meaning of
      Section 368(a) of the Internal Revenue Code. The issuance of such opinion will be conditioned upon the receipt by such tax counsel of representation letters from each of PRC, P Acquisition Corp. and USAi, in each case, in form and substance reasonably satisfactory to such tax counsel.

    The merger agreement provides that a "material adverse effect" means a material adverse effect (i) on the condition, business, operations, properties, assets or results of operations of PRC and its subsidiaries, or USAi and its subsidiaries, as the case may be, in each case taken as a whole, that is not a result of general changes in the economy or the industries in which such entities currently operate, or (ii) on the ability of PRC and its subsidiaries, or USAi and P Acquisition Corp., as the case may be, to promptly perform their respective obligations under the merger agreement or the transactions contemplated thereby.

    PRC can provide no assurance that all of the conditions precedent to the merger will be satisfied or waived by the party permitted to do so. PRC cannot at this point determine whether it would resolicit proxies in the event that it decides to waive any of the items listed above. This decision would depend upon the facts and circumstances leading to PRC's decision to complete the merger and whether PRC believes there has been a material change in the terms of the merger and its effect on PRC shareholders. In making its determination, PRC would consider, among other factors, the reasons for the waiver, the effect of the waiver on the terms of the merger, whether the requirement being waived was necessary in order to make the deal fair to the shareholders from a financial point of view, the availability of alternative transactions and the prospects of PRC as an independent entity. If PRC determines that a waiver of a condition would materially change the terms of the merger, including the expected qualification of the merger as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, it will resolicit proxies.


    NO SOLICITATION. The merger agreement does not permit PRC to solicit from, negotiate with or provide information to, a third party in connection with an acquisition proposal. If, however:



    - a third party had submitted an unsolicited written acquisition proposal before February 27, 2000,



    - PRC's board of directors believed in good faith, after receipt of the advice of its financial advisor, that the acquisition proposal was superior because it provides for a consideration to PRC shareholders which would have exceeded the value of the merger consideration, after taking account of all relevant factors, and



    - PRC's board of directors determined that engaging in negotiations or discussions with the third party, or providing it with information was required to satisfy the board's fiduciary duties under Florida law, then PRC may have, during the period of forty-five days which commenced on the date of filing of PRC's Form 8-K, such filing date being January 13, 2000, and ended on February 27, 2000, furnished information to and participated in negotiations and discussions with the third party concerning the acquisition proposal. An acquisition proposal includes any inquiry, proposal or offer relating to a merger or other business combination, or the issuance or acquisition of, or a tender or exchange offer for more than 15% of the then outstanding capital stock of PRC.



    If the conditions mentioned above had been satisfied and PRC's board of directors determined in good faith that it was required to do so to comply with its fiduciary duties under Florida law, PRC may have terminated the merger agreement during the forty-five day period described above after giving USAi three business days' written notice that it was prepared to accept the superior proposal and after paying the termination fee. See "--Termination Fees". PRC was required to promptly inform USAi it had engaged in negotiations with or provided information to a third party, as well as providing USAi with the identity of such third party and the terms of any such offer.

    TERMINATION. The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval and adoption of the merger agreement by the shareholders of PRC:

    1.  by mutual written consent of USAi and PRC

    2. by USAi or PRC, if the merger has not been completed by September 30, 2000; PROVIDED, however, that this right to terminate the merger agreement will not be available to a party whose intentional failure to perform any of its obligations under the merger agreement has resulted in the failure of the merger to be completed by that date by reason of the failure of PRC to hold the special meeting.

    3. by USAi or PRC, if there shall be any law or regulation that makes consummation of the merger illegal or if any judgment, injunction, order or decree enjoining USAi or PRC from consummating the merger is entered and such judgment, injunction, order or decree shall become final and nonappealable

    4. by USAi or PRC, if the PRC shareholders have not adopted the merger agreement at a PRC shareholders' meeting

    5. by PRC, at any time prior to the date of the special meeting, in response to a superior proposal which was not solicited by PRC and which did not otherwise result from a breach of the provisions of the merger agreement described above under "--No Solicitation", if PRC has complied with certain notice requirements and paid the termination fee

    6. by USA, if (i) the board of directors of PRC shall have withdrawn or modified or amended in any respect adverse to USAi its recommendation of the merger agreement, the plan of merger, or the merger, or shall have failed to make such favorable recommendation, (ii) the board of directors of PRC (or any committee thereof) shall have recommended to the shareholders of PRC any other acquisition proposal or shall have resolved to, or publicly announced an intention to do so, or (iii) a third party acquires 30% or more of the outstanding shares of PRC's common stock

    7. by USAi or PRC, if the other party has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform would give rise to the failure of a condition to the merger and cannot be cured within 20 calendar days after written notice

    8. by USAi, if any of the principal PRC shareholders have breached in any material respect any representation, warranty, covenant or agreement thereof and such breach has not been promptly cured after notice to any such shareholder; PROVIDED, HOWEVER, that such breach shall be of the kind that denies USAi the material benefits contemplated by the stockholders agreement. See "--Stockholders Agreement"

    9. if the volume-weighted average sales price per share of USAi common stock, as reported on The Nasdaq Stock Market's National Market on the twenty consecutive trading days ending on the second full trading day prior to the PRC shareholders meeting is less than $18.52 per share, by PRC by delivering notice that it is exercising its walk-away right (and, in such event, the agreement will terminate on the second business day after such delivery unless prior thereto USAi notifies PRC that it intends to exercise its top-up right). In the event of a USAi stock split, stock dividend or other reclassification of their common stock, there will be an appropriate adjustment made to the closing sales prices during the twenty day valuation period for purposes of calculating the average buyer price.

    TERMINATION FEES.  If the merger agreement is terminated:

    - by PRC as described above in the fifth paragraph under "--Termination"

    - by USAi as described above in the sixth paragraph under "--Termination"

then PRC must pay USAi a $23 million termination fee.

    CONDUCT OF BUSINESS PENDING THE MERGER. Under the merger agreement, PRC has agreed that, prior to the effective time of the merger, it will, and will cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and will use commercially reasonable efforts to preserve intact their current business organizations, to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them. In addition, PRC has agreed that, among other things and subject to specified exceptions, neither it nor any of its subsidiaries may:

    - declare, set aside or pay any dividends or other distributions on any of its capital stock, other than certain dividends and distributions by a wholly owned subsidiary, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in substitution for, shares of its capital stock, except for any such transaction by a wholly-owned subsidiary of PRC which remains a wholly-owned subsidiary of PRC after consummation of such transaction, or repurchase, redeem or otherwise acquire any shares of its capital stock, except for any such transaction by a wholly-owned subsidiary of PRC after consummation of such transaction

    - issue, deliver, or sell any shares of its capital stock of any class, any bonds, debentures, notes or other indebtedness of PRC having the right to vote on any matters on which shareholders may vote, or any securities convertible into or exercisable for, or any rights, warrants of options to acquire, any such shares of capital stock or PRC voting debt other than
      (1) the issuance of common stock upon exercise of options outstanding on the date of the merger agreement or granted thereafter to the extent permitted thereunder, (2) the issuance of options in the ordinary course of business consistent with past practice to employees, or (3) issuances by a wholly-owned subsidiary of PRC of capital stock to such subsidiary's parent or another wholly-owned subsidiary of PRC

    - amend the articles of incorporation of PRC, the bylaws of PRC, any material term of any outstanding security issued by PRC or its subsidiaries or other comparable organizational documents

    - acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or, outside the course of ordinary business, by purchasing a substantial portion of the assets of, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any such assets, stock or operations of another company

    - create, assume or otherwise incur any lien or restriction on transfer of any nature whatsoever on any asset, except for defects in title, easements, restrictive covenants, taxes which are not yet due and payable, mechanics', carriers', workers', materialman's and similar liens, and similar encumbrances or impediments that, in the aggregate, do not and will not materially interfere with the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties

    - relinquish, waive or release any materially contractual or other right or claim, or settle any material action, suit, claim, investigation or other proceeding

    - knowingly dispose of or permit to lapse any rights in any material intellectual property or knowingly disclose to any person not any employee of PRC or any of its subsidiaries or otherwise knowingly dispose of any material trade secret, process or know how not a matter of public knowledge prior to the date of the merger agreement, except pursuant to judicial order or process

    - make any loans, advances or capital contributions to, or investments in, any other person (other than those loans, advances, capital contributions, and investments that are in the ordinary course of business or pursuant to any contract or other legal obligation of PRC or any of its subsidiaries existing on the date of the merger agreement and disclosed to USAi)

    - except for increases to the borrowing limit under PRC's existing credit agreement to an aggregate amount not to exceed $50,000,000, create, incur or assume any indebtedness for borrowed money, issuances of debt securities, guarantees, loans or advances, except in the ordinary course of business

    - pay or commit to pay any severance or termination pay to any director, executive officer or employee of the PRC or any of its subsidiaries (other than severance or termination pay (i) required pursuant to the terms of an approved plan or applicable law or (ii) in an aggregate amount not to exceed $100,000 in the case of payments to directors, vice presidents and other non-executive officers of PRC)

    - enter into any employment, deferred compensation, consulting, severance or other similar agreement (or any amendment to any such existing agreement) with any director or officer of PRC or any of its subsidiaries

    - increase or commit to increase any employee benefits payable to any director, executive officer or employee of PRC or any of its subsidiaries, including wages, salaries, compensation, pension, severance, termination pay or other benefits or payments or any acceleration of any vesting schedule associated with any such compensation (except in the case of employees other than executive officers and directors in the ordinary course of business consistent with past practice); provided, however, that in no event shall PRC make any increase in the wage rates or benefits payable to employees at any of PRC's call centers or change the terms of any general employee incentive compensation related to call volume or any other performance factor; provided further that, PRC may increase wage rates to call center employees (1) to the extent that the full cost of such increase is passed along to a customer or customers pursuant to the applicable service agreement and (2) in addition to increases permitted above, in an aggregate amount not to exceed $350,000 on an annualized basis

    - adopt or make any commitment to adopt any additional employee benefit plan

    - make any contribution (other than regularly scheduled contributions and contributions required under the terms of a PRC employee benefit plan) to, or amend or terminate or make any commitment to amend or terminate, any PRC employee benefit plan

    - change accounting methods or accounting practice or principles, except for any such change as required by reason of a change in generally accepted accounting practice, or make or rescind any tax election, or make any change to income reporting and deduction methods, provided that USAi will not unreasonably withhold consent to matters concerning tax elections and income and deduction methods

    - enter into any agreements or arrangements that limit or otherwise restrict PRC or any of its subsidiaries or any of their respective affiliates or successors, or that could limit or restrict USAi or any of its affiliates or successors, from engaging or competing in any line of business or in any geographic area

    - alter (through merger liquidation, reorganization, restructuring or any other fashion) the corporate structure or ownership of PRC or any of its subsidiaries, except for changes in the corporate structure or ownership of PRC's subsidiaries which do not adversely affect PRC and its subsidiaries taken as a whole

    - make or agree to make any new capital expenditures which, in the aggregate, are in excess of $25.2 million

    - enter into material amendments to certain service agreements with certain clients or enter into an existing services agreement if such new agreement or amendment contains a "most favored nations" provision as to pricing or any other material term thereof.

    AMENDMENT; EXTENSION AND WAIVER.  Subject to applicable law:

    - the merger agreement may be amended by the parties in writing at any time, except that after the merger agreement has been approved and adopted by the shareholders of PRC, no amendment will be made except as allowed under applicable law

    - at any time prior to the effective time of the merger, a party may, by written instrument signed on behalf of such party, extend the time for performance of the obligations of any other party to the merger agreement, waive inaccuracies in representations and warranties of any other party contained in the merger agreement or in any related document and, except as provided in the merger agreement, waive compliance by any other party with any agreements or conditions in the merger agreement.

    EXPENSES. All costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such expenses, except that USAi and PRC will share equally the expenses incurred in connection with filing, printing and mailing this proxy statement/prospectus and the registration statement of which this proxy statement/prospectus forms a part and the filing fees for the premerger notification and report forms under the Hart-Scott-Rodino Act.

    REPRESENTATIONS AND WARRANTIES. The merger agreement contains customary representations and warranties relating to, among other things:

    - corporate organization and similar corporate matters of each of USAi and PRC

    - authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities relating to, the merger agreement and related matters of each of USAi and PRC

    - the capital structure of each of USAi and PRC

    - documents filed by each of USAi and PRC with the Securities and Exchange Commission, the accuracy of information contained in such documents and the absence of undisclosed liabilities of each of USAi and PRC

    - financial statements included in documents filed by each of USAi and PRC with the Securities and Exchange Commission, the accuracy of such information presented by such financial statements, and the accounting standards and requirements of such financial statements

    - the accuracy of information supplied by each of USAi and PRC in connection with this proxy statement/prospectus and the registration statement of which it is a part

    - outstanding and pending material litigation of each of USAi and PRC

    - actions taken by USAi and PRC that may have an impact on the tax status of the merger

    - compliance with laws by USAi and PRC

    - engagement and payment of fees of brokers, investment bankers, finders and financial advisors by PRC and USAi

    - subsidiaries of PRC

    - absence of material changes or events concerning PRC

    - filing of tax returns and payment of taxes by PRC

    - matters relating to benefit plans of PRC

    - matters relating to the Employee Retirement Income Security Act for PRC

    - labor matters of PRC

    - certain contracts of PRC

    - intellectual property and year 2000 compliance matters of PRC

    - PRC board of directors' recommendation of the merger

    - required shareholder vote of PRC

    - receipt of fairness opinion by PRC from its financial advisor

    - title to properties for PRC

    - absence of non-competition agreements limiting the manner in which PRC may conduct business

    - ownership interests of USAi in PRC common stock

    - interim operations and ownership of P Acquisition Corp by USAi.

    AMENDMENTS TO THE PRC ARTICLES OF INCORPORATION. As of the effective time of the merger, the PRC articles of incorporation will be amended and restated to provide that the total number of shares of all classes of stock which the corporation shall have authority to issue is 1,000 shares of common stock, par value $.01 per share, and, as so amended, such articles of incorporation shall be the articles of incorporation of the surviving corporation until changed or amended. For a summary of certain provisions of the PRC articles of incorporation and the associated rights of PRC shareholders, see "Comparison of Rights of Common Shareholders of USAi and PRC."


    AMENDMENTS TO THE PRC BYLAWS. The merger agreement provides that the bylaws of P Acquisition Corp., as in effect immediately prior to the effective time of the merger, will be the bylaws of the surviving corporation following the merger until changed or amended. For a summary of certain provisions of the PRC bylaws and the associated rights of PRC shareholders, see "Comparison of Rights of Common Shareholders of USAi and PRC."


THE STOCKHOLDERS AGREEMENT


    GENERAL. Immediately prior to the execution and delivery of the merger agreement, USAi and the principal PRC shareholders entered into the stockholders agreement. The principal PRC shareholders hold approximately 53.9% of the issued and outstanding PRC common stock as of the record date.


    VOTING. The principal PRC shareholders agreed, among other things, to vote their shares of PRC common stock in favor of the approval and adoption of the merger agreement at every meeting of PRC shareholders at which such matters are considered and at every adjournment thereof. The principal PRC shareholders also agreed not to grant any proxy or power of attorney with respect to any of their

PRC shares with respect to such matters other than their grant of such proxy to specified officers of USAi.

    NO SOLICITATION. The principal PRC shareholders have agreed that they will not, nor shall they permit any investment banker, attorney or other advisor or representative of such shareholder to, directly or indirectly through another person, solicit, initiate or encourage, or take any other action to facilitate, any inquiries or the making of any proposal that is or may reasonably be expected to lead to, an acquisition proposal, as described in "--The Merger Agreement--No Solicitation."

    TERMINATION. The principal PRC shareholders have also agreed that the stockholders agreement and the obligations thereunder will be binding upon any person to which legal or beneficial ownership of such shares shall pass, whether by operation of law or otherwise.

    The stockholders agreement provides that it will terminate upon the earlier of (i) the termination of the merger agreement in accordance with its terms,
(ii) the agreement of the parties of the stockholders agreement to terminate the agreement, or (iii) the completion of the merger.

THE REGISTRATION RIGHTS AGREEMENT

    Simultaneously with the execution and delivery of the merger agreement, USAi and the principal PRC shareholders entered into a registration rights agreement pursuant to which USAi agreed to keep effective for up to one year from the closing of the merger a shelf registration statement on Form S-3 covering block trades of USAi common stock by the principal PRC shareholders executed at prevailing market prices obtainable at the time of such transfer through brokers, acting as principal or agent, in transactions on The Nasdaq National Market or such other national securities exchange on which the USAi common stock is then listed. The plan of distribution in the shelf registration statement will limit sales made under the shelf registration statement to such block trades. The principal PRC shareholders have agreed in the registration rights agreement to limit their other transfers of USAi common stock (sales not made by means of the shelf registration statement) in accordance with specified daily volume limitations based upon a percentage of the average daily trading volume of the USAi common stock for the thirty trading days immediately preceding the date of the transfer.

                             FINANCIAL PROJECTIONS

    In connection with the discussions with USAi, PRC provided certain non-public financial projections which were prepared by PRC's management during October 1999 for USAi's use in connection with its evaluation of the merger. The financial projections are "forward looking statements" and PRC's actual financial results may differ materially from those set forth in the projections.

    Factors which could cause or contribute to such differences and impact future financial results include, but are not limited to: the over estimation of the level of need and demand for customer support through the use of the Internet, the effective and timely marketing of InfiniteAccess and other Internet offerings by prcnetcare.com as well as its ability to increase utilization by existing clients, technical difficulties or errors, problems or excess costs incurred in connection with the development, implementation and/or further enhancement of InfiniteAccess and other Internet services and products and/or the integration of Internet technologies with current PRC products and services, the maintenance of client relationships and existing programs (particularly since PRC's agreements with its clients generally do not assure that it will generate a specific level of revenue, do not designate it as the client's exclusive service provider and are terminable by the client on relatively short notice), the level of acceptance of use of InfiniteAccess and other Internet products and services offered by prcnetcare.com as compared to the products and services offered by its competitors, the achievement of satisfactory levels of both gross and operating margins and all other factors or risks detailed in PRC's press releases and Securities and Exchange Commission filings incorporated into this proxy statement/ prospectus by reference.

    The material portions of the financial projections provided to USAi are set forth below:(*)

                                                    PROJECTED FISCAL YEAR
                                          -----------------------------------------
                                            1999       2000       2001       2002
                                          --------   --------   --------   --------
                                                 ($ IN MILLIONS, EXCEPT EPS)
Revenues................................  $215.9     $265.0     $350.1     $459.9
EBITDA..................................    30.4       50.6       69.9       93.2
Operating Income........................    15.0       24.8       39.9       57.9
Net Income..............................     8.3       14.0       23.6       35.2
EPS.....................................     0.37       0.60       1.01       1.49

    For calendar year 2000, revenue is forecasted to increase approximately 23% or $49 million over 1999 revenue to $265 million. Of the $49 million increase in the year 2000 revenue, $31 million will be derived from the growth in prcnetcare.com revenues. While a portion of the increase in e-commerce revenues will come from existing clients, it is assumed prcnetcare.com revenues will be driven principally from pure e-commerce companies. The remaining increase of $18 million will come from additional traditional customer care business revenues from new and existing clients, net of the termination of low margin existing relationships.

    Revenue growth combined with exiting low margin revenue programs are projected to enable PRC to generate operating margins in the second half of year 2000 in excess of 10%.

    In years 2001 and 2002, revenue increases of 32% and 31% are forecasted based on the accelerating demand for e-commerce customer care. PRC projects that revenues from prcnetcare.com will account for approximately 26% and 33% of total revenues in 2001 and 2002, respectively.

------------------------

* The management of PRC currently believes that, as a result of increased revenue from existing customers, there is a reasonable likelihood that PRC may exceed the estimates set forth in the table above for calendar year 2000. There can be no assurance, however, that PRC will exceed the estimates, and PRC's actual results may be higher or lower than the estimates.

    These estimates were not prepared with a view to public disclosure or compliance with published guidelines established by the Securities and Exchange Commission or The American Institute of Certified Public Accountants regarding projections. None of PRC, USAi or their respective affiliates or PRC's or USAi's independent auditors assume any responsibility for the accuracy of this information. In addition, because the realization of the underlying assumptions upon which these estimates are based are to a large extent beyond PRC's control, there can be no assurances that these estimates will be realized; actual results may be higher or lower than those estimated. PRC does not generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations. Accordingly, PRC does not intend to, and specifically declines any obligation to, update or otherwise revise the prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even if any or all the underlying assumptions are shown to be in error. Also, PRC does not intend to, and specifically declines any obligation to, update or revise the prospective financial information to reflect changes in general economic or industry conditions. Neither PRC's auditors nor any other independent accountants have compiled, examined or performed any procedures with respect to these estimates, nor have they expressed any opinion or any other form of assurance on this information or its achievability, and assume no responsibility for, and disclaim any association with, this prospective financial information.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


    The following unaudited pro forma combined condensed financial statements have been prepared to give effect to the acquisition by USAi of PRC as well as other transactions completed by USAi in 1999. The acquisition of PRC will be accounted for under the purchase method of accounting. The other transactions made by USAi in 1999 include:



    (1) the acquisition of substantially all of the assets and assumption of substantially all of the liabilities of two entities which operate Hotel Reservations Network on May 10, 1999; and



    (2) the acquisition of October Films, in which Universal owned a majority interest, and the domestic film distribution and development business of Universal previously operated by Polygram Filmed Entertainment, Inc. on May 28, 1999.



    The pro forma combined condensed financial statements reflect some assumptions regarding the transactions and are based on the historical financial statements of USAi and PRC. The combined condensed financial statements, including the notes accompanying them, are qualified in their entirety by reference to, and should be read in conjunction with, USAi's and PRC's audited financial statements, including the notes accompanying them, which are incorporated by reference into this proxy statement/prospectus.



    The pro forma combined condensed balance sheet as of December 31, 1999 gives effect to the acquisition of PRC as if it had occurred on December 31, 1999.



    The pro forma combined condensed statement of operations for the year ended December 31, 1999 reflects USAi's and PRC's audited statements of operations for the year ended December 31, 1999, adjusted for the pro forma effects of the acquisition of PRC, as well as the completion of the other USAi transactions listed above, as if such transactions had occurred as of January 1, 1999.


    USAi is in the process of evaluating the fair value of PRC's assets acquired and liabilities assumed in order to make a final allocation of the excess purchase price, including allocation to intangibles other than goodwill. Accordingly, the purchase accounting information is preliminary and has been made solely for the purpose of developing such unaudited pro forma combined condensed financial information.


    The pro forma combined condensed balance sheet and statement of operations are presented for illustrative purposes only. They are not necessarily indicative of the results of operations or financial position which actually would have been reported had these transactions occurred as of December 31, 1999 or as of January 1, 1999, nor are they necessarily indicative of USAi's future financial results of operations.



    Share and per share amounts have been adjusted to reflect USAi's two-for-one stock split which became effective on February 24, 2000 for holders of record as of February 10, 2000.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               DECEMBER 31, 1999
                                 (IN THOUSANDS)



                                                                       PRO FORMA        PRO FORMA
                                                 USAI        PRC      ADJUSTMENTS       COMBINED
                                              ----------   --------   -----------      -----------
ASSETS
Current Assets:
Cash and short-term investments.............  $  424,239   $  2,067     $(10,000)(1)   $   416,306
Accounts and notes receivable, net..........     454,341     46,372                        500,713
Inventories, net............................     470,844                                   470,844
Other.......................................      39,031      6,537                         45,568
                                              ----------   --------     --------       -----------
  Total current assets......................   1,388,455     54,976      (10,000)        1,433,431

Property, plant and equipment, net..........     356,631     88,109                        444,740
Intangible assets including goodwill, net...   6,831,487                 625,233(1)      7,456,720
Cable distribution fees, net................     130,988                                   130,988
Long-term investments and notes
  receivable................................     147,631                                   147,631
Advance to Universal........................     163,814                                   163,814
Inventories, net............................     166,477                                   166,477
Deferred charges and other..................      67,669      6,278                         73,947
                                              ----------   --------     --------       -----------
  Total assets..............................  $9,253,152   $149,363     $615,233       $10,017,748
                                              ==========   ========     ========       ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt........  $   10,801   $  1,691     $     --       $    12,492
Accounts payable, accrued and other current
  liabilities...............................     286,929     18,472                        305,401
Obligations for program rights and film
  costs.....................................     272,945                                   272,945
Deferred revenue............................      83,811                                    83,811
Amounts due under acquisition agreement.....      17,500                                    17,500
Cable distribution fees payable.............      43,993                                    43,993
Deferred income taxes.......................       4,050                                     4,050
Other accrued liabilities...................     311,724     13,525                        325,249
                                              ----------   --------     --------       -----------
  Total current liabilities.................   1,031,753     33,688           --         1,065,441

Long-term debt..............................     574,979     23,425                        598,404
Obligation for program rights and film
  costs.....................................     262,810                                   262,810
Other long-term liabilities.................     121,815      1,967                        123,782
Minority interest...........................   4,492,066                                 4,492,066
Stockholders' equity........................   2,769,729     90,283      705,516 (1)     3,475,245
                                                                         (90,283)(2)
                                              ----------   --------     --------       -----------
  Total liabilities and stockholders'
    equity..................................  $9,253,152   $149,363     $615,233       $10,017,748
                                              ==========   ========     ========       ===========

                               USA NETWORKS, INC.
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                USAI PRO
                                                 OTHER           FORMA                  PRO FORMA    PRO FORMA
                                  USAI      TRANSACTIONS (3)    COMBINED      PRC      ADJUSTMENTS    COMBINED
                               ----------   ----------------   ----------   --------   -----------   ----------
NET REVENUES.................  $3,235,761        $54,988       $3,290,749   $215,920     $     --    $3,506,669

Operating costs and expenses
Cost of sales................   1,867,486         41,232        1,908,718    163,000           --     2,071,718
Other costs..................     795,458          9,067          804,525     22,477           --       827,002
Amortization of cable
  distribution fees..........      26,680             --           26,680         --           --        26,680
Depreciation and
  amortization...............     333,117          9,758          342,875     15,440       31,262(4)    389,577
                               ----------        -------       ----------   --------     --------    ----------
  Total operating costs and
    expenses.................   3,022,741         60,057        3,082,798    200,917       31,262     3,314,977
                               ----------        -------       ----------   --------     --------    ----------

Operating income.............     213,020         (5,069)         207,951     15,003      (31,262)      191,692
Interest income (expense),
  net........................     (47,948)        (3,610)         (51,558)    (1,121)          --       (52,679)
Gain on sale of securities...      89,721             --           89,721         --           --        89,721
Miscellaneous................       5,779             (2)           5,777         --           --         5,777
                               ----------        -------       ----------   --------     --------    ----------
Earnings before income taxes
  and minority interest......     260,572         (8,681)         251,891     13,882      (31,262)      234,511
Income tax (expense)
  benefit....................     (90,906)         2,574          (88,332)    (5,591)      (1,488)(5)    (95,411)
Minority interest............    (197,297)            --         (197,297)        --       15,534 (6)   (181,763)
                               ----------        -------       ----------   --------     --------    ----------

NET EARNINGS (LOSS)..........  $  (27,631)       $(6,107)      $  (33,738)  $  8,291     $(17,216)   $  (42,663)
                               ==========        =======       ==========   ========     ========    ==========
Net earnings (loss) per
  common share
    Basic....................  $    (0.08)                                                           $    (0.12)
                               ==========                                                            ==========
    Diluted..................  $    (0.08)                                                           $    (0.12)
                               ==========                                                            ==========
Weighted average shares
  outstanding................     327,816                                                               351,898
                               ==========                                                            ==========
Weighted average diluted
  shares outstanding.........     327,816                                                               351,898
                               ==========                                                            ==========

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                       (in thousands, except share data)

(1) Acquisition costs and the preliminary determination of the unallocated excess of merger costs over net assets acquired are set forth below:


Value of shares of USAi common stock to be issued and
  assumption of "in the money" stock options................  $704,766
Estimated transaction costs.................................       750
                                                              --------
Total acquisition costs.....................................   705,516
Less: net assets acquired (reduced by fee to be paid by PRC
  to investment advisors in conjunction with the acquisition
  by USAi)..................................................    80,283
                                                              --------
Unallocated excess of acquisition cost over net assets
  acquired preliminarily allocated to goodwill..............  $625,233
                                                              ========


    In conjunction with the closing of the acquisition, PRC will pay its investment advisor a fee of approximately $10,000 that will reduce the net assets acquired by USAi. The amount has been reflected in the pro forma balance sheet as a reduction of cash.


    The fair value of shares of USAi common stock of $26.18 per share was determined by taking an average of the opening and closing price of USAi common stock for a short period just before and just after the terms of the transaction were agreed to by the parties and announced to the public. The purchase price was increased by the difference in the $26.18 per share multiplied by the conversion ratio and the average exercise price of outstanding PRC options multiplied by the number of outstanding PRC options.


(2) Reflects elimination of the PRC historical equity.


(3) Reflects the pro forma results of other transactions completed by USAi in 1999. The transactions include the acquisition of substantially all of the assets and assumption of substantially all of the liabilities of two entities that operated the Hotel Reservations Network on May 10, 1999 and the acquisition of October Films and the domestic film distribution and development business previously operated by Polygram Filmed Entertainment on May 28, 1999. The acquisitions were accounted for under the purchase method of accounting. See USAi's Form 10-K for the year ended December 31, 1999 for more information on these transactions. The acquisitions of Hotel Reservations Network and of October Films and Polygram Filmed Entertainment resulted in additional pro forma goodwill amortization of $9.5 million in 1999.



(4) Reflects additional amortization expense resulting from the increase in goodwill and other intangible assets due to the transaction. The unallocated excess of acquisition costs over net assets acquired has been preliminarily allocated to goodwill, which is being amortized over 20 years. In connection with finalizing the purchase price allocation, USAi is currently evaluating the fair value of assets acquired and liabilities assumed. Using this information, USAi will make a final allocation of the purchase price, including allocation to intangibles other than goodwill. Accordingly, the purchase accounting information is preliminary.



(5) Represents the related income tax effect of the PRC transaction.



(6) Represents the net reduction in minority interest expense of USAi, as PRC will become a subsidiary of USANi LLC, a non-wholly owned subsidiary of USAi. The net reduction in minority interest expense results from the pro forma loss of PRC and from the increase in ownership percentage of USANi LLC by USAi as a result of the contribution of PRC to USANi LLC in exchange for USANi LLC shares.


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                       DESCRIPTION OF USAI CAPITAL STOCK

    As of the date of this proxy statement/prospectus, the authorized capital stock of USAi consists of 800,000,000 shares of USAi common stock, 200,000,000 shares of USAi class B common stock and 15,000,000 shares of preferred stock, par value $.01 per share.


COMMON STOCK AND CLASS B COMMON STOCK



    As of March 1, 2000, there were 275,127,218 shares of USAi common stock outstanding held of record by approximately 30,000 shareholders and 63,033,452 shares of USAi class B common stock outstanding held of record by six shareholders. Upon consummation of the merger, there would be outstanding approximately 298,866,084 shares of USAi common stock and 63,033,452 shares of USAi class B common stock.


    With respect to matters that may be submitted to a vote or for the consent of the USAi shareholders, including the election of directors, each holder of USAi class B common stock is entitled to ten votes for each share of USAi class B common stock held and will vote together with the holders of USAi common stock as a single class. Each holder of USAi common stock is entitled to one vote for each share of USAi common stock held. Notwithstanding the foregoing, the holders of USAi common stock, acting as a single class, are entitled to elect 25% of the total number of directors, and, in the event that 25% of the total number of directors shall result in a fraction of a director, then the holders of USAi common stock, acting as a single class, are entitled to elect the next higher whole number of directors.

    Shares of USAi class B common stock are convertible into shares of USAi common stock at the option of the holder thereof at any time on a share-for-share basis. Such conversion ratio will in all events be equitably preserved in the event of any recapitalization of the corporation by means of a stock dividend on, or a stock split or combination of, outstanding USAi common stock or USAi class B common stock, or in the event of any merger, consolidation or other reorganization of the corporation with another corporation. Upon the conversion of USAi class B common stock into shares of USAi common stock, said shares of USAi class B common stock will be retired and will not be subject to reissue. Shares of USAi common stock are not convertible into shares of USAi class B common stock.

    In all other respects, the USAi common stock and the USAi class B common stock are identical. The holders of USAi common stock and the holders of USAi class B common stock are entitled to receive, share for share, such dividends as may be declared by the USAi board of directors out of funds legally available therefor. In the event of a liquidation, dissolution, distribution of assets or winding-up of USAi, the holders of USAi common stock and the holders of USAi class B common stock are entitled to share ratably in all the assets of USAi available for distribution to its shareholders, after the rights of the holders of the USAi preferred stock, if any, have been satisfied.

    In connection with the Universal transaction, USAi granted to Universal and Liberty specified preemptive rights which generally provide that each of Universal and Liberty may elect to purchase a number of shares of USAi stock, or shares of a subsidiary of USAi exchangeable for shares of USAi stock, referred to as LLC Shares, so that the percentage equity interest such entity owned of USAi after the Universal transaction will be the same as before such transaction, in each case, assuming the exchange of all LLC Shares owned by Universal and Liberty and shares of Home Shopping Network owned by a subsidiary of Liberty. The purchase price for shares of USAi stock pursuant to a preemptive right election is the fair market value of the USAi stock, or LLC Share, purchased. Subject to specified limits set forth in the governance agreement, Universal may elect to receive shares of USAi common stock or USAi class B common stock in connection with a preemptive exercise, or LLC Shares exchangeable therefor; Liberty's preemptive exercises are for USAi common stock only, or LLC Shares exchangeable for shares of USAi common stock.

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
    The USAi certificate of incorporation provides that there can be no stock dividends or stock splits or combinations of stock declared or made on USAi common stock or USAi class B common stock unless the shares of USAi common stock and USAi class B common stock then outstanding are treated equally and identically.

    The shares of USAi common stock to be issued in connection with the merger will be validly issued, fully paid and non-assessable.

PREFERRED STOCK

    As of the record date, there were no shares of USAi preferred stock outstanding. The USAi preferred stock may be issued from time to time in one or more series. The USAi board of directors has authority, by resolution, to designate the powers, preferences, rights and qualifications, limitations and restrictions of the USAi preferred stock. The USAi board of directors has no present plan or intention to issue any USAi preferred stock.

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
                  COMPARISON OF RIGHTS OF COMMON SHAREHOLDERS
                                OF USAI AND PRC

    The rights of USAi shareholders are currently governed by the Delaware General Corporation Law, USAi's certificate of incorporation and USAi's bylaws. The rights of PRC shareholders are currently governed by the Florida Business Corporation Act, PRC's amended and restated articles of incorporation and PRC's amended and restated bylaws. Upon completion of the merger, the rights of PRC shareholders who become shareholders of USAi in the merger will be governed by the Delaware General Corporation Law, USAi's certificate of incorporation and USAi's bylaws.

    The following description summarizes the material differences which may affect the rights of shareholders of USAi and PRC but does not purport to be a complete statement of all such differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. Shareholders should read carefully the relevant provisions of the Delaware General Corporation Law, USAi's certificate of incorporation, USAi's bylaws, the Florida Business Corporation Act, PRC's articles of incorporation and PRC's bylaws.

AUTHORIZED CAPITAL

    USAI. The authorized capital stock of USAi consists of 800,000,000 shares of USAi common stock, 200,000,000 shares of USAi Class B common stock and 15,000,000 shares of USAi Preferred Stock.

    PRC. The authorized capital stock of PRC consists of 100,000,000 shares of common stock, par value $0.01 per share, and 25,000,000 shares of preferred stock, par value $0.01 per share. As of the date of the merger agreement, 21,794,400 shares of common stock and no shares of preferred stock were issued and outstanding.

VOTING POWER OF COMMON STOCK

    USAI. USAi has a "dual class" common stock structure, consisting of USAi common stock and USAi class B common stock, with each share of USAi class B common stock generally entitled to 10 votes and generally voting together with the USAi common stock on all matters submitted for the vote or consent of USAi shareholders, other than in the case of matters as to which the Delaware General Corporation Law provides for a separate class vote and other than the election of 25% of the USAi directors. See "--Board of Directors." Based on the number of shares of USAi class B common stock outstanding as of the date of this proxy statement/prospectus and expected to be outstanding upon consummation of the merger, the holders of USAi class B common stock can control the vote of any matter submitted to USAi shareholders voting together as a single class except as noted above.

    PRC. According to the PRC bylaws, each outstanding share, regardless of class, is entitled to vote on each matter submitted to a vote at a meeting of PRC shareholders. The PRC common stock is the only class of PRC capital stock outstanding. Each shareholder entitled to vote may do so by proxy in writing. The appointment of a proxy is only valid for up to eleven months, unless a longer period is expressly provided in the appointment form.

BOARD OF DIRECTORS

    USAI. The USAi bylaws provide that the USAi board of directors shall determine the number of directors by resolution. Currently, the number of directors is 13. The term of each director is one year or until such time as the director's successor is duly elected. A plurality of the votes cast at any meeting of shareholders at which directors are elected shall elect directors, except that the USAi certificate of incorporation provides that the holders of USAi common stock, acting as a single class, elect 25% of the total number of directors, with the remaining directors elected by the holders of USAi common stock and USAi class B common stock voting together as a single class. If 25% of the total number of directors results in a fraction, then the holders of USAi common stock are entitled to elect the next higher whole number of directors.

    PRC. According to the PRC bylaws, the number of directors of PRC may consist of four to eight people, subject to increase or decrease as determined by the board or by amendment to the bylaws. The PRC board presently consists of 7 directors. Directors are elected at the first annual shareholders' meeting, and at each annual meeting thereafter. Otherwise, directors are elected by a plurality vote of shareholders entitled to vote on the election of directors.

REMOVAL OF DIRECTORS

    USAI. Under the Delaware General Corporation Law, the affirmative vote of a majority of the shares entitled to vote for the election of directors is required to remove directors, with or without cause, subject to specified exceptions relating to directors elected by the holders of a class or series, and corporations that have a classified board of directors. The USAi bylaws provide that any director or the entire board of directors may be removed by the vote of a majority of the voting power of the shares of stock issued and outstanding of the class or classes that elected such director or directors.

    PRC. The Florida Business Corporation Act entitles shareholders to remove directors either for cause or without cause, unless the articles of incorporation provide that removal may be only for cause. Directors elected by a particular voting group may only be removed by the shareholders of that voting group.

    According to the PRC bylaws, the shareholders may remove one or more directors with or without cause at a meeting of shareholders, provided the notice of meeting states that the purpose, or one of the purposes, of the meeting is removal of the director.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

    USAI. The Delaware General Corporation Law provides that, unless otherwise provided in a corporation's certificate of incorporation or bylaws, vacancies and newly created directorships may be filled by the affirmative vote of a majority of the directors then in office or a sole remaining director, even though less than a quorum, unless otherwise provided in the certificate of incorporation or bylaws. However, the Delaware General Corporation Law also provides that if the directors then in office constitute less than a majority of the corporation's whole board of directors, as constituted prior to any such increase, then, upon application by shareholders representing at least 10% of outstanding shares entitled to vote for such directors, the Delaware Court of Chancery may order a shareholder election of directors to be held.

    PRC. The Florida Business Corporation Act provides that, unless the articles of incorporation provide otherwise, vacancies arising on the board of directors may be filled by the affirmative vote of a majority of the remaining directors, even if no quorum remains, or by the shareholders. Where a vacancy will be known to occur at some point in the future, it may be filled in advance, although the new director will not take office until the vacancy actually occurs. The PRC bylaws follow the provisions of the Florida Business Corporation Act.

INTERESTED DIRECTORS

    USAI. Under the Delaware General Corporation Law, specified contracts or transactions in which one or more of a corporation's directors has an interest are not void or voidable solely because of such interest if such contract or transaction (1) is ratified by the corporations shareholders or a majority of disinterested members of the board of directors or a committee thereof if the material facts of the

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
contract or transaction are disclosed or known or (2) was fair to the corporation at the time it was approved. Any ratification of such a contract or transaction by the shareholders must be made by a majority of all shareholders in good faith. The USAi bylaws provides for action by consent of the shareholders in this manner.

    PRC. The PRC bylaws provide that a contract or other transaction between PRC and any of its directors or any entity in which one of PRC's directors or officers holds a position of office or a financial interest will not be void because of such relationship or interest or because that director was present at the meeting of directors which authorized that transaction if:

    - the fact of the relationship or interest is disclosed or known to the board which authorizes the contract or transaction by a sufficient number of votes, which votes will not include the vote of that director;

    - the fact of the relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize that contract or transaction; or

    - the contract or transaction is fair and reasonable to PRC.

ACTION BY WRITTEN CONSENT

    USAI. Under the Delaware General Corporation Law, unless otherwise provided in the certificate of incorporation, actions may be taken by the shareholders of a Delaware corporation by written consent, provided that the written consent is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the matter were present and voted. The USAi bylaws provide that the directors may amend the bylaws at any meeting of the board, but this power does not alter the power of the shareholders to also amend the bylaws of USAi.

    PRC. Except as otherwise provided in a corporation's articles of incorporation, the Florida Business Corporation Act generally provides that action of shareholders may be taken without a meeting if signed written consents are obtained by the holders of not less than a minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. However, PRC's articles of incorporation provide that no action required to be taken by PRC's shareholders may be taken without a meeting and without a vote.

AMENDMENT OF CERTIFICATE OF INCORPORATION AND ARTICLES OF INCORPORATION

    USAI. The Delaware General Corporation Law provides that the certificate of incorporation of a Delaware corporation may be amended upon adoption by the board of directors of a resolution setting forth the proposed amendment and declaring its advisability, followed by the affirmative vote of a majority of the outstanding shares entitled to vote. It also provides that a certificate of incorporation may provide for a greater or lesser vote than would otherwise be required by the Delaware General Corporation Law.

    PRC. The Florida Business Corporation Act generally requires approval by a majority of directors and by holders of a majority of the shares entitled to vote on any amendment to a Florida corporation's certificate of incorporation. In addition, the amendment must be approved by a majority of the votes entitled to be cast on the amendment by any class or series of shares with respect to which the amendment would create dissenters' rights. The board of directors must recommend the amendment to the shareholders, unless the board of directors determines that because of conflict of interest or other special circumstances it should make no recommendation and communicates the basis for its determination to the shareholders with the amendment.

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
    The PRC bylaws provide that PRC's board may adopt specified limited amendments to PRC's articles of incorporation without shareholder action, including:

    - the deletion of information of historical interest;

    - the declaration of a stock split of issued and unissued authorized shares of an outstanding class of stock, if PRC has only shares of that class outstanding;

    - the removal of authorization for a class or series of shares, if no shares of such class or series have been issued;

    - making any other changes expressly permitted by the Florida Business Corporation Act to be made without shareholder action.

    In addition, specified provisions of PRC's articles of incorporation relating to (i) advance notice of shareholder nominations for election of directors and of new business to be brought at a shareholders' meeting,
(ii) the calling of special meetings of shareholders and (iii) the elimination of shareholders' actions by written consent without a meeting, cannot be amended, modified or repealed unless such amendment, modification or repeal is adopted by an affirmative vote of holders of not less than two-thirds of the outstanding shares entitled to vote thereon unless recommended to the shareholders by a majority of the then directors of PRC, in which case only an affirmative vote of a majority of the outstanding shares shall be required.

AMENDMENT OF BYLAWS

    USAI. Under the Delaware General Corporation Law, shareholders have the authority to make, alter, amend or repeal the bylaws of a corporation and such power may be delegated to the board of directors. The USAi bylaws provide that the directors may amend the bylaws at any meeting of the board, but this power does not alter the power of the shareholders to also amend the bylaws of USAi.

    PRC. The PRC bylaws state that the bylaws may be altered, amended or repealed by either the board of directors or the shareholders of PRC. The board may not however alter, amend or repeal the bylaws generally or a particular bylaw adopted by the shareholders if the shareholders expressly preclude the board from doing so.

SHAREHOLDER ACTION

    USAI. When a quorum is present, the vote of the holders of a majority of each class of the shares of stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which, by express provision of the Delaware General Corporation Law or of the certificate of incorporation, a different vote is required, in which case such express provision shall govern and control the decision of such question.

    PRC. A majority of the shares entitled to vote, represented in person or by proxy shall constitute a quorum of a meeting of shareholders. Generally, and except for specified fundamental actions described below, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter thereof constitutes the act of the shareholders.

NOTICE OF CERTAIN SHAREHOLDER ACTIONS

    USAI. According to the USAi bylaws, USAi is required to notify shareholders of the date, time and place of each annual and special meeting not less than ten or more than sixty days before the meeting date. Only notice of a special meeting must include a description of the purpose or purposes for which the meeting is called. Meetings may be held without notice if all shareholders entitled to vote are present, or if notice is waived by those not present. Any previously scheduled meeting of the shareholders may be postponed, and unless the certificate of incorporation otherwise provides, any

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
special meeting of the shareholders may be canceled, by resolution of the board of directors upon public notice given prior to the date previously scheduled for such meeting of shareholders. USAi's certificate of incorporation does not provide otherwise.

    PRC. According to the PRC bylaws, PRC is required to notify shareholders of the date, time and place of each annual and special meeting not less than ten or more than sixty days before the meeting date. Subject to the Florida Business Corporation Act, only PRC shareholders entitled to vote at the meeting must receive notice thereof. Notice must be given at the direction of the chairman or chief executive officer, the secretary or the officer or persons calling the meeting. Only notice of a special meeting must include a description of the purpose or purposes for which the meeting is called.

    Notice must be written and may be communicated in person, telegraph, teletype or other form of electronic communication, or by mail.

    According to the PRC bylaws, for nominations or other business to be properly brought before an annual meeting by a shareholder, the shareholder must give written notice, which includes information as to the person whom the shareholder proposes to nominate or a description of and reason for the business desired, to the secretary of PRC at its principle executive offices. Such notice must be delivered to PRC not later than the close of business on the 60th day, nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting. If such annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder must be delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by PRC.

    Furthermore, nominations of persons for election to the PRC board of directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to notice of meeting (i) by or at the direction of the board or (ii) provided that the board has determined that directors will be elected at such meeting, by any shareholder who is a shareholder of record at the time of giving notice, is entitled to vote at the meeting and complies with the notice procedures. If PRC calls a special meeting for the purpose of electing directors, any such shareholder may nominate a person(s) for election if the shareholders notice described above is delivered to the secretary of PRC at its principle executive offices no earlier than the close of business on the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the special meeting and the nominees proposed by the board.

SPECIAL MEETINGS

    USAI. The Delaware General Corporation Law provides that special meetings of the shareholders of a corporation may be called by the corporation's board of directors or by such other persons as may be authorized in the corporation's certificate of incorporation or bylaws. The USAi bylaws provide that the chairman of the board or a majority of the directors may call a special meeting.

    PRC. According to the PRC bylaws, special meetings of shareholders are to be held when directed by the board of directors or when a signed and dated written demand is delivered to the secretary of PRC by the holders of not less than 50% of all votes entitled to be cast on any issue to be considered at the proposed special meeting.

STANDARD OF CONDUCT FOR DIRECTORS

    USAI. Under the Delaware General Corporation Law, the standards of conduct for directors have developed through written opinions of the Delaware courts. Generally, directors of Delaware

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corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty has been said to require directors to refrain from self-dealing and the duty of care requires directors in managing the corporate affairs to use that amount of care which ordinarily careful and prudent persons would use in similar circumstances. In general, gross negligence has been established as the test for breach of the standard for the duty of care in the process of decision-making by directors of Delaware corporations. When directors act consistently with their duties of loyalty and care, their decisions generally are presumed to be valid under the business judgment rule.

    PRC. Under the Florida Business Corporation Act, directors also have a fiduciary relationship to their corporation and its shareholders and, as such, are required to discharge their duties as a director in good faith with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner they reasonably believe to be in the best interests of the corporation.

    Under the Florida Business Corporation Act, in discharging his or her duties, a director may consider such factors as the director deems relevant, including the long-term prospects and interests of the corporation and its shareholders, and the social, economic, legal, or other effects of any action on the employees, suppliers, customers of the corporation or its subsidiaries, the communities and society in which the corporation or its subsidiaries operate, and the economy of the state and the nation.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    USAI. Under the Delaware General Corporation Law, a Delaware corporation may include in its certificate of incorporation, a provision that eliminates or limits a director's personal liability for monetary damages for breach of his or her fiduciary duty, subject to specified limitations. The Delaware General Corporation Law also generally permits indemnification of a person who acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation. The USAi bylaws do not depart from this standard.

    In general, the indemnification provided for by the Delaware General Corporation Law is not deemed to be exclusive of any non-statutory indemnification rights provided to directors, officers and employees under any by-law, agreement or vote of shareholders or disinterested directors.

    PRC. The Florida Business Corporation Act and the PRC bylaws permit a corporation to indemnify officers, directors, employees and agents against liability for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The Florida Business Corporation Act provides that a corporation may advance reasonable expenses of defense (a) to a director or officer upon receipt of an undertaking to reimburse the corporation if indemnification is ultimately determined not to be appropriate and (b) to other employees and agents upon such terms and conditions as the board deems appropriate. The corporation must reimburse a successful defendant for expenses, including attorneys' fees, actually and reasonably incurred.

    Indemnification and advancement of expenses under the PRC bylaws is not exclusive, and PRC may further indemnify or advance expenses to any such parties under any agreement, vote of directors or shareholders or otherwise, unless the person indemnified (a) has acted in violation of criminal law and had reasonable cause to believe that his conduct was unlawful, (b) derived an improper personal benefit, or (c) displayed willful misconduct or conscious disregard for the best interests of PRC.

LIMITATION OF LIABILITY

    USAI. The Delaware General Corporation Law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for beach of fiduciary duty as a director, except that such provision shall not limit the liability of a director for (a) any breach of the director's duty of

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loyalty to the corporation or its shareholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) liability under the Delaware General Corporation Law for unlawful payment of dividends or stock purchases or redemptions, or (d) any transaction from which the director derived an improper personal benefit. The USAi certificate of incorporation contains such a provision limiting the liability of the USAi directors.

    PRC. The Florida Business Corporation Act provides that a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy unless the director breached or failed to perform his duties as a director and such breach or failure constitutes (a) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful,
(b) a transaction from which the director derived an improper personal benefit,
(c) a circumstance for which a director is liable for an unlawful distribution,
(d) in a derivative action or an action by a shareholder, constitutes conscious disregard for the best interests of the corporation or willful misconduct or
(e) in a proceeding other than a derivative action or an action by a shareholder, constitutes recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

DIVIDENDS

    USAI. The Delaware General Corporation Law allow a corporation to pay dividends in cash, in property or stock out of its surplus or, if there is no surplus, out of net profits for the fiscal year in which dividends are declared or out of net profits for the preceding fiscal year.

    PRC. The Florida Business Corporation Act permits a corporation's board of directors to make distributions to its shareholders unless, after giving effect to such distribution, the corporation would be unable to pay its debts as they become due in the usual course of business, or would be left with total assets that are less than the sum of its total liabilities plus its obligations upon dissolution to satisfy preferred shareholders whose preferential rights are superior to those receiving the distribution. Under the Florida Business Corporation Act, a corporation's redemption of its own common stock is deemed a distribution.

CONVERSION RIGHTS

    USAI. There are no conversion rights relating to the USAi common stock. See "Description of USAi Capital Stock" for a description of the conversion rights of the class B USAi common stock.

    PRC.  There are no conversion rights relating to PRC common stock.

VOTE ON CERTAIN FUNDAMENTAL ISSUES

    USAI. The Delaware General Corporation Law generally provides that, unless otherwise specified in a corporation's certificate of incorporation or unless the provisions of the Delaware General Corporation Law relating to business combinations indicated herein are applicable, a sale or other disposition of all or substantially all of the corporation's assets, a merger or consolidation of the corporation with another corporation or a dissolution of the corporation requires the affirmative vote of the board of directors plus the affirmative vote of a majority of the outstanding stock entitled to vote thereon. However, under the Delaware General Corporation Law, unless required by its certificate of incorporation, no vote of the shareholders of a constituent corporation surviving a merger is necessary to authorize such merger if:

    - the agreement of merger does not amend the certificate of incorporation of such constituent corporation;

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    - each share of stock of such constituent corporation outstanding prior to such merger is to be an identical outstanding or treasury share of the surviving corporation after such merger;

    - either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such common stock are to be issued under such agreement of merger, or the number of shares of common stock issued or so issuable does not exceed 20% of the number thereof outstanding immediately prior to such merger; and

    - other specified conditions are satisfied.

    In addition, the Delaware General Corporation Law provides that a parent corporation that is the record holder of at least 90% of the outstanding shares of each class of stock of a subsidiary may merge such subsidiary into such parent corporation without the approval of such subsidiary's shareholders or board of directors. Neither the USAi certificate of incorporation nor the USAi bylaws alter this shareholder approval requirement.

    PRC. Under the Florida Business Corporation Act, and subject to the exceptions discussed below, the approval of a merger, plan of liquidation or sale of all or substantially all of a corporation's assets other than in the regular course of business generally requires the recommendation of the corporation's board of directors and an affirmative vote of holders of a majority of the corporation's outstanding shares. Unless required by the articles of incorporation, however, the vote of the shareholders of a corporation surviving a merger is not required if:

    - the articles of incorporation of the surviving corporation will not substantially differ from its articles of incorporation before the merger;

    - each shareholder of the surviving corporation immediately prior to the effective date will hold the same number of shares, with identical designations, preferences, limitations and relative rights immediately after the merger; and

    - the number of voting shares outstanding immediately after the merger plus the number of voting shares issuable as a result of the merger will not exceed by more than 20% the total number of voting shares of the surviving corporation immediately prior to the merger.

    This transaction does not fall within any of the aforementioned exceptions, and therefore adoption by the board of directors and approval by a majority vote of shareholders is required.

BUSINESS COMBINATION RESTRICTIONS

    USAI. Section 203 of the Delaware General Corporation Law limits specified business combinations of Delaware corporations with interested shareholders. Under the Delaware General Corporation Law, an interested shareholder (a shareholder whose beneficial ownership in the corporation is at least 15% of the outstanding voting securities) cannot enter specified business combinations with the corporation for a period of three years following the time that such shareholder became an interested shareholder unless:

    - prior to such time, the corporation's board of directors approved either the business combination or the transaction in which the shareholder became an interested shareholder;

    - upon consummation of the transaction in which any person becomes an interested shareholder, such interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by specified employee stock ownership plans and persons who are both directors and officers of the corporation; or

    - at or subsequent to such time, the business combination is both approved by the board of directors and authorized at an annual or special meeting of shareholders, not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested shareholder.

    PRC. Section 607.0901 of the Florida Business Corporation Act, informally known as the "fair price statute", provides that the approval of the holders of two-thirds of the voting shares of a corporation, other than the shares beneficially owned by an interested shareholder (as defined below), would be required to effectuate specified transactions, including a merger, consolidation, specified sales of assets, specified sales of shares, liquidation or dissolution of the corporation, and reclassification of securities, involving a Florida corporation and an interested shareholder, referred to as an affiliated transaction. An "interested shareholder" is defined as the beneficial owner of more than 10% of the outstanding voting shares of the corporation. The foregoing special voting requirement is in addition to the vote required by any other provision of the Florida Business Corporation Act or by a corporation's articles of incorporation.

    The special voting requirement does not apply in any of the following circumstances:

    - the affiliated transaction is approved by a majority of the corporation's disinterested directors;

    - the corporation has not had more than 300 shareholders of record at any time during the three years preceding the announcement of the affiliated transaction;

    - the interested shareholder has beneficially owned at least 80% of the corporation's voting stock for five years preceding the date on which the affiliated transaction is first publicly announced or communicated generally to the corporation's shareholders;

    - the interested shareholder beneficially owns at least 90% of the corporation's voting shares;

    - the corporation is an investment company registered under the Investment Company Act of 1940; or

     -- in the affiliated transaction, consideration shall be paid to the holders of each class or series of voting shares and all of the following conditions are met:

     -- the cash and fair value of other consideration to be paid per share to all holders of voting shares equals the highest per share price paid by the interested shareholder, or specified alternative benchmarks, if higher;

     -- the consideration to be paid in the affiliated transaction is in cash or in the same form as previously paid by the interested shareholder or if multiple forms, then in cash or the form used to acquire the largest number of shares;

     -- during the portion of the three years preceding the announcement of the affiliated transaction that the interested shareholder has been an interested shareholder, except as approved by a majority of the disinterested directors, there shall have been no failure to declare and pay at the regular date any full periodic dividends, no decrease in stock dividends, and no increase in the voting shares owned by the interested shareholder;

     -- during such portion of the three-year period, except as approved by a majority of the disinterested directors, there has been no benefit to the interested shareholder in the form of loans, guaranties or other financial assistance or tax advantages provided by the corporation; and

     -- unless approved by a majority of the disinterested directors, a proxy or information statement describing the affiliated transaction shall have been mailed to holders of voting shares at least 25 days prior to the consummation of the affiliated transaction.

    Section 607.0902 of the Florida Business Corporation Act, informally known as the "control-share acquisition statute", provides that any acquisition by a person, either directly or indirectly, of ownership of, or the power to direct the voting power with respect to, issued and outstanding control shares (as defined below) is a "control-share acquisition". "Control shares" are shares that, but for this section of the Florida Business Corporation Act, would have voting power with respect to the shares of a Florida corporation that, when added to all other shares owned by such person, would entitle that person to exercise or direct the exercise of the voting power of the corporation in the election of directors within any of the following ranges of voting power:

    - one-fifth or more but less than one-third of all voting power;

    - one-third or more but less than a majority of all voting power; or

    - a majority or more of all voting power.

    A control-share acquisition must be approved by a majority of each class of outstanding voting securities of such corporation, excluding the shares held or controlled by the person seeking approval, before the control shares may be voted. A special meeting of shareholders must be held by the corporation to approve a control-share acquisition within 50 days after a request for such meeting is submitted by the person seeking to acquire control. The acquisition of shares of the corporation does not constitute a control-share acquisition if, among other circumstances, the acquisition has been approved by the board of directors of the corporation before the acquisition or a merger is effected in compliance with the applicable provisions of the Florida Business Corporation Act, if the corporation is a party to the agreement of merger. If the control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power of the corporation, all shareholders shall have dissenter's rights as provided by the Florida Business Corporation Act.

CUMULATIVE VOTING

    USAI. The Delaware General Corporation Law provides that the certificate of incorporation of any corporation may grant shareholders the right to cumulate their votes. The USAi certificate of incorporation does not provide shareholders the right to cumulate votes in the election of directors. Therefore, a plurality of the votes cast at any meeting of shareholders at which directors are to be elected shall elect directors, except that the USAi certificate of incorporation entitles the holders of its common stock to elect 25% of the directors, or the next higher whole number if 25% is a fraction. See "--Board of Directors."

    PRC. Under the Florida Business Corporation Act, shareholders do not have a right to cumulate their votes for directors unless the articles of incorporation so provide. The PRC articles of incorporation contain no such provision. Directors are therefore elected by a plurality of votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

DISSENTERS' OR APPRAISAL RIGHTS

    USAI. Under the Delaware General Corporation Law, appraisal rights may be available in connection with a statutory merger or consolidation in specified situations. Appraisal rights are not available under the Delaware General Corporation Law when a corporation is to be the surviving corporation and no vote of its shareholders is required to approve the merger or consolidation. In addition, no appraisal rights are available to holders of shares of any class of stock which is either:

    - listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by The National Association of Securities Dealers, Inc.; or

    - held of record by more than 2,000 shareholders, unless such shareholders are required by the terms of the merger or consolidation to accept anything other than:

     --  shares of the surviving corporation,

     -- shares of stock that are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities
        Dealers, Inc. or held of record by more than 2,000 shareholders,

     --  cash in lieu of fractional shares, or

     --  any combination of the foregoing.

    Shareholders who perfect their appraisal rights are entitled to receive cash from the corporation equal to the value of their shares as established by judicial appraisal. Corporations may enlarge these statutory rights by including in their certificate of incorporation a provision allowing the appraisal rights in any merger or consolidation in which the corporation is a constituent corporation. The USAi Certificate does not contain a provision enlarging such appraisal rights.

    PRC. Under the Florida Business Corporation Act, any shareholder of a corporation has the right to dissent from, and obtain fair value of his or her shares in the event of a plan of merger to which the corporation is a party if the shareholder is entitled to vote on the merger, or if the shareholder is a shareholder of a subsidiary that is merged with its parent in accordance with the provisions of the Florida Business Corporation Act relating to the merger of subsidiaries. Shareholders will also have rights to dissent from any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his or her shares. Unless the articles of incorporation of a corporation otherwise provide, dissenters rights will not be available to the holders of any shares of any class or series which, on the applicable record date, were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by The National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders. The PRC articles of incorporation and bylaws do not contain any provisions granting additional appraisal rights.

                                 LEGAL MATTERS

    The legality of USAi common stock offered by this proxy statement/prospectus will be passed upon for USAi by its counsel, Covington & Burling, New York, New York.

    Specified United States Federal income tax consequences of the merger will be passed upon for PRC by its counsel, Skadden, Arps, Slate, Meagher & Flom, LLP.

                                    EXPERTS


    Ernst & Young LLP, independent auditors, have audited USAi's consolidated financial statements and financial statement schedule included in our Annual Report on form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this Proxy Statement/Prospectus and Registration Statement. USAi's financial statements and financial statement schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.



    The financial statements incorporated in this proxy statement/prospectus by reference to PRC's Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.


    Representatives of PricewaterhouseCoopers LLP are not expected to be present at the special meeting.

                 SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING


    PRC will hold its 2000 annual meeting of PRC shareholders only if the merger is not consummated. In the event that such meeting is held, any proposals of PRC shareholders intended to be presented at the 2000 annual meeting must be submitted in writing and received by the secretary of PRC at 8151 Peters Road, Suite 4000, Plantation, Florida 33324, no later than the close of business on the 60th day, nor earlier than the close of business on the 90th day prior to June 21, 2000. If such annual meeting is more than 30 days before or more than 60 days after such date, notice by the shareholder must be delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by PRC. Such notice must otherwise comply with the requirements of PRC's bylaws and Rule 14a-8 of the Securities Exchange Act of 1934.


                                 OTHER MATTERS

    As of the date of this proxy statement/prospectus, the PRC board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

    USAi and PRC file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that USAi and PRC file with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference rooms at the following locations:

                           Public Reference Room
                          450 Fifth Street, N.W.
                                 Room 1024
                          Washington, D.C. 20549

                         New York Regional Office
                           7 World Trade Center
                                Suite 1300
                         New York, New York 10048

                          Chicago Regional Office
                              Citicorp Center
                          500 West Madison Street
                                Suite 1400
                       Chicago, Illinois 60661-2511

    Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the Securities and Exchange Commission at "http://www.sec.gov." Reports, proxy statements and other information pertaining to USAi and PRC are also available for inspection at the offices of The Nasdaq Stock Market, which is located at 1735 K Street, N.W., Washington, D.C. 20006.


    USAi filed a registration statement on Form S-4 on March 3, 2000 to register with the Securities and Exchange Commission the USAi common stock to be issued to PRC shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of USAi in addition to being a proxy statement of PRC. As allowed by Securities and Exchange Commission rules, this proxy statement/prospectus does not contain all the information you can find in USAi's registration statement or the exhibits to the registration statement.


    The Securities and Exchange Commission allows USAi and PRC to "incorporate by reference" information into this proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to other documents filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or in later filed documents incorporated by reference in this proxy statement/prospectus.

    This proxy statement/prospectus incorporates by reference the documents set forth below that USAi and PRC have previously filed with the Securities and Exchange Commission. These documents contain important information about our companies and their finances.


USAI FILINGS
(FILE NO. 0-20570)                             PERIOD
------------------                             ------
Annual Report on Form 10-K                     Year ended December 31, 1999

Current reports on Form 8-K filed on
January 13, 2000, January 20, 2000,
January 26, 2000 and February 25, 2000



PRC FILINGS
(FILE NO. )                                    PERIOD
-----------                                    ------
Annual Report on Form 10-K                     Year ended December 31, 1999

Current reports on Form 8-K filed on
January 13, 2000 and January 27, 2000


    USAi and PRC also incorporate by reference additional documents that may be filed with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the special meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

    USAi has supplied all information contained or incorporated by reference in this proxy statement/ prospectus relating to USAi and PRC has supplied all such information relating to PRC.

    PRC shareholders should not send in their PRC certificates until they receive the transmittal materials from the exchange agent. PRC shareholders of record who have further questions about their share certificates or the exchange of their PRC common stock for USAi common stock should call the exchange agent.

    If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through the companies, the Securities and Exchange Commission or the Securities and Exchange Commission's Internet web site as described above. Documents incorporated by reference are available from the companies without charge, excluding all exhibits, except that if the companies have specifically incorporated by reference an exhibit in this proxy statement/prospectus, the exhibit will also be provided without charge. Shareholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:


        USA Networks, Inc.             Precision Response Corporation
      152 West 57(th) Street                  8151 Peters Road
        New York, NY 10019                       Suite 4000
   Attention: Investor Relations          Plantation, Florida 33324
          (212) 314-7400                Attention: Investor Relations
                                               (954) 693-3991




    You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated March 7, 2000. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/ prospectus to shareholders nor the issuance of USAi common stock in the merger creates any implication to the contrary.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This proxy statement/prospectus contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing products, plans and objectives of management, markets for stock of USAi and PRC and other matters. Statements in this proxy statement/prospectus that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. Such forward-looking statements, including, without limitation, those relating to the future business prospects, revenues and income, in each case relating to USAi and PRC, wherever they occur in this proxy statement/prospectus, are necessarily estimates reflecting the best judgment of the senior management of USAi and PRC and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Such forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this proxy statement/ prospectus. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include without limitation:

    - the ability to integrate the operations of USAi and PRC, including their respective product lines

    - the effects of vigorous competition in the markets in which USAi and PRC operate.

    Words such as "estimate," "project," "plan," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement/prospectus and the other documents incorporated by reference, including, but not limited to, the Annual Report on Form 10-K for the fiscal year ended December 31, 1999 of USAi, including any amendments, and the Annual Report on Form 10-K for the fiscal year ended December 31, 1999 of PRC, including any amendments. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus. Neither USAi nor PRC undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

                                                                         ANNEX I

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                        PRECISION RESPONSE CORPORATION,
                               USA NETWORKS, INC.
                                      AND
                              P ACQUISITION CORP.

                          DATED AS OF JANUARY 12, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                 PAGE
                                                                               --------
ARTICLE I       THE MERGER...................................................     I-1
    SECTION 1.1  The Merger..................................................     I-1
    SECTION 1.2  Effect on Shares of Company Common Stock....................     I-2
    SECTION 1.3  Exchange of Certificates....................................     I-2
    SECTION 1.4  Company Options.............................................     I-5
    SECTION 1.5  Closing.....................................................     I-6

ARTICLE II      THE SURVIVING CORPORATION....................................     I-6
    SECTION 2.1  Amended and Restated Articles of Incorporation..............     I-6
    SECTION 2.2  By-laws.....................................................     I-6
    SECTION 2.3  Directors and Officers......................................     I-6

ARTICLE III     REPRESENTATIONS AND WARRANTIES OF THE COMPANY................     I-7
    SECTION 3.1  Corporate Existence and Power...............................     I-7
    SECTION 3.2  Corporate Authorization.....................................     I-7
    SECTION 3.3  Consents and Approvals; No Violations.......................     I-7
    SECTION 3.4  Capitalization..............................................     I-8
    SECTION 3.5  Subsidiaries................................................     I-9
    SECTION 3.6  SEC Documents...............................................     I-9
    SECTION 3.7  Financial Statements........................................    I-10
    SECTION 3.8  Information Supplied........................................    I-10
    SECTION 3.9  Absence of Material Adverse Changes, etc....................    I-10
    SECTION      Taxes.......................................................
3.10                                                                             I-11
    SECTION      Employee Benefit Plans......................................
3.11                                                                             I-13
    SECTION      Litigation..................................................
3.12                                                                             I-14
    SECTION      Compliance with Laws........................................
3.13                                                                             I-14
    SECTION      Labor Matters...............................................
3.14                                                                             I-14
    SECTION      Certain Contracts and Arrangements..........................
3.15                                                                             I-15
    SECTION      Intellectual Property.......................................
3.16                                                                             I-15
    SECTION      Year 2000 Compliance........................................
3.17                                                                             I-16
    SECTION      Finders' Fees...............................................
3.18                                                                             I-16
    SECTION      Opinion of Financial Advisors...............................
3.19                                                                             I-16
    SECTION      Board Recommendation........................................
3.20                                                                             I-16
    SECTION      Voting Requirements.........................................
3.21                                                                             I-17
    SECTION      Title to Properties.........................................
3.22                                                                             I-17
    SECTION      Certain Contracts...........................................
3.23                                                                             I-17
    SECTION      Tax Matters.................................................
3.24                                                                             I-17

ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF BUYER AND NEWCO.............    I-17
    SECTION 4.1  Corporate Existence and Power...............................    I-17
    SECTION 4.2  Corporate Authorization.....................................    I-17
    SECTION 4.3  Consents and Approvals; No Violations.......................    I-18
    SECTION 4.4  Capitalization..............................................    I-18
    SECTION 4.5  SEC Documents...............................................    I-19
    SECTION 4.6  Financial Statements........................................    I-19
    SECTION 4.7  Information Supplied........................................    I-19
    SECTION 4.8  Litigation..................................................    I-19
    SECTION 4.9  Tax Matters.................................................    I-20
    SECTION      Compliance with Laws........................................
4.10                                                                             I-20

                                                                                 PAGE
                                                                               --------
    SECTION      Share Ownership.............................................
4.11                                                                             I-20
    SECTION      Ownership of Newco; No Prior Activities; Assets of Newco....
4.12                                                                             I-20
    SECTION      Finders' Fees...............................................
4.13                                                                             I-20

ARTICLE V      COVENANTS OF THE PARTIES......................................    I-20
    SECTION 5.1  Conduct of the Business of the Company......................    I-20
    SECTION 5.2  Advice of Changes...........................................    I-23
    SECTION 5.3  Letters of the Company's Accountants........................    I-23
    SECTION 5.4  Letters of Buyer's Accountants..............................    I-23
    SECTION 5.5  Shareholders' Meeting; Proxy Material.......................    I-24
    SECTION 5.6  Access to Information.......................................    I-25
    SECTION 5.7  No Solicitation.............................................    I-26
    SECTION 5.8  Director and Officer Liability..............................    I-27
    SECTION 5.9  Reasonable Best Efforts.....................................    I-28
    SECTION      Certain Filings.............................................
5.10                                                                             I-29
    SECTION      Public Announcements........................................
5.11                                                                             I-29
    SECTION      Further Assurances..........................................
5.12                                                                             I-29
    SECTION      Employee Matters............................................
5.13                                                                             I-29
    SECTION      State Takeover Laws.........................................
5.14                                                                             I-30
    SECTION      Affiliates..................................................
5.15                                                                             I-30
    SECTION      Listing.....................................................
5.16                                                                             I-30
    SECTION      Litigation..................................................
5.17                                                                             I-30
    SECTION      Tax Treatment...............................................
5.18                                                                             I-30
    SECTION      Stockholders Agreement Legend...............................
5.19                                                                             I-31

ARTICLE VI     CONDITIONS TO THE MERGER......................................    I-31
    SECTION 6.1  Conditions to Each Party's Obligations......................    I-31
    SECTION 6.2  Conditions to the Company's Obligations.....................    I-31
    SECTION 6.3  Conditions to Buyer's and Newco's Obligations...............    I-32

ARTICLE VII     TERMINATION..................................................    I-32
    SECTION 7.1  Termination.................................................    I-32
    SECTION 7.2  Effect of Termination.......................................    I-34
    SECTION 7.3  Fees........................................................    I-34

ARTICLE VIII    MISCELLANEOUS................................................    I-34
    SECTION 8.1  Notices.....................................................    I-34
    SECTION 8.2  Survival of Representations and Warranties..................    I-35
    SECTION 8.3  Interpretation..............................................    I-35
    SECTION 8.4  Amendments, Modification and Waiver.........................    I-36
    SECTION 8.5  Successors and Assigns......................................    I-36
    SECTION 8.6  Specific Performance........................................    I-36
    SECTION 8.7  Governing Law...............................................    I-36
    SECTION 8.8  Severability................................................    I-36
    SECTION 8.9  Third Party Beneficiaries...................................    I-37
    SECTION      Entire Agreement............................................
8.10                                                                             I-37
    SECTION      Counterparts; Effectiveness.................................
8.11                                                                             I-37

                             TABLE OF DEFINED TERMS

TERM                                                          SECTION NO.
----                                                          -----------
1996 Plan...................................................         16
Acquisition Proposal........................................         52
Active Subsidiary...........................................         17
Agreement...................................................          1
Articles of Merger..........................................          2
Buyer.......................................................          1
Buyer Class B Common Stock..................................         35
Buyer Common Shares.........................................         35
Buyer Common Stock..........................................          3
Buyer Preferred Stock.......................................         36
Buyer SEC Documents.........................................         36
Buyer Securities............................................         36
Buyer's Representatives.....................................         49
Certificates................................................          4
Closing.....................................................         11
Closing Date................................................         11
Code........................................................          1
Common Shares Trust.........................................          7
Company.....................................................          1
Company Common Stock........................................          1
Company Disclosure Schedule.................................         12
Company Group...............................................         21
Company Plans...............................................         24
Company Preferred Stock.....................................         15
Company Proxy Statement.....................................         15
Company SEC Documents.......................................         18
Company Securities..........................................         16
Company Stockholders Meeting................................         48
Company Voting Debt.........................................         41
Confidentiality Agreement...................................         50
Continuing Employees........................................         57
Costs.......................................................         54
Effective Time..............................................          2
ERISA.......................................................         24
Excess Shares...............................................          7
Exchange Act................................................         11
Exchange Agent..............................................          4
Exchange Fund...............................................          4
Exchange Ratio..............................................          3
Facilities..................................................         31
FBCA........................................................          1
Form S-4....................................................         19
GAAP........................................................         18
Goldman Sachs...............................................         31
Governmental Entity.........................................         15
HSR Act.....................................................         15
Indemnifiable Claim.........................................         54

TERM                                                          SECTION NO.
----                                                          -----------
Indemnitees.................................................         54
Intellectual Property.......................................         30
Legal Restraints............................................         61
Licenses....................................................         12
Lien........................................................         18
Material Adverse Effect.....................................         13
Maximum Amount..............................................         55
Merger......................................................       1, 2
Merger Consideration........................................          3
MIS Systems.................................................         31
NASD........................................................          7
Nasdaq......................................................         35
Newco.......................................................          1
Options.....................................................         10
Permits.....................................................     27, 38
Person......................................................         17
Required Company Shareholder Vote...........................         13
SEC.........................................................         11
Secretary of State..........................................          2
Securities Act..............................................         15
Stock Plans.................................................         10
Stockholders Agreement......................................          1
Subsidiary..................................................         17
Superior Proposal...........................................         52
Surviving Corporation.......................................          2
Tax Return..................................................         24
Taxes.......................................................         23
Termination Date............................................         63

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of January 12, 2000 (this "AGREEMENT"), by and among Precision Response Corporation, a Florida corporation (the "COMPANY"), USA Networks, Inc., a Delaware corporation ("BUYER"), and P Acquisition Corp., a Florida corporation and a wholly owned subsidiary of Buyer ("NEWCO").

                              W I T N E S S E T H

    WHEREAS, the respective Boards of Directors of Buyer, Newco and the Company have each adopted this Agreement as the Plan of Merger and approved this Agreement and the merger of Newco with and into the Company (the "MERGER"), upon the terms and subject to the conditions set forth herein, and in accordance with the Florida Business Corporation Act (the "FBCA"), whereby each issued and outstanding share of common stock, par value $.01 per share of the Company (the "COMPANY COMMON STOCK") (other than shares of Company Common Stock owned by Buyer, Newco or any other Subsidiary (as defined in Section 3.5(a) hereof) of Buyer immediately prior to the Effective Time (as defined in Section 1.1(b) hereof)), will, upon the terms and subject to the conditions set forth herein, be converted into the right to receive the Merger Consideration (as defined in Section 1.2(a) hereof);

    WHEREAS, for Federal income tax purposes, the parties to this Agreement intend that the Merger qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and that this Agreement constitutes a plan of reorganization; and

    WHEREAS, as a condition and inducement to Buyer to enter into this Agreement and incur the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Buyer is entering into a Stockholders Agreement with certain stockholders of the Company substantially in the form of Exhibit B hereto (the "STOCKHOLDERS AGREEMENT") pursuant to which, among other things, such shareholders have agreed to vote such shares in favor of this Agreement and the Merger provided for herein.

    NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and conditions set forth herein and in the Stockholders Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

    SECTION 1.1  THE MERGER.

    (a) Upon the terms and subject to the conditions of this Agreement, and in accordance with the FBCA, at the Effective Time, Newco shall be merged (the "MERGER") with and into the Company, whereupon the separate existence of Newco shall cease, and the Company shall continue as the surviving corporation (sometimes referred to herein as the "SURVIVING CORPORATION") and shall continue to be governed by the laws of the State of Florida.

    (b) Concurrently with the Closing (as defined in Section 1.7 hereof), the Company, Buyer and Newco will cause articles of merger (the "ARTICLES OF MERGER") with respect to the Merger to be executed and filed with the Secretary of State of the State of Florida (the "SECRETARY OF STATE") as provided in the FBCA. The Merger shall become effective on the date and time at which the Articles of Merger has been duly filed with the Secretary of State or at such other date and time as is agreed between the parties and specified in the Articles of Merger, and such date and time is hereinafter referred to as the "EFFECTIVE TIME."

    (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, immunities, powers and franchises and be subject to all of the obligations, restrictions, disabilities, liabilities, debts and duties of the Company and Newco.

    SECTION 1.2 EFFECT ON SHARES OF COMPANY COMMON STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Newco:

    (a) CONVERSION OF COMPANY COMMON STOCK. Subject to Section 1.3(e), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Section 1.2(b) hereof) shall be converted into 0.54 (the "EXCHANGE RATIO", subject to increase as provided in Section 7.1(j) hereof in the event that Buyer exercises its Top-up Right (as defined in Section 7.1(j) hereof) in which case the Exchange Ratio shall be as calculated in Section 7.1(j) hereof), fully paid and nonassessable shares of common stock, par value $0.01 per share, of Buyer ("BUYER COMMON STOCK") (the "MERGER CONSIDERATION"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive certificates representing the Merger Consideration and any cash in lieu of fractional shares of Buyer Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 1.3, without interest.

    (b) CANCELLATION OF SHARES OF COMPANY COMMON STOCK. Each share of Company Common Stock held by the Company as treasury stock or owned by a wholly-owned Subsidiary of the Company or by Buyer, Newco or any other Subsidiary of Buyer immediately prior to the Effective Time shall automatically be cancelled and retired and cease to exist, and no Merger Consideration or other consideration or payment shall be delivered therefor or in respect thereto.

    (c) CAPITAL STOCK OF NEWCO. Each share of common stock of Newco issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $.01, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

    (d) ADJUSTMENT OF EXCHANGE RATIO. In the event Buyer changes (or establishes a record date for changing) the number of shares of Buyer Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Buyer Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted to reflect such stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares of similar transaction.

    SECTION 1.3  EXCHANGE OF CERTIFICATES.

    (a) EXCHANGE AGENT. As of the Effective Time, Buyer shall enter into an agreement with such bank or trust company as may be designated by Buyer (the "EXCHANGE AGENT"), which shall provide that Buyer shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article I, through the Exchange Agent, certificates representing the shares of Buyer Common Stock (such shares of Buyer Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, any Excess Shares (as defined in Section 1.3(e)) and any cash (including cash proceeds from the sale of the Excess Shares) payable in lieu of any fractional shares of Buyer Common Stock being hereinafter referred to as the "EXCHANGE FUND") issuable pursuant to Section 1.2 in exchange for outstanding shares of Company Common Stock.

    (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "CERTIFICATES") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.2, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Buyer may reasonably specify) and
(ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall receive in exchange therefor a certificate representing that number of whole shares of Buyer Common Stock which such holder has the right to receive pursuant to the provisions of this Article I, certain dividends or other distributions in accordance with Section 1.3(c) and cash in lieu of any fractional share of Buyer Common Stock in accordance with
Section 1.3(e), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Buyer Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Buyer Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of Buyer that such tax has been paid or is not applicable. Each Certificate shall be deemed at any time after the Effective Time to represent only the Merger Consideration and the right to receive upon surrender in accordance with this Section 1.3 certificates representing the Merger Consideration into which the shares of Company Common Stock shall have been converted pursuant to Section 1.2, cash in lieu of any fractional shares of Buyer Common Stock as contemplated by Section 1.3(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 1.3(c). No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article I.

    (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to Buyer Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Buyer Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.3(e), and all such dividends, other distributions and cash in lieu of fractional shares of Buyer Common Stock shall be paid by Buyer to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article I. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the certificate representing whole shares of Buyer Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Buyer Common Stock, and the amount of any cash payable in lieu of a fractional share of Buyer Common Stock to which such holder is entitled pursuant to Section 1.3(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Buyer Common Stock.

    (d) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All Merger Consideration issued or paid upon the surrender for exchange of Certificates in accordance with the terms of this Article I (including any cash paid pursuant to this Article I) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article I, except as otherwise provided by law.

    (e) NO FRACTIONAL SHARES. (i) No certificates or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Buyer shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Buyer.

    (ii) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (A) the number of whole shares of Buyer Common Stock delivered to the Exchange Agent by Buyer pursuant to
Section 1.3(a) over (B) the aggregate number of whole shares of Buyer Common Stock to be distributed to former holders of Company Common Stock pursuant to
Section 1.3(b) (such excess being herein called the "EXCESS SHARES"). Following the Effective Time, the Exchange Agent shall, on behalf of former stockholders of the Company, sell the Excess Shares at then-prevailing prices in the over-the-counter market through one or more member firms of the National Association of Securities Dealers, Inc. (the "NASD"), and in round lots to the extent practicable. The Exchange Agent shall use reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of Certificates formerly representing Company Common Stock, the Exchange Agent shall hold such proceeds in trust for such holders (the "COMMON SHARES TRUST"). The Company shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of the Common Shares Trust to which each former holder of Company Common Stock is entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such former holder of Company Common Stock is entitled (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all former holders of Company Common Stock are entitled.

    (iii) Notwithstanding the provisions of Section 1.3(e)(ii), Buyer may elect at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments hereinabove contemplated, to pay each former holder of Company Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the last reported sale price for a share of Buyer Common Stock (as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source) on the Closing Date, and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this Section 1.3(e)(iii).

    (iv) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates formerly representing Company Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Certificates formerly representing Company Common Stock subject to and in accordance with the terms of
Section 1.3(c).

    (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to

Buyer, upon demand, and any holders of the Certificates who have not theretofore complied with this Article I shall thereafter look only to Buyer for payment of their claim for Merger Consideration, any dividends or distributions with respect to Buyer Common Stock and any cash in lieu of fractional shares of Buyer Common Stock.

    (g) NO LIABILITY. None of Buyer, the Surviving Corporation, the Company or the Exchange Agent shall be liable to any person in respect of any shares of Buyer Common Stock, any dividends or distributions with respect thereto, any cash in lieu of fractional shares of Buyer Common Stock or any cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such date on which any amounts payable pursuant to this
Article I would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.3(b)), any such amounts shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

    (h) INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Buyer, on a daily basis. Any interest and other income resulting from such investments shall be paid to Buyer.

    (i) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Buyer, the posting by such person of a bond in such reasonable amount as Buyer may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto and, if applicable, any unpaid dividends and distributions on shares of Buyer Common Stock deliverable in respect thereof and any cash in lieu of fractional shares, in each case pursuant to this Agreement.

    SECTION 1.4 COMPANY OPTIONS. (a) At the Effective Time, each of the then outstanding Options (as defined below) shall be (i) assumed by Buyer, in accordance with the terms of the applicable Stock Plan (as defined below) and option agreement by which it is evidenced, except that from and after the Effective Time, Buyer and its Board of Directors or Compensation Committee, as the case may be, shall be substituted for the Company and its subsidiaries and their respective Boards of Directors (including if applicable the entire Board of Directors) administering any such Stock Plan, and (ii) converted into an option to purchase that number of shares of Buyer Common Stock determined by multiplying the number of shares of Company Common Stock subject to such Option at the Effective Time by the Exchange Ratio, at an exercise price per share of Buyer Common Stock equal to the exercise price per share of such Option immediately prior to the Effective Time divided by the Exchange Ratio; except that, in the case of an Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the conversion formula shall be adjusted, if the Company determines that such adjustment is necessary, to comply with Section 424(a) of the Code. If the foregoing calculation results in an assumed Option being exercisable for a fraction of a share of Buyer Common Stock, then the number of shares of Buyer Common Stock subject to such option shall be rounded down to the nearest whole number of shares. Except as otherwise set forth in this Section 1.4 and except to the extent required under certain agreements in effect as of the date hereof between the Company and certain of its employees, the term, status as an "incentive stock option" under Section 422 of the Code (if applicable), all applicable restrictions or limitations on transfer and vesting and all other terms and conditions of Options will (except as otherwise provided in the applicable Stock Plan or Option) to the extent permitted by law and otherwise reasonably practicable, be unchanged. As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the provisions of this
Section 1.4(a).

"OPTIONS" means any option granted, and not exercised, expired or terminated, to a current or former employee, director or independent contractor of the Company or any of its subsidiaries or any predecessor thereof to purchase shares of Company Common Stock pursuant to the Company's Amended and Restated 1996 Incentive Stock Plan, as amended, Amended and Restated 1996 Nonemployee Director Stock Option Plan or any other stock option, stock bonus, stock award, or stock purchase plan, program, or arrangement of the Company or any of its subsidiaries or any predecessor thereof (collectively, the "STOCK PLANS") or any other contract or agreement entered into by the Company or any of its subsidiaries.

    (b) At the Effective Time, Buyer shall cause the shares of Buyer Common Stock issuable upon exercise of the assumed Options to be registered on Form S-8 (or any successor form) promulgated by the Securities and Exchange Commission (the "SEC"), and shall maintain the effectiveness of such registration statement for so long as such assumed Options remain outstanding, except to the extent, and for such period, that such effectiveness is interfered with by the issuance of an SEC stop order; provided that the Buyer shall use its reasonable best efforts to have any such stop order lifted as soon as practicable.

    (c) As soon as reasonably practicable after the Effective Time, Buyer shall deliver to each holder of an assumed Option an appropriate notice setting forth such holder's rights pursuant to such Option. The Company and Buyer shall take all commercially reasonable actions which are necessary in order to effect the foregoing provisions of this Section 1.4 as of the Effective Time.

    (d) Both Buyer and the Company shall take such steps as may be required to cause the transactions contemplated by this Section 1.4 and any other dispositions of Company equity securities and/or acquisitions of Buyer equity securities (including, in each case derivative securities) in connection with this Agreement or the transactions contemplated hereby by any individual who is a director or officer of the Company, to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "EXCHANGE ACT"), such steps to be taken in accordance with the interpretative letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

    SECTION 1.5 CLOSING. Subject to the satisfaction or waiver of the conditions set forth in Article VI hereof, the closing of the Merger (the "CLOSING") will take place at 10:00 a.m., New York City time, on a date to be specified by the parties hereto, which shall be no later than the third business day after the satisfaction of the conditions set forth in Section 6.1 hereof, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York, unless another time, date or place is agreed to in writing by the parties hereto (such date, the "CLOSING DATE").

                                   ARTICLE II

                           THE SURVIVING CORPORATION

    SECTION 2.1 AMENDED AND RESTATED ARTICLES OF INCORPORATION. The Amended and Restated Articles of Incorporation as amended and restated as set forth in Exhibit C-2 hereto shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

    SECTION 2.2 BY-LAWS. The by-laws of Newco in effect at the Effective Time shall be the By-laws of the Surviving Corporation until thereafter amended in accordance with applicable law, the articles of incorporation of the Surviving Corporation and the by-laws of the Surviving Corporation.

    SECTION 2.3 DIRECTORS AND OFFICERS. From and after the Effective Time, the directors of Newco at the Effective Time shall be the directors of the Surviving Corporation and the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified in accordance with applicable law.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Buyer and Newco as follows:

    SECTION 3.1 CORPORATE EXISTENCE AND POWER. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida, and except as set forth on Schedule 3.1 of the Company Disclosure Schedule delivered by the Company to the Buyer prior to the execution of this Agreement (the "COMPANY DISCLOSURE SCHEDULE"), has all corporate powers and all governmental licenses, authorizations, consents and approvals (collectively, "LICENSES") required to carry on its business as now conducted except for failures to have any such License which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect (as defined hereafter). The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except in such jurisdictions where failures to be so qualified, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. As used herein, the term "MATERIAL ADVERSE EFFECT" means a material adverse effect (i) on the condition (financial or otherwise), business, operations, properties, assets or results of operations of the Company and its Subsidiaries, or Buyer and its Subsidiaries, as the case may be, in each case taken as a whole, that is not a result of general changes in the economy or the industries in which such entities currently operate, or (ii) on the ability of the Company and its Subsidiaries, or Buyer and Newco, as the case may be, to promptly perform their respective obligations hereunder or under the transactions contemplated hereby. The Company has heretofore made available to Buyer complete and correct copies of the Company's Amended and Restated Articles of Incorporation and the Company's By-laws as currently in effect.

    SECTION 3.2 CORPORATE AUTHORIZATION. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of this Agreement and the Plan of Merger by the affirmative votes of holders of a majority of the outstanding shares of Company Common Stock (the "REQUIRED COMPANY SHAREHOLDER VOTE"), to consummate the transactions contemplated herein. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by the Board of Directors of the Company and, other than the approval of this Agreement and the Plan of Merger by the Required Company Shareholder Vote, no other corporate proceedings or actions on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and to consummate the transactions contemplated herein. This Agreement has been duly executed and delivered by the Company and constitutes, assuming due authorization, execution and delivery of this Agreement by Buyer and Newco, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

    SECTION 3.3  CONSENTS AND APPROVALS; NO VIOLATIONS.

    (a) Except as set forth in Schedule 3.3(a) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the performance by the Company of its obligations hereunder will (i) conflict with or result in a violation or breach of any provision of the Company's Amended and Restated Articles of Incorporation or the Company's By-laws; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation or to loss of a material benefit) under, or result in the creation of any Lien (as defined in Section 3.5(b)) upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease or agreement or similar instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their assets may be bound or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection
(b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity (as defined in Section 3.3(b) hereof) to which the Company or any of its Subsidiaries or any of their respective assets is subject, excluding from the foregoing clauses (ii) and (iii) such conflicts, defaults, breaches, rights, violations or Liens (A) that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect or (B) that become applicable as a result of the business or activities in which Buyer or Newco or any of their respective affiliates is or proposes to be engaged or any acts or omissions by, or facts pertaining to, Buyer or Newco.

    (b) Except as set forth in Schedule 3.3(b) of the Company Disclosure Schedule, no filing or registration with, notification to, or authorization, consent or approval of, any government or any agency, court, tribunal, commission, board, bureau, department, political subdivision or other instrumentality of any government (including any regulatory or administrative agency), whether federal, state, provincial, municipal, domestic or foreign (each, a "GOVERNMENTAL ENTITY") is required in connection with the execution and delivery of this Agreement by the Company or the performance by the Company of its obligations hereunder, except (i) the filing of the Articles of Merger in accordance with the FBCA and filings to maintain the good standing of the Surviving Corporation; (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR ACT"); (iii) the filing with the SEC of (A) a proxy statement relating to the Company Stockholders Meeting (as defined in Section 5.5) (such proxy statement, as amended or supplemented from time to time, the "COMPANY PROXY STATEMENT"), and (B) compliance with any applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "SECURITIES ACT") and the Exchange Act, as may be required in connection with this Agreement and the Stockholders Agreement and the transactions contemplated hereby and thereby; (iv) compliance with any applicable requirements of state blue sky or takeover laws; and (v) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings (A) the failure of which to be obtained or made would not prevent or materially delay consummation of the transactions contemplated herein and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (B) that become applicable as a result of the business or activities in which Buyer or Newco or any of their respective affiliates is or proposes to be engaged or any acts or omissions by, or facts pertaining to, Buyer or Newco.

    SECTION 3.4 CAPITALIZATION. The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 20,000,000 shares of preferred stock, par value $.01 per share, of the Company (the "COMPANY PREFERRED STOCK"). As of December 31, 1999, there were (i) 21,794,400 shares of Company Common Stock and (ii) no shares of Company Preferred Stock issued and outstanding. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and not subject to preemptive rights. As of December 31, 1999, there were
(i) outstanding Options in respect of 4,205,372 shares of Company Common Stock at option prices ranging from $4.06 to $24.72 per share and outstanding Options with respect to 7,000 shares of Company Common Stock at an option price of $.01 per share, all of which Options were granted pursuant to the Precision Response Corporation Amended and Restated 1996 Incentive Stock Plan as amended through June 21, 1999 (the "1996 PLAN") and an additional 243,228 shares of Company Common Stock available for future grants pursuant to the 1996 Plan through May 30, 2006 and (ii) up to 300,000 shares of Company Common Stock were authorized for possible issuance pursuant to the Precision Response Corporation Amended and Restated 1996 Nonemployee Director Stock Option Plan, of which there were outstanding Options in respect of 65,000 shares of Company Common Stock at option prices ranging from $5.53 to $43.00 per share. Except as set forth in this Section 3.4, except for changes since December 31, 1999 resulting from either (x) the exercise of Options outstanding on such date or granted, in accordance with Section 5.1(b) hereof, after such date or (y) the grant, in accordance with Section 5.1(b) hereof, of Options after such date and except by reason of the adoption of a shareholder rights plan in accordance with Section 5.1, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company and (iii) except as set forth in Schedule 3.4 of the Company Disclosure Schedule, no options, warrants, calls, subscriptions or other rights to acquire from the Company, and no obligation of the Company to issue, transfer, sell or otherwise dispose of any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "COMPANY SECURITIES"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

    SECTION 3.5  SUBSIDIARIES.

    (a) Each Subsidiary of the Company that is actively engaged in any business or owns any assets or has any liabilities other than in either case a de minimis amount thereof (each, an "ACTIVE SUBSIDIARY") (i) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) except as set forth in Schedule 3.5(a) of the Company Disclosure Schedule, has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted or as reasonably expected by the Company to be conducted and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for failures of this representation and warranty to be true which would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, "SUBSIDIARY" means with respect to any Person, another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person; and a "PERSON" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or other entity. All Active Subsidiaries and their respective jurisdictions of incorporation are identified in Schedule 3.5 of the Company Disclosure Schedule.

    (b) Except as set forth in Schedule 3.5(b) of the Company Disclosure Schedule, all of the outstanding shares of capital stock of each Active Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, and such shares are owned by the Company or by a Subsidiary of the Company free and clear of any Liens or limitation on voting rights; PROVIDED THAT no representation is made as to any shares of capital stock owned by any Persons other than the Company or a Subsidiary of the Company. Except as set forth in Schedule 3.5(b) of the Company Disclosure Schedule, there are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sale, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of any of such Subsidiaries. Except as set forth in Schedule 3.5(b) of the Company Disclosure Schedule, there are no agreements requiring the Company or any of its Subsidiaries to make contributions to the capital of, or lend or advance funds to, any Subsidiaries of the Company. For purposes of this Agreement, "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

    SECTION 3.6 SEC DOCUMENTS. The Company has filed all reports, proxy statements, registration statements, forms and other documents required to be filed with the SEC since January 1, 1997 (the "COMPANY SEC DOCUMENTS"). As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, (a) the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder and

(b) none of the Company SEC Documents (except as to the financial statements contained therein, which are dealt with in Section 3.7 hereof) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    SECTION 3.7 FINANCIAL STATEMENTS. The financial statements of the Company (including, in each case, any notes and schedules thereto) included in the Company SEC Documents (a) comply as to form in all material respects with all applicable accounting requirements and the rules and regulations of the SEC with respect thereto, (b) are in conformity with generally accepted accounting principles ("GAAP"), applied on a consistent basis (except in the case of unaudited statements, as permitted by the rules and regulations of the SEC) during the periods involved (except as may be indicated in the related notes and schedules thereto) and (c) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except (i) as reflected in such financial statements or in the notes thereto, (ii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby or
(iii) such liabilities as are not in the aggregate reasonably likely to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise). The Company's consolidated revenues, net income and earnings before interest, taxes, depreciation and amortization for the quarter ended December 31, 1999 (i) will not be less, respectively, than such amounts for the quarter ended September 30, 1999 and (ii) subject to the audit of the Company's financial statements for the year ended December 31, 1999 and finalization of such amounts for the fourth quarter ended December 31, 1999, and except as disclosed in Schedule 3.7 of the Company Disclosure Schedule, are currently anticipated to be not less than $59.4 million, $2.7 million and $9.3 million, respectively.

    SECTION 3.8 INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Buyer in connection with the issuance of Buyer Common Stock in the Merger (the "FORM S-4") will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Company Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Buyer specifically for inclusion or incorporation by reference in the Company Proxy Statement.

    SECTION 3.9 ABSENCE OF MATERIAL ADVERSE CHANGES, ETC. Except as disclosed in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement or as set forth in Schedule 3.9 of the Company Disclosure Schedule, since December 31, 1998, the Company and its Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice and there has not been or occurred:

    (a) any event, change, occurrence or development which has had or is reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole;

    (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, any repurchase, redemption or other acquisition by the

Company or any Subsidiary of the Company of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Company, any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of, or in substitution for, shares of the Company's capital stock;

    (c) any amendment of any material term of any outstanding security issued by the Company or any Subsidiary of the Company;

    (d) any incurrence, assumption or guarantee by the Company or any Subsidiary of the Company of any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice;

    (e) any creation or assumption by the Company or any Subsidiary of the Company of any Lien on any asset other than in the ordinary course of business consistent with past practice;

    (f) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary of the Company which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect;

    (g) any change in any method of accounting or accounting practice or principles by the Company or any Subsidiary of the Company, except for any such change required by reason of a change in GAAP;

    (h) any (i) grant of any severance or termination pay to any current or former director, executive officer or employee of the Company or any Subsidiary of the Company, (ii) employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any such director, executive officer or employee of the Company or any Subsidiary of the Company entered into, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to current or former directors, executive officers or employees of the Company or any Subsidiary of the Company, other than for clauses (i), (ii) and (iv) above, in the case of employees (other than directors and executive officers), in the ordinary course of business;

    (i) any issuance of any Company Securities other than Options and other than upon the exercise of Options; or

    (j) authorize any of, or commit or agree to take any of, the foregoing actions except as otherwise permitted by this Agreement.

    SECTION 3.10  TAXES.

    (a) Except as set forth in Schedule 3.10 of the Company Disclosure Schedule,
(1) all Tax Returns required to be filed by or on behalf of the Company, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which the Company or any of its Subsidiaries is or has been a member (a "COMPANY GROUP") have been timely filed in the manner prescribed by law, and all such Tax returns are true, complete and accurate except to the extent any failures to file or failures to be true, correct or accurate would not in the aggregate reasonably be expected to have a Material Adverse Effect; (2) all Taxes due and owing by the Company, any Subsidiary of the Company or any Company Group have been timely paid, or adequately reserved for in accordance with GAAP, except to the extent any failure to pay or reserve would not in the aggregate reasonably be expected to have a Material Adverse Effect; (3) there are no claims or assessments presently pending against the Company, any Subsidiary of the Company or any Company Group, for any alleged Tax deficiency, and the Company does not know of any threatened claims or assessments against the Company, any Subsidiary of the Company or any Company Group for any alleged Tax deficiency, which in either case if upheld would reasonably be expected in the aggregate to have a Material Adverse Effect; (4) each material deficiency resulting from any audit or examination relating to Taxes by any taxing authority has been paid or is being contested in good faith and in accordance with law and is adequately reserved for in accordance with GAAP; (5) there are no Liens for Taxes on any asset of the Company or any Subsidiary of the Company, except for Liens for Taxes not yet due and payable and Liens for Taxes that would not in the aggregate reasonably be expected to have a Material Adverse Effect; (6) the Company and each of its Subsidiaries has complied in all respects with all rules and regulations relating to the withholding of Taxes (including, without limitation, employee-related Taxes), except for failures to comply that would not in the aggregate reasonably be expected to have a Material Adverse Effect;
(7) neither the Company nor any of its Subsidiaries is a party to any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority); and
(8) neither the Company nor any of its Subsidiaries is a party to any agreement, contract, or arrangement that, individually or collectively, would give rise to the payment of any amount (whether in cash or property, including shares of capital stock) that would not be deductible pursuant to the terms of Sections 162(a)(1), 162(m) or 162(n) of the Code; (9) neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to
Section 481(a) of the Code (or similar provisions of other law or regulations) in its current or in any future taxable period by reason of a change in accounting method, nor does the Company or any of its Subsidiaries have any knowledge that the Internal Revenue Service (or other taxing authority) has proposed or is considering proposing, any such change in accounting method;
(10) neither the Company nor any affiliate of the Company has made with respect to the Company, its Subsidiaries, or any assets held by the Company or any Subsidiary any consent under Section 341 of the Code; (11) the Company and each of its Subsidiaries has complied in all respects with all rules and regulations relating to the withholding of Taxes (including, without limitation, employee-related Taxes), except for failures that would not in the aggregate reasonably be expected to have a Material Adverse Effect; (12) the Company made a valid election to be treated as an S Corporation (within the meaning of Section 1361 of the Code) beginning on May 1, 1988 and for each taxable period thereafter (or portion thereof), up through and including July 15, 1996, the Company properly maintained a valid election under Section 1362(a) of the Code (as well as the equivalent provisions, if any, of all applicable State or local statutes) to be treated as an "S Corporation"; and (13) neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under
Section 355 of the Code (A) in the two years prior to the date of this Agreement, or (B) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

    (b) The statutes of limitations for the federal income Tax Returns of the Company and the Subsidiaries of the Company (including, without limitation, any Company Group) have expired or otherwise have been closed for all taxable periods ending on or before December 31, 1995.

    (c) For purposes of this Agreement, (i) "TAXES" means all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, corporation, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, license, payroll, withholding, social security and franchise or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, any liability for taxes, levies or other like assessments, charges or fees of another Person pursuant to Treasury Regulation Section 1.1502-6 or any similar or analogous provision of applicable law or otherwise (including, without limitation, by agreement) and such term shall include any interest, penalties or additions to tax attributable to such taxes, levies or other like assessments, charges or fees and (ii) "TAX RETURN" means any report, return, statement, declaration or other written information required to be supplied to a taxing or other governmental authority in connection with Taxes.

    SECTION 3.11  EMPLOYEE BENEFIT PLANS.

    (a) Schedule 3.11(a) of the Company Disclosure Schedule contains a true and complete list of each deferred compensation, incentive compensation and equity compensation plan; "welfare" plan, fund or program (with in the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); "pension" plan, fund or program (within the meaning of section
3(2) of ERISA); each employment or termination agreement; each severance agreement; and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or its Subsidiaries, whether written or oral, for the benefit of any employee or former employee of the Company or its Subsidiaries (collectively, the "COMPANY PLANS").

    (b) With respect to each Company Plan, the Company has heretofore delivered or made available to Buyer true and complete copies of the Company Plan and any amendments thereto (or if the Company Plan is not a written Company Plan, a description thereof), any related trust or other funding vehicle, any service provider agreement or investment management agreement, any reports or summaries required under ERISA or the Code and the most recent determination letter, if any, received from the Internal Revenue Service with respect to each Company Plan intended to qualify under section 401 of the Code. The Company has no unfunded liabilities with respect to any Company Plan as of the end of the Company's most recent fiscal year that are not reflected on the Company's financial statements for such fiscal year.

    (c) The Company has not at any time maintained, or contributed to, any defined benefit plan covered by Title IV of ERISA, or incurred any liability under Title IV of ERISA, and the transactions contemplated by this Agreement will not subject the Company to any liability under Title IV of ERISA. The Company has not at any time maintained, or contributed to, any multiemployer plan described in section 3(37) of ERISA, or incurred any withdrawal liability under ERISA, and the transactions contemplated by this Agreement will not subject the Company to any withdrawal liability under ERISA.

    (d) Each Company Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, ERISA and the Code.

    (e) Except as set forth in Schedule 3.11(e) of the Company Disclosure Schedule, each Company Plan intended to be "qualified" within the meaning of section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and nothing has occurred since the date of such determination that would adversely affect the qualified status of any such Company Plan.

    (f) Except as set forth in Schedule 3.11(f) or 3.11(a) of the Company Disclosure Schedule, no Company Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than
(i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

    (g) There are no pending or anticipated claims by or on behalf of any Company Plan, by any participant, beneficiary or fiduciary covered under any such Company Plan, or otherwise involving any such Company Plan (other than routine claims for benefits). To the best of the Company's knowledge, no Company Plan is subject to any ongoing audit, investigation, or other administrative proceeding of any governmental entity, and no Company Plan is the subject of any pending application for administrative relief under any voluntary compliance program or closing agreement program of the Internal Revenue Service or the Department of Labor. To the best of the Company's knowledge, no person or entity has engaged in any "prohibited transaction" (as such term is defined in ERISA and the Code) with respect to any Company Plan. The Company has paid or remitted all contributions to any Company Plan within the time required by applicable law, and if applicable, within the deadline for claiming a tax deduction for the year with respect to the contribution.

    (h) Except as set forth in Schedule 3.11(h) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer, (iii) require assets to be set aside or other forms of security to be provided with respect to any liability under any Company Plan, or
(iv) result in any "excess parachute payment" (within the meaning of Section 280G of the Code) under any Company Plan.

    SECTION 3.12 LITIGATION. Except as set forth in either the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement, or Schedule 3.12 of the Company Disclosure Schedule or otherwise fully covered by insurance, there is no action, suit or proceeding pending against, or to the knowledge of the Company threatened against, and, to the knowledge of the Company, there is no investigation pending or threatened against, the Company or any Subsidiary of the Company (or any Company Plan) or any of their respective properties before any court or arbitrator or any Governmental Entity except those which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect.

    SECTION 3.13  COMPLIANCE WITH LAWS.

    (a) Except as set forth in Schedule 3.13 of the Company Disclosure Schedule, the Company and its Subsidiaries are in compliance with all applicable laws, ordinances, judgments, decrees, rules and regulations of any federal, state, local or foreign governmental authority applicable to their respective businesses and operations, except for such violations, if any, which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.13 of the Company Disclosure Schedule, all governmental approvals, permits and licenses (collectively, "PERMITS") required to conduct the business of the Company and its Subsidiaries and for them to own, lease or operate their assets have been obtained, are in full force and effect and are being complied with except for such violations and failures to have Permits in full force and effect, if any, which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

    (b) There are no conditions relating to the Company or any of its Subsidiaries or relating to the Company's or any of its Subsidiaries' ownership, use or maintenance of any real property owned or operated, or previously owned or operated, by the Company or any of its Subsidiaries, and the Company does not know of any such condition in respect of such real property not related to the ownership, use or maintenance, that would lead to any liability for violation of any federal, state, county or local laws, regulations, orders or judgments relating to pollution or protection of the environment or any other applicable environmental, health or safety statutes, ordinances, orders, rules, regulations or requirements which liability would reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have received, handled, used, stored, treated, shipped and disposed of all hazardous or toxic materials, substances and wastes (whether or not on its properties owned or operated by others) in compliance with all applicable environmental, health or safety statutes, ordinances, orders, rules, regulations or requirements, except for possible noncompliances which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

    SECTION 3.14  LABOR MATTERS.  Except to the extent set forth in Schedule
3.14 of the Company Disclosure Schedule, as of the date of this Agreement
(i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries; (ii) to the knowledge of the Company, no union organizing campaign with respect to the Company's or any of its Subsidiaries' employees is underway; (iii) there is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency; (iv) there is no written grievance pending relating to any collective bargaining agreement or other grievance procedure; (v) to the knowledge of the Company, no charges with respect to or relating to the Company or any of its Subsidiaries are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices; and (vi) there are no collective bargaining agreements with any union covering employees of the Company or any of its Subsidiaries, except for such exceptions to the foregoing clauses (iii) through (v) which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

    SECTION 3.15  CERTAIN CONTRACTS AND ARRANGEMENTS.  Except as set forth in
Schedule 3.15 of the Company Disclosure Schedule, each material contract or agreement to which the Company or any of its Subsidiaries is a party or by which any of them is bound is in full force and effect, and neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party thereto, is in breach of, or default under, any such contract or agreement, and no event has occurred that with notice or passage of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

    SECTION 3.16  INTELLECTUAL PROPERTY.

    (a) The Company and its Subsidiaries own or have the right to use all material Intellectual Property (as defined in Section 3.16(c)). Schedule 3.16(a) of the Company Disclosure Schedule sets forth a current and complete list of all registrations and applications relating to material Intellectual Property.

    (b) Except as set forth in Schedule 3.16(b)(1) of the Company Disclosure Schedule, to the knowledge of the Company: (i) all of the grants or registrations relating to material Intellectual Property owned by the Company and its Subsidiaries are subsisting and unexpired, free of all liens or encumbrances and have not been abandoned; (ii) either the Company or one of its Subsidiaries is the owner of record of any application, registration or grant for each material item of Intellectual Property (except for the licensed Intellectual Property set forth in Schedule 3.16(b)(2) of the Company Disclosure Schedule); (iii) the Company does not infringe the Intellectual Property rights of any third party in any respect that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (iv) no third party or entity is currently infringing upon the Intellectual Property rights of the Company, except for such infringements that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (v) no judgment, decree, injunction, rule or order has been rendered by a Governmental Entity which would limit, cancel or question the validity of, or the Company's or its Subsidiaries' rights in and to, any Intellectual Property owned by the Company in any respect that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (vi) the Company has not received notice of any pending or threatened suit, action or adversarial proceeding that seeks to limit, cancel or question the validity of, or the Company's or its Subsidiaries' rights in and to, any Intellectual Property, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Schedule 3.16(b)(2) of the Company Disclosure Schedule sets forth a correct and complete list of all licenses, sublicenses and permissions to use any material item of Intellectual Property (in each case identifying the item licensed, the license parties and the date of the license agreement or other agreement permitting the use of the item). To the knowledge of the Company, there is no default by the Company or its Subsidiaries under such licenses, sublicenses or permissions that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

    (c) For purposes of this Agreement "INTELLECTUAL PROPERTY" shall mean all rights, privileges and priorities provided under U.S., state and foreign law relating to intellectual property and reasonably necessary for the Company and its Subsidiaries to conduct their business as it is currently conducted, including without limitation all (x) (1) proprietary inventions, discoveries, processes, formulae, designs, methods, techniques, procedures, concepts, developments, technology, new and useful improvements thereof and proprietary know-how relating thereto, whether or not patented or eligible for patent or equivalent protection; (2) copyrights and copyrightable works, including computer applications, programs, software, databases and related items;
(3) trademarks, service marks, trade names, and trade dress, internet domain names, the goodwill of the business symbolized thereby, and all common-law rights relating thereto; (4) trade secrets and other confidential information;
(y) all registrations and applications for any of the foregoing and
(z) licenses or other similar agreements granting to the Company or any of its Subsidiaries the rights to use any of the foregoing.

    SECTION 3.17  YEAR 2000 COMPLIANCE.  Except for the matters set forth in
Schedule 3.17 of the Company Disclosure Schedule, all of the MIS Systems and the Facilities are Year 2000 Compliant, except for any such failures to be Year 2000 Compliant which, individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. "Year 2000 Compliant" means that
(i) the MIS Systems accurately process, provide and/or receive all date/time data (including calculating, comparing, sequencing, processing and outputting) within, from, into, and between centuries (including the twentieth and twenty-first centuries and the years 1999 and 2000), including leap year calculations, and (ii) neither the performance nor the functionality nor the Company's or any of its Subsidiaries' provision of the products, services, and other item(s) at issue will be affected by any dates/times prior to, on, after or spanning January 1, 2000. "FACILITIES" means any facilities or equipment used by the Company or any of its Subsidiaries' in any location, including HVAC systems, mechanical systems, elevators, security systems, fire suppression systems, telecommunications systems, and equipment, whether or not owned by the Company or any of its Subsidiaries. "MIS SYSTEMS" means any computer software and systems (including hardware, firmware, operating system software, utilities, and applications software) used in the ordinary course of business by or on behalf of the Company or any of its Subsidiaries, including the Company's or any of its Subsidiaries' payroll, accounting, billing/receivables, inventory, asset tracking, customer service, human resources, call center and e-mail systems.

    SECTION 3.18 FINDERS' FEES. Except for Goldman Sachs & Co. ("GOLDMAN SACHS"), there is no investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, the Company or any Subsidiary of the Company that would be entitled to any fee or commission from the Company, any Subsidiary of the Company, Buyer or any of Buyer's affiliates upon consummation of the transactions contemplated by this Agreement. The Company has provided to Buyer a true and accurate basis for calculating all the fees that would be payable by the Company to Goldman Sachs in connection with the transactions contemplated hereunder. Neither the Company, nor any Subsidiary, has any continuing obligation to pay a broker's or finder's fee or any other commission or similar fee to any agent, broker, investment banker or other person or firm in connection with any acquisition, sale, financing or other similar transaction to be consummated after the date hereof (other than with respect to the Merger as set forth in this Section).

    SECTION 3.19 OPINION OF FINANCIAL ADVISORS. The Company has received the opinion of Goldman Sachs to the effect that, as of such date, the Exchange Ratio is fair from a financial point of view to the stockholders of the Company. The Company will promptly following the receipt thereof deliver to Buyer a copy of the written opinion from Goldman Sachs to the foregoing effect.

    SECTION 3.20 BOARD RECOMMENDATION. The Board of Directors of the Company, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together are fair to and in the best interests of the shareholders of the Company, (ii) approved and adopted this Agreement, the Stockholders Agreement and the transactions contemplated hereby and thereby, including the Merger,
(iii) taken all actions necessary on the part of the Company to render inapplicable to this Agreement, the Stockholders Agreement and the transactions contemplated hereby and thereby, including the Merger, the provisions of Section
607.0902 and Section 607.0901 of the FBCA and (iv) resolved to recommend that the shareholders of the Company approve this Agreement and the Plan of Merger.

    SECTION 3.21 VOTING REQUIREMENTS. The Required Company Shareholder Vote is the only vote of the holders of the Company's capital stock necessary to approve this Agreement and the Plan of Merger and the transactions contemplated by this Agreement.

    SECTION 3.22 TITLE TO PROPERTIES. (a) Each of the Company and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material, tangible properties and assets, free and clear of all Liens, except for defects in title, easements, restrictive covenants, taxes which are not yet due and payable, mechanics', carriers', workers', materialmen's and similar Liens, and similar encumbrances or impediments that, in the aggregate, do not and will not materially interfere with the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties.

    (b) Each of the Company and its Subsidiaries has complied with the terms of all leases to which it is a party and under which it is in occupancy, except for noncompliances which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases.

    SECTION 3.23 CERTAIN CONTRACTS. Neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition agreement or any other similar agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, the business of the Company and its Subsidiaries is conducted.

    SECTION 3.24 TAX MATTERS. Neither the Company nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF BUYER AND NEWCO

    Buyer and Newco jointly and severally represent and warrant to the Company as follows:

    SECTION 4.1 CORPORATE EXISTENCE AND POWER. Each of Buyer and Newco is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate power and all Licenses required to carry on its business as now conducted except for failures to have any such License which would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of Buyer and Newco is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualifications necessary, except for those jurisdictions where failures to be so qualified would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of Buyer and Newco has heretofore delivered or made available to the Company true and complete copies of the governing documents or other organizational documents of like import, as currently in effect, of each of Buyer and Newco.

    SECTION 4.2 CORPORATE AUTHORIZATION. Each of Buyer and Newco has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by the Board of Directors of each of Buyer and Newco, Buyer has approved and adopted this Agreement and the Plan of Merger in its capacity as the sole stockholder of Newco and no other corporate proceedings or actions on the part of either Buyer or Newco are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by each of Buyer and Newco and constitutes, assuming due authorization, execution and delivery of this Agreement by the Company, a valid and binding obligation of each of Buyer and Newco, enforceable against each of Buyer and Newco in accordance with its terms.

    SECTION 4.3  CONSENTS AND APPROVALS; NO VIOLATIONS.

    (a) Neither the execution and delivery of this Agreement nor the performance by either Buyer or Newco of its obligations hereunder will (i) conflict with or result in a violation or breach of any provision of the certificate of incorporation or by-laws (or other governing or organizational documents) of either Buyer or Newco or (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation or to loss of a material benefit) under, or result in the creation of any Lien (as defined in Section 3.5(b)) upon any of the properties or assets of Buyer or Newco or any of Buyer's Subsidiaries under, any of the terms, conditions or provisions of any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease or agreement or similar instrument or obligation to which Buyer or any of its Subsidiaries is a party or by which any of them or any of their assets may be bound or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which Buyer or any of its Subsidiaries is subject, excluding from the foregoing clauses (ii) and (iii) such requirements, defaults, breaches, rights or violations (A) that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect or (B) that become applicable as a result of any acts or omissions by, or facts pertaining to, the Company.

    (b) No filing or registration with, notification to, or authorization, permit, consent or approval of, any Governmental Entity is required in connection with the execution and delivery of this Agreement by either Buyer or Newco or the performance by either Buyer or Newco of its obligations hereunder, except (i) the filing of the Articles of Merger in accordance with the FBCA and filings to maintain the good standing of the Surviving Corporation;
(ii) compliance with any applicable requirements of the HSR Act; (iii) the filing with the SEC of (A) the Form S-4, and (B) compliance with any applicable requirements of the Securities Act and the Exchange Act as may be required in connection with this Agreement and the Stockholders Agreement and the transactions contemplated hereby and thereby; (iv) compliance with any applicable requirements of state blue sky laws; (v) such filings with and approvals of the NASD to permit the shares of Buyer Common Stock that are to be issued in the Merger to be quoted on The Nasdaq Stock Market's National Market ("NASDAQ") and (vi) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings (A) the failure of which to be obtained or made would not prevent or materially delay consummation of the Merger and would not, in the aggregate, reasonably be expected to have a Material Adverse Effect or (B) that become applicable as a result of any acts or omissions by, or facts pertaining to, the Company.

    SECTION 4.4 CAPITALIZATION. As of the date hereof, the authorized capital stock of Buyer consists of 800,000,000 shares of Buyer Common Stock, 200,000,000 shares of Class B common stock, par value $.01, of Buyer (the "BUYER CLASS B COMMON STOCK" and, together with the Buyer Common Stock, the "BUYER COMMON SHARES"), and 15,000,000 shares of preferred stock, par value $.01 per share, of Buyer (the "BUYER PREFERRED STOCK"). As of November 30, 1999, there were
(i) 136,721,815 shares of Buyer Common Stock issued and outstanding, (ii) 31,516,726 shares of Buyer Class B Common Stock issued and outstanding,
(iii) no shares of Buyer Preferred Stock issued and outstanding, (iv) 294,124 shares of Buyer Common Stock held in treasury by Buyer and its Subsidiaries,
(v) shares of USANi LLC exchangeable into 90,683,119 shares of Buyer Common Stock and 73,285,000 shares of Buyer Class B Common Stock issued and outstanding, (vi) shares of Home Shopping Network, Inc. exchangeable into 15,810,032 shares of Buyer Common Stock and 798,272 shares of Buyer Class B Common Stock issued and outstanding, (vii) 7% Convertible Subordinated Debentures due July 1, 2003 convertible into 568,749 shares of Buyer Common Stock at a conversion price of $66.43 per share outstanding and (viii) outstanding options to purchase 35,517,213 shares of Buyer Common Stock under various stock option plans described in, or incorporated by reference in, the Buyer SEC Documents (as defined in Section 4.5) and outstanding warrants to purchase 83,997 shares of Buyer Common Stock. Except as set forth in this Section 4.4, as of November 30, 1999, there were outstanding
(i) no shares of capital stock or other voting securities of Buyer, (ii) no securities of Buyer or any Subsidiary of Buyer convertible into or exchangeable for shares of capital stock or voting securities of Buyer and (iii) except as set forth in the Buyer SEC Documents, no options, warrants, calls, subscription or other rights to acquire from the Buyer, and no obligation of Buyer to issue, transfer, sell or otherwise dispose of any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Buyer (the items in clauses (i), (ii) and (iii) being referred to collectively as the "BUYER SECURITIES"). All outstanding shares of capital stock of Buyer have been, and all shares which may be issued in connection with the Merger will be, when issued, duly authorized and validly issued, fully paid and nonassessable and, except as set forth in the Buyer SEC Documents, not subject to preemptive rights.

    SECTION 4.5 SEC DOCUMENTS. Buyer has filed all reports, proxy statements, registration statements, forms and other documents required to be filed with the SEC since January 1, 1997 (the "BUYER SEC DOCUMENTS"). As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, (a) the Buyer SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder and (b) none of the Buyer SEC Documents (except as to the financial statements contained therein, which are dealt with in Section 4.6 hereof) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    SECTION 4.6 FINANCIAL STATEMENTS. The financial statements of Buyer (including, in each case, any notes and schedules thereto) included in the Buyer SEC Documents (a) comply as to form in all material respects with all applicable accounting requirements and the rules and regulations of the SEC with respect thereto, (b) are in conformity with GAAP, applied on a consistent basis (except in the case of unaudited statements, as permitted by the rules and regulations of the SEC) during the periods involved (except as may be indicated in the related notes and schedules thereto) and (c) fairly present, in all material respects, the consolidated financial position of Buyer and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

    SECTION 4.7 INFORMATION SUPPLIED. None of the information supplied or to be supplied by Buyer specifically for inclusion or incorporation by reference in
(i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Company Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder. No representation or warranty is made by Buyer with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Form S-4.

    SECTION 4.8 LITIGATION. Except as set forth in the Buyer SEC Documents filed by Buyer and publicly available prior to the date of this Agreement, as of the date of this Agreement, there is no action, suit or proceeding pending against, or to the knowledge of Buyer threatened against, Buyer or any Subsidiary of Buyer or any of their respective properties before any court or arbitrator or any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a

Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Buyer or any of its Subsidiaries having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

    SECTION 4.9 TAX MATTERS. Neither Buyer nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

    SECTION 4.10 COMPLIANCE WITH LAWS. Except as set forth in the Buyer SEC Documents filed by Buyer and publicly available prior to the date hereof, as of the date of this Agreement, the Buyer and its Subsidiaries are in compliance with all applicable laws, ordinances, judgments, decrees, rules and regulations of any federal, state, local or foreign governmental authority applicable to their respective businesses and operations, except for such violations, if any, which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Except as set forth in the Buyer SEC Documents filed by Buyer and publicly available prior to the date hereof, as of the date hereof, all Permits required to conduct the business of the Buyer and its Subsidiaries and for them to own, lease or operate their assets have been obtained, are in full force and effect and are being complied with except for such violations and failures to have Permits in full force and effect, if any, which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

    SECTION 4.11 SHARE OWNERSHIP. Neither Buyer nor any Subsidiary or controlled affiliate of Buyer beneficially owns or will acquire any shares of Company Common Stock other than shares that they may be deemed to beneficially own pursuant to the Stockholders Agreement. As of the time immediately prior to the execution of this Agreement, none of such entities is an "interested shareholder" for purposes of Section 607.0902 of the FBCA.

    SECTION 4.12  OWNERSHIP OF NEWCO; NO PRIOR ACTIVITIES; ASSETS OF NEWCO.

    (a) Newco was formed solely for the purpose of the Merger and engaging in the transactions contemplated hereby.

    (b) As of the date hereof and the Effective Time, the capital stock of Newco is and will be directly owned 100% by Buyer. Further, there are not as of the date hereof and there will not be at the Effective Time any outstanding or authorized options, warrants, calls, rights, commitments or any other agreements of any character which Newco is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of capital stock of Newco.

    (c) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated hereby and activities, agreements or arrangements in connection with the transactions contemplated hereby, Newco has not and will not have (i) incurred, directly or indirectly through any of its Subsidiaries or affiliates, any obligations or liabilities, (ii) engaged in any business or activities of any type or kind whatsoever or (iii) entered into any agreements or arrangements with any Person.

    SECTION 4.13 FINDERS' FEES. Except for Credit Suisse First Boston Corporation, there is no investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, the Buyer or any Subsidiary of the Buyer that would be entitled to any fee or commission from the Buyer, any affiliate of the Buyer, the Company or any Subsidiary of the Company upon consummation of the transactions contemplated by this Agreement.

                                   ARTICLE V

                            COVENANTS OF THE PARTIES

    SECTION 5.1 CONDUCT OF THE BUSINESS OF THE COMPANY. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or as set forth in Schedule 5.1 of the Company Disclosure Schedule or to the extent that Buyer shall otherwise consent in writing), the Company and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve intact their relationships with customers, suppliers and others having business dealings with them and keep available the services of their present officers and employees, in each case to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time. At any time, the Company shall have the right to adopt a Shareholder Rights Plan and to issue and redeem rights thereunder (provided that the redemption price is not greater than $.01) and amend such Plan; provided that such Plan shall expressly provide that for all purposes thereunder Buyer and its affiliates and associates shall be excluded from the definition of an "Acquiring Person", or any similar definition, and the Merger or, assuming compliance with Section 4.11 of this Agreement, any other acquisition of beneficial ownership of Company capital stock, will not trigger or result in the exercisability or any change in the exercisability of the rights. Without limiting the generality of the foregoing, during the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or as set forth in Schedule 5.1 of the Company Disclosure Schedule or to the extent that Buyer shall otherwise consent in writing, the Company agrees as to itself and its Subsidiaries as follows:

    (a) DIVIDENDS; CHANGES IN SHARE CAPITAL. The Company shall not, and shall not permit any of its Subsidiaries to, (i) declare, set aside or pay any dividend or other distribution with respect to any of its capital stock,
(ii) split, combine or reclassify any of its capital stock or issue any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly-owned Subsidiary of the Company which remains a wholly-owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except for any such transaction by a wholly-owned Subsidiary of the Company which remains a wholly-owned Subsidiary after consummation of such transaction.

    (b) ISSUANCE OF SECURITIES. The Company shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell any shares of its capital stock of any class, any bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which shareholders may vote ("COMPANY VOTING DEBT") or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares of capital stock or Company Voting Debt, other than (i) the issuance of Common Stock upon the exercise of Options outstanding on the date of this Agreement or granted hereafter to the extent permitted hereunder, (ii) the issuance of Options in the ordinary course of business consistent with past practice to employees (other than executive officers) in an aggregate amount covering not more than 100,000 shares of Company Common Stock so long as such grants are consistent with past practice including for new hires or (iii) issuances by a wholly-owned Subsidiary of the Company of capital stock to such Subsidiary's parent or another wholly-owned Subsidiary of the Company.

    (c) GOVERNING DOCUMENTS; SECURITIES. The Company shall not, and shall not permit any of its Subsidiaries to, amend (i) their respective certificates of incorporation, by-laws or other governing documents or (ii) any material term of any outstanding security issued by the Company or any Subsidiary of the Company.

    (d) NO ACQUISITIONS. The Company shall not, and shall not permit any of its Subsidiaries to, acquire (or agree to acquire or take any steps to facilitate the acquisition of) by merging or consolidating with, or by purchasing a substantial equity interest in or, outside of the ordinary course of business, a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any such assets, stock or operations of another company.

    (e) NO LIENS. The Company shall not, and shall not permit any of its Subsidiaries to, create, assume or otherwise incur any Lien or restriction on transfer of any nature whatsoever on any asset, except for defects in title, easements, restrictive covenants, taxes which are not yet due and payable, mechanics', carriers', workers', materialmen's and similar Liens, and similar encumbrances or impediments that, in the aggregate, do not and will not materially interfere with the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties.

    (f) NO RELINQUISHMENT OF RIGHTS. The Company shall not, and shall not permit any of its Subsidiaries to, (i) relinquish, waive or release any material contractual or other right or claim, (ii) settle any material action, suit, claim, investigation or other proceeding or (iii) knowingly dispose of or permit to lapse any rights in any material Intellectual Property or knowingly disclose to any Person not an employee of the Company or any Subsidiary of the Company or otherwise knowingly dispose of any material trade secret, process or knowhow not a matter of public knowledge prior to the date of this Agreement, except pursuant to judicial order or process.

    (g) INVESTMENTS. The Company shall not, and shall not permit any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any other Person (other than pursuant to any contract or other legal obligation of the Company or any of its Subsidiaries existing at the date of this Agreement which are set forth in Schedule 5.1(g) of the Company Disclosure Schedule or in the ordinary course of business consistent with past practice).

    (h) INDEBTEDNESS. Except for increases to the borrowing limit under the Credit Agreement to an aggregate amount not to exceed $50,000,000, the Company shall not, and shall not permit any of its Subsidiaries to, create, incur or assume any indebtedness for borrowed money, issuances of debt securities, guarantees, loans or advances, except in the ordinary course of business consistent with past practice.

    (i) COMPENSATION; SEVERANCE. Other than as set forth in Schedules 3.11(a), 5.1(c) or 5.1(i) of the Company Disclosure Schedule or pursuant to obligations or permitted by this Agreement to be entered into thereafter, the Company shall not, and shall not permit any of its Subsidiaries to (A) pay or commit to pay any severance or termination pay to any director, executive officer or employee of the Company or any Subsidiary of the Company (other than severance or termination pay (i) required pursuant to the terms of an employee benefit plan, program, policy, agreement or arrangement listed on Schedule 3.11(a) or 5.1(i) of the Company Disclosure Schedule or applicable law or (ii) in an aggregate amount not to exceed $100,000 in the case of payments to directors and vice presidents and other non-executive officers of the Company), (B) enter into any employment, deferred compensation, consulting, severance or other similar agreement (or any amendment to any such existing agreement (including further amending the amendments entered into in connection with this transaction with certain employees which are to become effective upon and subject to the occurrence of the Effective Time)) with any director or executive officer of the Company or any Subsidiary of the Company, (C) increase or commit to increase any employee benefits payable to any director, executive officer or employee of the Company or any Subsidiary of the Company, including wages, salaries, compensation, pension, severance, termination pay or other benefits or payments or any acceleration of any vesting schedule associated with any such compensation (except in the case of employees other than executive officers and directors in the ordinary course of business consistent with past practice); PROVIDED, HOWEVER, that in no event shall the Company make any increase in the wage rates or benefits payable to employees at any of the Company's call centers or change the terms of any general employee incentive compensation related to call volume or any other performance factor; provided further that, the Company may increase wage rates to call center employees (x) to the extent (and only to the extent) that the full cost of any such increase is passed along to a customer or customers pursuant to the applicable service agreement and (y) in addition to increases permitted pursuant to clause (x) above, in an aggregate amount not to exceed $350,000 on an annualized basis, (D) adopt or make any commitment to adopt any additional employee benefit plan, or (E) make any contribution (other than (i) regularly scheduled contributions and (ii) contributions required pursuant to the terms thereof) to, or amend or terminate or make any commitment to amend or terminate, any Company Plan.

    (j) ACCOUNTING METHODS; INCOME TAX ELECTIONS. The Company shall not, and shall not permit any of its Subsidiaries to, (i) change its methods of accounting or accounting practice or principles as in effect at December 31, 1998, except for any such change as required by reason of a change in GAAP,
(ii) make or rescind any Tax election, or (iii) make any change to its method of reporting income, deductions or other Tax items for Tax purposes; PROVIDED THAT, in the case of matters described in clauses (ii) and (iii) above, Buyer shall not unreasonably withhold its consent.

    (k) CERTAIN AGREEMENTS. The Company shall not, and shall not permit any of its Subsidiaries to, enter into any agreements or arrangements that limit or otherwise restrict the Company or any of its Subsidiaries or any of their respective affiliates or successors, or that could, after the Effective Time, limit or restrict Buyer or any of its affiliates (including the Surviving Corporation) or successors, from engaging or competing in any line of business or in any geographic area.

    (l) CORPORATE STRUCTURE. The Company shall not, and shall not permit any of its Subsidiaries to, alter (through merger, liquidation, reorganization, restructuring or any other fashion) the corporate structure or ownership of the Company or any Subsidiary, except for changes in the corporate structure or ownership of the Company's Subsidiaries which do not adversely affect the Company and its Subsidiaries taken as a whole.

    (m) CAPITAL EXPENDITURES. The Company shall not, and shall not permit any Subsidiary to, make or agree to make any new capital expenditures in excess of the amounts by category and limitations by category set forth on Schedule 5.1(m) of the Company Disclosure Schedule.

    (n) Without the prior consent of Buyer which consent shall not be unreasonably withheld, the Company shall not, and shall not permit any of its Subsidiaries to, (i) enter into a material amendment to any of the services agreements with any of the clients set forth on Schedule 5.1(n) of the Company Disclosure Schedule or (ii) enter into a new services agreement or an amendment to an existing services agreement if such new agreement or amendment contains a "most favored nations" provision as to pricing or any other material term thereof.

    (o) The Company shall not, and shall not permit any of its Subsidiaries to, agree, propose, authorize or enter into any commitment to take any action described in the foregoing subsections (a)--(n) of this Section 5.1, except as otherwise permitted by this Agreement.

    SECTION 5.2 ADVICE OF CHANGES. The Company and Buyer shall promptly advise the other party orally and in writing to the extent it has knowledge of (i) any representation or warranty made by it (and, in the case of Buyer, made by Newco) contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.2(b) or Section 6.3(b), respectively, would not be satisfied, (ii) the failure by it (and, in the case of the Buyer, by Newco) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and
(iii) any change or event causing, or which is reasonably likely to cause, any of the conditions set forth in Article VI not to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

    SECTION 5.3 LETTERS OF THE COMPANY'S ACCOUNTANTS. The Company shall use reasonable efforts to cause to be delivered to Buyer two letters from the Company's independent public accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to Buyer, in scope and form reasonably satisfactory to Buyer and customary in scope and form for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

    SECTION 5.4 LETTERS OF BUYER'S ACCOUNTANTS. Buyer shall use reasonable efforts to cause to be delivered to the Company two letters from Buyer's independent accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one date a date within two business days before the Closing Date, each addressed to the Company, in scope and form reasonably satisfactory to the Company and customary in scope and form for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

    SECTION 5.5 SHAREHOLDERS' MEETING; PROXY MATERIAL. (a) As soon as practicable following the date of this Agreement, Buyer and the Company shall prepare and the Company shall file with the SEC the Company Proxy Statement and Buyer and the Company shall prepare and Buyer shall file with the SEC the Form S-4, in which the Company Proxy Statement will be included as a prospectus. Each of the Company and Buyer shall use all reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use all reasonable efforts to cause the Company Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Buyer shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Buyer Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of capital stock of the Company as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Company Proxy Statement. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Form S-4 will be made by Buyer, or the Company Proxy Statement will be made by the Company, without providing the other party a reasonable opportunity to review and comment thereon. Buyer will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Buyer Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. The Company will advise Buyer, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Company Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Buyer, or any of their respective affiliates, officers or directors, should be discovered by the Company or Buyer which should be set forth in an amendment or supplement to any of the Form S-4 or the Company Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company. Prior to the close of business on the second business date after the date hereof, the Company shall file with the SEC a copy of this Agreement and the Stockholders Agreement as exhibits to a current report on Form 8-K (the "Company 8-K").

    (b) The Company shall establish, prior to or as soon as practicable following the date upon which the Form S-4 becomes effective, a record date (which shall be prior to or as soon as practicable following the date upon which the Form S-4 becomes effective) for, duly call, give notice of, convene and hold a meeting of its stockholders (the "COMPANY STOCKHOLDERS MEETING") for the purpose of considering and taking action upon this Agreement and the Plan of Merger and (with the consent of Buyer) such other matters as may in the reasonable judgment of the Company be appropriate for consideration at the Company Stockholders Meeting. Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting (other than (i) for the absence of a quorum or (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which it believes in good faith is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company's shareholders prior to the Company Stockholders Meeting; provided that in the event that the Company Stockholders Meeting is delayed to a date after the Termination Date (as defined in Section 7.1(b)), then the Termination Date shall be extended to the fifth business day after such date) without the consent of the Buyer. The Board of Directors of the Company shall declare that this Agreement and the Plan of Merger are advisable and recommend approval of the Plan of Merger and this Agreement by the Company's stockholders, and shall include in the Form S-4 and the Company Proxy Statement a copy of such recommendation; PROVIDED THAT the Board of Directors of the Company may withdraw, modify or change such recommendation if but only if
(i) it believes in good faith, based on such matters as it deems relevant, including the advice of the Company's financial advisors that a Superior Proposal (as defined in Section 5.7(b) hereof) has been made and (ii) it has determined in good faith, after consultation with outside counsel that the withdrawal, modification or change of such recommendation is, in the good faith judgment of the Board of Directors, required by the Board to comply with its fiduciary duties imposed by the FBCA. Notwithstanding the foregoing, the Board of Directors of the Company shall submit this Agreement and the Plan of Merger for approval to the Company's stockholders whether or not the Board of Directors of the Company determines after the date hereof that this Agreement and the Plan of Merger are no longer advisable and recommends that the stockholders of the Company reject it. Unless the Board of Directors of the Company has withdrawn its recommendation of this Agreement and the Plan of Merger in compliance with this Section 5.5(b), the Company shall use its reasonable best efforts to solicit from stockholders of the Company proxies in favor of the Merger and shall take all other actions necessary or advisable to secure the vote or consent of stockholders required by the FBCA to effect the Merger.

    SECTION 5.6 ACCESS TO INFORMATION. Upon reasonable advance notice, between the date of this Agreement and the Closing Date, the Company shall (i) give Buyer, its respective counsel, financial advisors, auditors and other authorized representatives (collectively, "BUYER'S REPRESENTATIVES") reasonable access during normal business hours to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Buyer's Representatives such financial and operating data and other information relating to the Company, its Subsidiaries and their respective operations (including, to the extent permitted by the Company's outside accountants, their work papers (and the Company agrees to cooperate with Buyer in obtaining such access to such work papers)) as such Persons may reasonably request and (iii) instruct the Company's employees, counsel and financial advisors to cooperate with Buyer in its investigation of the business of the Company and its Subsidiaries; PROVIDED THAT all requests for information, to visit offices or properties or to interview the Company's employees or agents should be directed to and coordinated with the general counsel of the Company or such person or persons as he shall designate; PROVIDED FURTHER that any information and documents received by Buyer or Buyer's Representatives (whether furnished before or after the date of this Agreement) shall be held in strict confidence in accordance with the Confidentiality Agreement dated October 5, 1999 between the Company and Buyer (the "CONFIDENTIALITY AGREEMENT"), which shall remain in full force and effect pursuant to the terms thereof as though the Confidentiality Agreement had been entered into by the parties on the date of this Agreement, notwithstanding the execution and delivery of this Agreement or the termination hereof. Notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Subsidiaries shall be required to disclose any information to Buyer or the Buyer Representatives if doing so would violate any agreement in effect on the date hereof, law, rule or regulation to which the Company or any of its Subsidiaries is a party or to which the Company or any of its Subsidiaries is subject or which in the reasonable judgment of the Company could result in a waiver of the attorney-client privilege. No review pursuant to this
Section 5.6 shall have an effect for the purpose of determining the accuracy of any representation or warranty given by either party hereto to the other party hereto.

    SECTION 5.7  NO SOLICITATION.

    (a) From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not (whether directly or indirectly through advisors, agents or other intermediaries), and the Company shall cause its and its Subsidiaries' respective officers, directors, advisors, representatives and other agents not to, directly or indirectly, (a) solicit, initiate or encourage , or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (b) participate or engage in substantive discussions or negotiations with, or disclose or provide any non-public information relating to the Company or its Subsidiaries or afford access to the properties, books or records of the Company or its Subsidiaries to, any Person (including any "person" as defined in Section 13(d)(3) of the Exchange Act) that has made an Acquisition Proposal or with or to any Person in contemplation of an Acquisition Proposal or (c) enter into any agreement or agreement in principle providing for or relating to an Acquisition Proposal; PROVIDED, HOWEVER, if and only if (i) a Person has submitted an unsolicited written Acquisition Proposal (under circumstances in which the Company has complied with its obligations under this Section 5.7(a)) to the Company's Board of Directors, (ii) the Company's Board of Directors believes in good faith, based on such matters as it deems relevant, including the advice of the Company's financial advisor, that such Acquisition Proposal is a Superior Proposal and (iii) the Company's Board of Directors determines (which determination shall, to the extent applicable, be consistent with the advice of counsel) in good faith, based on such matters as it deems relevant, including consultation with the Company's outside legal counsel, that engaging in such negotiations or discussions or providing such information is required to satisfy the fiduciary duties of the Board of Directors of the Company under the FBCA, then the Company may during the Applicable Period, but not thereafter, furnish information with respect to the Company and its Subsidiaries (so long as the Company has entered into a customary confidentiality agreement with such party) and participate in negotiations and discussions regarding such Acquisition Proposal; PROVIDED FURTHER that, during (and only during) the Applicable Period (as defined below) and after the third business day following Buyer's receipt of written notice advising Buyer that the Company's Board of Directors is prepared to accept such Superior Proposal, which notice specifies the material terms and conditions of such Superior Proposal and identifies the Person making such Superior Proposal, the Board of Directors of the Company may, in response to a Superior Proposal which was not solicited by the Company and which did not otherwise result from a breach of this Section 5.7(a), terminate this Agreement, if the Board of Directors of the Company determines in good faith, based on such matters as it deems relevant, including consultation with the Company's outside legal counsel that it is required to do so in order to comply with its fiduciary duties to the Company's stockholders under the FBCA, and, concurrently with such termination, causes the Company to pay the fee payable pursuant to Section 7.3(a) hereof by reason thereof. Nothing contained in this Agreement shall prohibit the Company or the Company's Board of Directors from taking and disclosing to the Company's shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure required by applicable law. The Company shall immediately cease and cause to be terminated and shall cause its Affiliates and Subsidiaries and its or their respective officers, directors, employees, representatives or agents, to terminate all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal. Nothing contained herein shall prohibit the Company from making any disclosure that it believes in good faith, after receipt of advice of outside counsel, is required under the securities laws.

    (b) For purposes of this Agreement, "ACQUISITION PROPOSAL" shall mean any inquiry, proposal or offer from any person (other than Buyer, Newco or any of their Affiliates) relating to any merger, consolidation, recapitalization, liquidation or other direct or indirect business combination, involving the Company or any Subsidiary or the issuance or acquisition of shares of capital stock or other equity securities of the Company or any Subsidiary representing 15% or more (by voting power) of the outstanding capital stock of the Company or such Subsidiary or any tender or exchange offer that if consummated would result in any Person, together with all Affiliates thereof, beneficially owning shares of capital stock or other equity securities of the Company or any Subsidiary representing 15% or more (by voting power) of the outstanding capital stock of the Company or such Subsidiary, or the acquisition, license, purchase or other disposition of a substantial portion of the technology, business or assets of the Company or any Subsidiary outside the ordinary course of business or inconsistent with past practice and the term "SUPERIOR PROPOSAL" means any bona fide Acquisition Proposal to effect a merger, consolidation or sale of all or substantially all of the assets or capital stock of the Company which is on terms that the Board of Directors of the Company determines in its good faith judgment (after receipt of the advice of a financial advisor of nationally recognized reputation) provides for consideration which would exceed the value of the consideration provided for in the Merger, after taking into account all relevant factors, including any conditions to such Acquisition Proposal, the timing of the closing thereof, the risk of nonconsummation, the ability of the Person making the Acquisition Proposal to finance the transaction contemplated thereby and any required governmental or other consents, filings and approvals. For purposes of this Agreement, "Applicable Period" shall mean a period of 45 consecutive days commencing on the day on which the Company files the Company 8-K.

    (c) In addition to the other obligations of the Company set forth in this
Section 5.7, the Company shall immediately advise Buyer orally and in writing of any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person making the same. The Company shall inform Buyer on a prompt and current basis of the status and content of any discussions regarding any Acquisition Proposal with a third party and as promptly as practicable of any change in the price, structure or form of the consideration or material terms of and conditions regarding the Acquisition Proposal or of any other developments or circumstances which would reasonably be expected to culminate in the taking of any of the actions referred to in Section
5.7(a) hereof.

    SECTION 5.8  DIRECTOR AND OFFICER LIABILITY.

    (a) Buyer, Newco and the Company agree that all rights to indemnification and all limitations on liability existing in favor of any Indemnitee (as defined below) as provided in the Company's Amended and Restated Articles of Incorporation, the Company's By-laws or an agreement between an Indemnitee and the Company or a Subsidiary of the Company as in effect as of the date hereof and listed in Schedule 5.8 to the Company Disclosure Schedule shall survive the Merger and continue in full force and effect. To the extent permitted by the FBCA, advancement of expenses pursuant to this Section 5.8 shall be mandatory rather than permissive and the Surviving Corporation shall advance Costs (as defined in Section 5.8 hereof) in connection with such indemnification.

    (b) In addition to the other rights provided for in this Section 5.8 and not in limitation thereof, for four years after the Effective Time, Buyer shall, and shall cause the Surviving Corporation to, to the fullest extent permitted by law, (i) indemnify and hold harmless the individuals who on or prior to the Effective Time were officers, directors, employees or fiduciaries of any of the Company, its Subsidiaries and its benefit plans (in all of their capacities) (the "INDEMNITEES") against all losses, expenses (including, without limitation, attorneys' fees and the cost of any investigation or preparation incurred in connection thereof), claims, damages, liabilities, judgments, or amounts paid in settlement (collectively, "COSTS") incurred by them in respect to any threatened, pending or contemplated claim, action, suit or proceeding, whether criminal, civil, administrative or investigative arising out of acts or omissions occurring on or prior to the Effective Time (including, without limitation, in respect of acts or omissions in connection with this Agreement and the transactions contemplated hereby) (an "INDEMNIFIABLE CLAIM") and
(ii) advance to such Indemnitees all Costs incurred in connection with any Indemnifiable Claim; provided that, no indemnification shall be available to any person who is found by a court in a final judgment (from which no appeal can be or is taken) to be guilty of a felony and any such person shall be required to reimburse the Buyer or Surviving Corporation for all Costs previously advanced to such person pursuant to the foregoing plus interest on such amount at the "United States Rate" (as hereafter defined). In the event any Indemnifiable Claim is asserted or made within such four year period, all rights to indemnification and advancement of costs in respect of any such Indemnifiable Claim shall continue until such Indemnifiable Claim is disposed of or all judgments, orders, decrees or other rulings in connection with such Indemnifiable Claim are fully satisfied. As used herein, the "United States Rate" shall mean the federal interest rate applicable to overpayments or refunds under Internal Revenue Code Section 6621(a)(1) applicable to persons or entities other than a corporation.

    (c) Buyer shall, and shall cause the Surviving Corporation to, expressly assume and honor in accordance with their terms all indemnity agreements listed in Schedule 5.8 of the Company Disclosure Schedule. For four years after the Effective Time, Buyer will, and will cause the Surviving Corporation to, provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; PROVIDED, HOWEVER, that in no event shall Buyer or Surviving Corporation be required to expend more than an amount per year equal to 150% of current annual premiums paid by the Company for such insurance (the "MAXIMUM AMOUNT") to maintain or procure insurance coverage pursuant hereto; PROVIDED, FURTHER, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Buyer and Surviving Corporation shall procure and maintain for such four-year period, the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount. In the event that any Indemnitee is entitled to coverage under an officers' and directors' liability insurance policy pursuant to this Section 5.8(c) and such policy has lapsed, terminated, been repudiated or is otherwise in breach or default, in any such case as a result of Buyer's failure to maintain and fulfill its obligations pursuant to such policy as provided in this Section 5.8(c); Buyer shall, and shall cause the Surviving Corporation to pay to the Indemnitee such amounts and provide any other coverage or benefits as the Indemnitee shall have received pursuant to such policy. Buyer agrees that, should the Surviving Corporation fail to comply with the obligations of this Section 5.8, Buyer shall be responsible therefor.

    (d) Notwithstanding any other provisions hereof, the obligations of the Company, the Surviving Corporation and Buyer contained in this Section 5.8 shall be binding upon the successors and assigns of Buyer and the Surviving Corporation. In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that successors and assigns of the Company or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 5.8.

    (e) The obligations of the Company, the Surviving Corporation, and Buyer under this Section 5.8 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 5.8 applies without the consent of such affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8).

    (f) Buyer shall, and shall cause the Surviving Corporation to, advance all Costs to any Indemnitee incurred by enforcing the indemnity or other obligations provided for in this Section 5.8; provided that Buyer may require any such advance to be subject to the receipt of an undertaking from such Indemnitee to repay such costs plus interest on such amount at the United States Rate to the extent that a court determines that such Indemnitee is entitled to such indemnification.

    SECTION 5.9 REASONABLE BEST EFFORTS. Upon the terms and subject to the conditions of this Agreement, each party hereto shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreement.

    SECTION 5.10 CERTAIN FILINGS. The Company and Buyer shall cooperate with one another (i) in connection with the preparation of the Form S-4 and the Company Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Form S-4 and the Company Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

    SECTION 5.11 PUBLIC ANNOUNCEMENTS. Neither the Company, Buyer nor any of their respective affiliates shall issue or cause the publication of any press release or other public announcement with respect to the Merger, this Agreement, the Stockholders Agreement or the other transactions contemplated hereby and thereby without the prior consultation with, and concurrence of, the other party, except as may, in a party's good faith judgment, be required by law or by any listing agreement with, or the policies of, a national securities exchange.

    SECTION 5.12 FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Newco, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Newco, any other actions to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation, as a result of, or in connection with, the Merger.

    SECTION 5.13  EMPLOYEE MATTERS.

    (a) Buyer agrees that individuals who are employed by the Company and its Subsidiaries as of the Closing shall be continued as employees of the Surviving Corporation immediately following the date of the Closing ("CONTINUING EMPLOYEES"). For a period of one year immediately following the date of the Closing, Buyer agrees to cause the Surviving Corporation and its Subsidiaries to provide to all Continuing Employees coverage by benefit plans or arrangements that are, in the aggregate, substantially similar to either (i) those provided to the employees immediately prior to the date of the Closing or (ii) those provided to Buyer's similarly situated employees; PROVIDED, HOWEVER, that nothing herein shall interfere with the Surviving Corporation's or any Subsidiary's right to make such changes as are necessary to conform with applicable law or to terminate the employment of any employee of the Surviving Corporation or of any Subsidiary.

    (b) Buyer shall, and shall cause its Subsidiaries to, honor in accordance with their terms all agreements, contracts, arrangements, commitments and understandings described in Schedule 3.11(a) of the Company Disclosure Schedule.

    (c) Except with respect to accruals under any defined benefit pension plans, Buyer will, or will cause the Surviving Corporation and its Subsidiaries to, give Continuing Employees full credit for purposes of eligibility, vesting and determination of the level of benefits under any employee benefit plans or arrangements maintained by Buyer, the Surviving Corporation or any Subsidiary of Buyer or the Surviving Corporation for such Continuing Employees' service with the Company or any Subsidiary of the Company to the same extent recognized by the Company immediately prior to the Effective Time. Buyer will, or will cause the Surviving Corporation and its Subsidiaries to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any welfare plan that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Continuing Employees immediately prior to the Effective Time, and
(ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time to the same extent as if those deductibles or co-payments had been paid under the welfare plans for which such employees are eligible after the Effective Time.

    (d) Buyer acknowledges that for purposes of all the Company Plans listed in
Schedule 5.13(d) of the Company Disclosure Schedule, the consummation of the Merger as contemplated by this Agreement will constitute a "Change in Control" of the Company (as such term is defined in such plans, agreements and arrangements). The Buyer agrees (i) to cause the Surviving Corporation after consummation of the Merger contemplated by this Agreement to pay all amounts provided under such plans, agreements and arrangements in accordance with their terms, and (ii) to honor and to cause the Surviving Corporation to honor, all rights, privileges and modifications to or with respect to any such plans, agreements and arrangements which became effective as a result of such Change in Control.

    SECTION 5.14 STATE TAKEOVER LAWS. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation is or may become applicable to the Merger, this Agreement, the Stockholders Agreement or any of the other transactions contemplated hereby or thereby, the Company and Buyer shall each take such actions as are necessary so that the transactions contemplated by this Agreement and the Stockholders Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any such statute or regulation on the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreement.

    SECTION 5.15 AFFILIATES. The Company shall deliver to Buyer at least 30 days prior to the Closing Date, a letter identifying all persons who are, at the time of such letter, "affiliates" of Buyer for purposes of Rule 145 under the Securities Act. The Company shall use reasonable efforts to cause each such person to deliver to Buyer at least 30 days prior to the Closing Date, a written agreement substantially in the form attached as Exhibit C hereto.

    SECTION 5.16 LISTING. Buyer shall use reasonable best efforts to cause the Buyer Common Stock issuable in the Merger to be approved for quotation on Nasdaq, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Closing.

    SECTION 5.17 LITIGATION. Subject to the Company not having to disclose any information or documents to Buyer if the Company's Board of Directors determines that such non-disclosure is required in order to comply with its fiduciary duties under the FBCA, the Company shall consult with Buyer from time to time and shall keep Buyer informed on a current basis as to all aspects of litigation against the Company and/or its directors which may arise relating to the transactions contemplated by this Agreement and the Stockholders Agreement, subject to no party being required to waive the attorney-client privilege.

    SECTION 5.18 TAX TREATMENT. Each of Buyer and the Company shall use reasonable best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code and to obtain the opinion of counsel referred to in Sections 6.2(b). Each of Buyer and the Company shall execute the officers' certificates substantially in the form attached as Exhibits D1 and D2 hereto, as of the date the Form S-4 is declared effective by the SEC and as of the Closing Date; provided, however, that the failure of the Company, Buyer or Newco to certify as to any matter in such officer certificate because of an event, or change in facts or law, in any such case outside of such parties' control, shall not constitute a breach of this covenant.

    SECTION 5.19 STOCKHOLDERS AGREEMENT LEGEND. The Company will inscribe upon any certificate representing Subject Shares (as defined in the Stockholders Agreement) tendered by any Stockholder (as defined in the Stockholders Agreement) in connection with any proposed transfer of any Subject Shares by such Stockholder in accordance with the terms of the Stockholders Agreement the following legend: "THE SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE, OF USA NETWORKS, INC., REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT DATED AS OF JANUARY 12, 2000, AND ARE SUBJECT TO THE TERMS THEREOF. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICES OF PRECISION RESPONSE CORPORATION."; and the Company will return such certificate containing such inscription to the Stockholder within three business days following the Company's receipt thereof. Such legend may be removed after the Company's Stockholders Meeting.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

    SECTION 6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of the Company, Buyer and Newco to consummate the Merger are subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the Closing Date of each of the following conditions:

    (a) this Agreement and the Plan of Merger shall have been approved by the Required Company Shareholder Vote in accordance with the FBCA;

    (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired or shall have been terminated;

    (c) no judgment, order, decree, statute, law, and no material ordinance, rule or regulation shall exist or shall have been entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction (collectively, "LEGAL RESTRAINTS") which prohibits consummation of the Merger;

    (d) there shall not be pending or threatened in writing or by a senior official of a Governmental Entity any suit, action or proceeding by any Governmental Entity (i) seeking to prevent consummation of the Merger,
(ii) seeking to prohibit or limit in any material respect ownership or operation by the Company or Buyer and their respective Subsidiaries of any material portion of the business or assets of the Company or Buyer and their respective Subsidiaries or to compel the Company or Buyer or their respective Subsidiaries to dispose or hold separate any material portion of the business or assets of the Company or Buyer and their respective Subsidiaries taken as a whole, as a result of the Merger or the other transactions contemplated by this Agreement or
(iii) which is otherwise reasonably likely to have a Material Adverse Effect on the Company or the Buyer, as applicable;

    (e) the Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; and

    (f) the shares of Buyer Common Stock issuable to the Company's stockholders as contemplated by this Agreement shall have been approved for quotation on Nasdaq, subject to official notice of issuance.

    SECTION 6.2 CONDITIONS TO THE COMPANY'S OBLIGATIONS. The obligation of the Company to consummate the Merger shall be further subject to the satisfaction or, to the extent permitted by applicable law, the waiver of each of the following conditions:

    (a) each of Buyer and Newco shall have performed in all material respects each of its respective agreements and covenants contained in this Agreement that are required to be performed by it at or prior to the Closing Date pursuant to the terms hereof;

    (b) the representations and warranties of Buyer and Newco set forth herein shall be true and correct as of the date hereof and as of the Effective Time, with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" or words of similar import set forth therein) does not have, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer;

    (c) the Company shall have received from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company, on the date on which the Form S-4 is declared effective by the SEC and on the Closing Date, an opinion, in each case dated as of such respective date and stating that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code (the issuance of such opinion shall be conditioned upon the receipt by such tax counsel of the officers' letters of the Company, Newco and Buyer, substantially in the form attached as Exhibits D1 and D2 hereto); and

    (d) the Company shall have received a certificate signed by the chief financial officer or general counsel of Buyer, dated the Closing Date, to the effect that, to such officer's knowledge, the conditions set forth in Sections 6.2(a) and 6.2(b) hereof have been satisfied or waived.

    SECTION 6.3 CONDITIONS TO BUYER'S AND NEWCO'S OBLIGATIONS. The obligations of Buyer and Newco to effect the Merger shall be further subject to the satisfaction or, to the extent permitted by applicable law, the waiver of each of the following conditions:

    (a) the Company shall have performed in all material respects each of its agreements and covenants contained in this Agreement (other than that contained in Section 5.2 hereof) that are required to be performed by it at or prior to the Closing Date pursuant to the terms hereof;

    (b) the representations and warranties of the Company set forth herein shall be true and correct as of the date hereof and as of the Effective Time, with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materially" or "Material Adverse Effect" or words of similar import set forth therein) does not have, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company; and

    (c) Buyer shall have received a certificate signed by the chief executive officer of the Company, dated the Closing Date, to the effect that, to such officer's knowledge, the conditions set forth in Sections 6.3(a) and 6.3(b) hereof have been satisfied or waived.

                                  ARTICLE VII

                                  TERMINATION

    SECTION 7.1 TERMINATION. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company has obtained stockholder approval:

    (a) by the mutual written consent of the Company and Buyer;

    (b) by either the Company or Buyer, if the Merger has not been consummated by September 30, 2000, or such other date, if any, as the Company and Buyer shall agree upon or as is provided in

Section 5.5(b) hereof (the "TERMINATION DATE"); provided that, the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose intentional failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date by reason of the failure of the Company to hold the Company Stockholders Meeting;

    (c) by either the Company or Buyer, if there shall be any law or regulation that makes consummation of the Merger illegal or if any judgment, injunction, order or decree enjoining Buyer or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

    (d) by either Buyer or the Company, if at the Company Stockholders Meeting (including any adjournment or postponement thereof), the Required Company Shareholder Vote shall not have been obtained;

    (e) by the Company in accordance with Section 5.7(a); provided that, in order for the termination of this Agreement pursuant to this paragraph (e) to be deemed effective, the Company shall have complied with all provisions of Section 5.7;

    (f) by Buyer, if (i) the Board of Directors of the Company shall have withdrawn or modified or amended in any respect adverse to Buyer its recommendation of this Agreement, the Plan of Merger or the Merger or shall have failed to make such favorable recommendation, (ii) the Board of Directors of the Company (or any committee thereof) shall have recommended to the shareholders of the Company any Acquisition Proposal or shall have resolved to, or publicly announced an intention to, do so or (iii) a third party acquires 30% or more of the outstanding shares of the Company Common Stock;

    (g) by Buyer, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform
(A) would give rise to the failure of a condition set forth in Section
6.3(a) or (b), and (B) is incapable of being or has not been cured by the Company within 20 calendar days after giving written notice to the Company of such breach or failure to perform;

    (h) by the Company, if Buyer shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform
(A) would give rise to the failure of a condition set forth in Section
6.2(a) or (b), and (B) is incapable of being or has not been cured by Buyer within 20 calendar days after the giving of written notice to Buyer of such breach or failure to perform;

    (i) by Buyer, if any of the stockholders who are parties to the Stockholders Agreement shall have breached in any material respect any representation, warranty, covenant or agreement thereof and such breach has not been promptly cured after notice to any such stockholder; provided, however, that such breach shall be of the kind that denies Buyer the material benefits contemplated by the Stockholders Agreement; or

    (j) by the Company by delivering notice of its proposed termination to the Buyer (the "Termination Notice") (and in such event, the Agreement will terminate on the second business day after delivery of such Termination Notice unless prior thereto the Buyer shall have notified the Company orally and in writing that it intends to exercise its Top-up Right (as defined hereafter)) in the event that the Average Buyer Price (as defined hereafter) is less than $37.04; provided that, within one business day after receipt of the Termination Notice, the Buyer shall have the right to irrevocably agree (by giving the notice referred to above) to increase the Exchange Ratio from 0.54 to that fraction equal to the quotient obtained by dividing $20 by the Average Buyer Price (the "Top-up Right") and, upon exercise of such Top-up Right, the Termination Notice shall be deemed to be withdrawn and of no further force and effect and the Exchange Ratio shall be increased as provided pursuant to the foregoing. As used herein, the "Average Buyer Price" shall equal the volume-weighted average sales price per share, rounded up to four decimal points, of Buyer Common Stock, as reported on the Nasdaq, on the twenty consecutive trading days (the "Valuation Period") ending on the second full trading day prior to the Company Stockholders Meeting. In the event that Buyer declares a stock split, stock dividend or other reclassification or exchange with respect to the shares of Buyer Common Stock with a record or ex-dividend date occurring during the Valuation Period or for the period between the termination of the Valuation Period and the Effective Time, there will be an appropriate adjustment made to the closing sales prices during the Valuation Period for purposes of calculating the Average Buyer Price.

    The party desiring to terminate this Agreement shall give written notice of such termination to the other party.

    SECTION 7.2  EFFECT OF TERMINATION.

    (a) Except for any willful and material breach of this Agreement by any party hereto (which breach and liability therefor shall not be affected by the termination of this Agreement), if this Agreement is terminated pursuant to
Section 7.1 hereof, then this Agreement shall become void and of no effect with no liability on the part of any party hereto; PROVIDED THAT the agreements contained in Sections 7.2 and 7.3 hereof, the second proviso to the first sentence of Section 5.6 hereof and Article VIII shall survive the termination hereof.

    (b) Buyer and Newco agree that neither the Company nor its directors, officers, employees, representatives or agents shall be deemed, by reason of any person making an Acquisition Proposal or any actions taken in connection with an Acquisition Proposal not otherwise in violation of this Agreement, to have tortiously or otherwise wrongfully interfered with or caused a breach of this Agreement, or other agreements, instruments and documents executed in connection herewith, or the rights of Buyer or Newco or any of their affiliates hereunder.

    SECTION 7.3  FEES.

    (a) If this Agreement shall have been terminated pursuant to Section
7.1(e) or 7.1(f) hereof, then the Company shall, promptly, but in no event later than one business day after the termination of this Agreement, pay the Buyer $23,000,000 in cash, as liquidated damages, which amount shall be payable in same day funds. Only one fee in the aggregate of $23,000,000 shall be payable pursuant to this Section 7.3(a).

    (b) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however, that Buyer and the Company shall share equally all fees and expenses, other than attorneys' fees, incurred in relation to the printing, filing and mailing of the Company Proxy Statement (including any preliminary materials related thereto), the Form S-4 (including financial statements and exhibits) and any amendments or supplements thereto and all filing fees payable in connection with filings made under the HSR Act.

                                  ARTICLE VIII

                                 MISCELLANEOUS

    SECTION 8.1 NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given upon (a) personal delivery,
(b) transmitter's confirmation of a receipt of a facsimile transmission,
(c) confirmed delivery by a standard overnight carrier or when delivered by hand or (d) when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by notice given hereunder):

    If to Buyer, to:

       USA Networks, Inc.
       Carnegie Hall Tower
       152 West 57th Street
       42nd Floor
       New York, New York 10019
       Fax: (212) 314-7329
       Attention: General Counsel

    with a copy to:

       Covington & Burling
       1330 Avenue of the Americas
       New York, New York 10019
       Fax: (212) 841-1010
       Attention: Stephen A. Infante, Esq.

    If to the Company, to:

       Precision Response Corporation
       1505 NW 167th Street
       Miami, Florida 33169
       Fax: (305) 816-4742
       Attention: General Counsel

    with a copy to:

       Skadden, Arps, Slate, Meagher & Flom LLP
       919 Third Avenue
       New York, New York 10022-9931
       Fax: (212) 735-2000
       Attention: Lou R. Kling, Esq.

    and:

       Bilzin Sumberg Dunn Price & Axelrod LLP
       2500 First Union Financial Center
       200 South Biscayne Boulevard
       Miami, Florida 33131
       Fax: (305) 374-7593
       Attention: Alan D. Axelrod, Esq.

    SECTION 8.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. All other covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Effective Time, shall survive the Merger in accordance with their terms.

    SECTION 8.3 INTERPRETATION. References in this Agreement to "reasonable best efforts" shall not require a Person obligated to use its reasonable best efforts to obtain any consent of a third party to incur material out-of-pocket expenses or indebtedness or, except as expressly provided herein, to institute litigation. References herein to the "knowledge of the Company" shall mean the knowledge of the executive officers (as such term is defined in Rule 3b-7 promulgated under the Exchange Act) of the Company after reasonable inquiry. For purposes of this Agreement, the term "affiliate" shall have the meaning set forth in Rule 12b-2 of the Exchange Act. Whenever the words "include," "includes" or

"including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" when used in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

    The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement. Any matter disclosed pursuant to any Schedule of the Company Disclosure Schedule or the Buyer Disclosure Schedule shall not be deemed to be an admission or representation as to the materiality of the item so disclosed. Any matter disclosed in one section of the Company Disclosure Schedule or the Buyer Disclosure Schedule shall be deemed disclosed with respect to another section only if such disclosure is made in such a way as to make its relevance with respect to such other section readily apparent.

    SECTION 8.4  AMENDMENTS, MODIFICATION AND WAIVER.

    (a) Except as may otherwise be provided herein, any provision of this Agreement may be amended, modified or waived by the parties hereto, by action taken by or authorized by their respective Board of Directors, prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Buyer and Newco or, in the case of a waiver, by the party against whom the waiver is to be effective; PROVIDED THAT after the approval of the Plan of Merger by the shareholders of the Company, no such amendment shall be made except as allowed under applicable law.

    (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

    SECTION 8.5 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED THAT no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

    SECTION 8.6 SPECIFIC PERFORMANCE. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

    SECTION 8.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies, other than to the extent Florida law governs the Merger itself. The parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any court of the State of Delaware or any federal court sitting in the State of Delaware for purposes of any suit, action or other proceeding arising out of this Agreement.

    SECTION 8.8 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

    SECTION 8.9 THIRD PARTY BENEFICIARIES. This Agreement is solely for the benefit of the Company and its successors and permitted assigns, with respect to the obligations of Buyer and Newco under this Agreement, and for the benefit of Buyer and Newco, and its respective successors and permitted assigns, with respect to the obligations of the Company under this Agreement, and this Agreement shall not, except to the extent necessary to enforce the provisions of
Article I and Section 5.8 hereof be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

    SECTION 8.10 ENTIRE AGREEMENT. This Agreement, including any exhibits or schedules hereto, and the Confidentiality Agreement and the Stockholders Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersedes all other prior agreements or understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof and thereof.

    SECTION 8.11 COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                                       PRECISION RESPONSE CORPORATION

                                                       By:             /s/ DAVID L. EPSTEIN
                                                            -----------------------------------------
                                                                      Name: David L. Epstein
                                                                  Title: Chief Executive Officer

                                                       USA NETWORKS, INC.

                                                       By:              /s/ THOMAS J. KUHN
                                                            -----------------------------------------
                                                                       Name: Thomas J. Kuhn
                                                             Title: Senior Vice President and General
                                                                             Counsel

                                                       P ACQUISITION CORP.

                                                       By:              /s/ THOMAS J. KUHN
                                                            -----------------------------------------
                                                                       Name: Thomas J. Kuhn
                                                                         Title: President

                                                                        ANNEX II

                             STOCKHOLDERS AGREEMENT

    This STOCKHOLDERS AGREEMENT (the "Agreement"), dated as of January 12, 2000 is entered into by and among USA Networks, Inc., a Delaware corporation ("Buyer"), and each of the stockholders listed on Schedule I to this Agreement (each, a "Stockholder," and together, the "Stockholders").

    WHEREAS, Buyer, P Acquisition Corp. ("Newco") and Precision Response Corporation (the "Company"), have entered into an Agreement and Plan of Merger of even date herewith (as may be amended or supplemented from time to time, the "Merger Agreement"), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, to merge Newco with the Company (the "Merger");

    WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner of, and has the sole right to vote and dispose of the number of shares (the "Shares") of common stock, par value $.01 per share, of the Company (the "Company Common Stock") set forth opposite such Stockholder's name on
Schedule I attached hereto (such Shares, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement (including through the exercise of any stock options, warrants or similar instruments), being collectively referred to herein as the "Subject Shares");

    WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Buyer has required that each Stockholder agree, and each Stockholder is willing to agree, to the matters set forth herein; and

    WHEREAS, capitalized terms used but not defined herein have the meanings set forth in the Merger Agreement.

    NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the parties hereto agree as follows:

    1.  VOTING OF SHARES.

    1.1 VOTING AGREEMENT. For so long as this Agreement is in effect, each Stockholder hereby agrees to vote (or cause to be voted) all of such Stockholder's Subject Shares, at every annual, special or other meeting of the stockholders of the Company, and at any adjournment or adjournments thereof, or pursuant to any consent in lieu of a meeting or otherwise:

    (i) in favor of the Merger and the approval of the Merger Agreement and the Plan of Merger (as defined in the Merger Agreement) and the approval of the other transactions contemplated thereby, and any actions required in furtherance thereof;

    (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under this Agreement or the Merger Agreement; and

    (iii) against (A) any extraordinary corporate transaction, such as a merger, rights offering, reorganization, recapitalization or liquidation involving the Company or any of its subsidiaries other than the Merger, (B) a sale or transfer of a material amount of assets or capital stock of the Company or any of its subsidiaries or (C) any action that is intended, or could reasonably be expected, to materially impede, interfere with, delay, postpone or adversely affect the Merger and the other transactions contemplated by the Merger Agreement.

    1.2 FIDUCIARY RESPONSIBILITIES. No Stockholder executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes (or shall be deemed to have made) any agreement or understanding herein in his or her capacity as such director or officer. Without limiting the generality of the foregoing, each Stockholder signs solely in his, her or its capacity as the record and/or beneficial owner, as applicable, of such Stockholder's Subject Shares and nothing herein shall limit or affect any actions taken by such Stockholder (or a designee of such Stockholder) in his or her capacity as an officer or director of the Company in exercising his or her or the Company's or the Company's Board's rights in connection with the Merger Agreement or otherwise.

    1.3 GRANT OF IRREVOCABLE PROXY. Each Stockholder hereby irrevocably grants to, and appoints, Thomas J. Kuhn, Michael P. Durney and Mike Sileck and any other individual who shall hereafter be designated by Buyer, and each of them, such Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote, or cause to be voted, such Stockholder's Subject Shares, or grant a consent or approval in respect of such Subject Shares, at every annual, special or other meeting of the stockholders of the Company, and at any adjournment or adjournments thereof, or pursuant to any consent in lieu of a meeting or otherwise, in the manner specified in Section 1.1 hereof; PROVIDED THAT the foregoing grant of a proxy shall terminate immediately upon termination of this Agreement in accordance with its terms, including with respect to matters as to which a record date has theretofore passed. This grant of proxy is coupled with an interest.

    1.4 NO OTHER GRANT OF PROXY. No Stockholder will, directly or indirectly, grant any proxies or powers of attorney with respect to such Stockholder's Subject Shares to any person in connection with or directly affecting the Merger other than as set forth in Section 1.3 hereof.

    2. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER. Each Stockholder, severally and not jointly, represents and warrants to Buyer as follows:

    2.1 BINDING AGREEMENT. Such Stockholder has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Such Stockholder has duly and validly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

    2.2 NO CONFLICT. Neither the execution and delivery of this Agreement by such Stockholder, the consummation of the transactions contemplated hereby, nor the performance by such Stockholder of its obligations hereunder will,
(a) require any consent, approval, authorization or permit of, registration, declaration or filing (except for such filings as may be required under the federal securities laws or the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act")) with, or notification to, any governmental entity, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any contract, agreement, instrument, commitment, arrangement or understanding applicable to such Stockholder or such Stockholder's Subject Shares, or result in the creation of a security interest, lien, charge, encumbrance, equity or claim with respect to any of such Stockholder's Subject Shares, (c) require any material consent, authorization or approval of any person other than a governmental entity, or (d) violate or conflict with any order, writ, injunction, decree, rule, regulation or law applicable to such Stockholder or such Stockholder's Shares, except for such exceptions to the foregoing as (i) will not have an adverse effect on the valid performance by the Stockholders of their obligations hereunder or (ii) become applicable as result of the business or activities in which Buyer or any of its respective affiliates is or proposes to be engaged or any acts or omissions by, or facts pertaining to, Buyer.

    2.3 OWNERSHIP OF SHARES. Such Stockholder is the record and beneficial owner of the Shares set forth opposite such Stockholder's name on Schedule I attached hereto free and clear of any security interests, liens, charges, encumbrances, equities, claims, options or limitations of whatever nature and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Shares), except as set forth on
Schedule II attached hereto. Except as set forth on Schedule II attached hereto, there are no outstanding options or other rights to acquire from such Stockholder, or obligations of such Stockholder to sell or to dispose of, any shares of Company Common Stock. Such Stockholder holds exclusive power to vote the Shares set forth opposite such Stockholder's name on Schedule I attached hereto, subject to the limitations set forth in Section 1 of this Agreement and such limitations, if any, set forth on such Schedule I. Except as set forth on
Schedule I hereto, as of the date of this Agreement, the Shares set forth opposite such Stockholder's name on such Schedule I attached hereto represent all of the shares of capital stock of the Company beneficially owned by such Stockholder.

    3. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to the Stockholders as follows:

    3.1 BINDING AGREEMENT. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Merger Agreement by Buyer and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement and the Merger Agreement by Buyer and the consummation of the transactions contemplated hereby and thereby. Buyer has duly and validly executed this Agreement and this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

    3.2 NO CONFLICT. Neither the execution and delivery of this Agreement, the consummation by Buyer of the transactions contemplated hereby, nor the compliance by Buyer with any of the provisions hereof will (a) conflict with or result in a breach of any provision of its Certificate of Incorporation or By-laws, (b) require any consent, approval, authorization or permit of, registration, declaration or filing (except for such filings as may be required under the federal securities laws or the HSR Act) with, or notification to, any governmental entity, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any contract, agreement, instrument, commitment, arrangement or understanding, (d) require any material consent, authorization or approval of any person other than a governmental entity, or (e) violate or conflict with any order, writ, injunction, decree or law applicable to Buyer, except for such exceptions to the foregoing as are not reasonably likely to have an adverse effect on the valid performance by Buyer of its obligations hereunder.

    4. TRANSFER AND OTHER RESTRICTIONS. For so long as the Merger Agreement is in effect:

    4.1  CERTAIN PROHIBITED TRANSFERS.  Each Stockholder agrees not to:

    (a) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, such Stockholder's Subject Shares or any interest contained therein, other than pursuant to this Agreement or as otherwise disclosed pursuant to Section 2.3 hereof, unless prior to any such action the proposed transferee of such Subject Shares enters into a stockholder agreement with Buyer on terms substantially identical to the terms of this Agreement;

    (b) grant any proxies or power of attorney or enter into a voting agreement or other arrangement with respect to such Stockholder's Subject Shares, other than this Agreement; nor

    (c) enter into, or deposit such Stockholder's Shares into, a voting trust.

    4.2 EFFORTS. Each Stockholder agrees not to take any action which would make any representation or warranty of such Stockholder herein untrue or incorrect in any material respect or take any action that would have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement, other than any action permitted to be taken by such Stockholder pursuant to the Merger Agreement. David L. Epstein covenants and agrees to have released within thirty days of the date of this Agreement 1,033,417 Subject Shares owned by DEFLP 1996-I Limited Partnership from the pledge held by Northern Trust Bank, including, to the extent necessary, by repaying all or a portion of the indebtedness secured by such pledge.

    4.3 ADDITIONAL SHARES. Without limiting the provisions of the Merger Agreement, in the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of the Company on, of or affecting any Stockholder's Subject Shares or
(ii) any Stockholder shall become the beneficial owner of any additional shares of Company Common Stock or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 1 hereof, then the terms of this Agreement shall apply to the shares of capital stock or other securities of the Company held by such Stockholder immediately following the effectiveness of the events described in clause (i) or the Stockholder becoming the beneficial owner thereof, as described in clause (ii), as though they were Shares of such Stockholder hereunder. Each Stockholder hereby agrees, while this Agreement is in effect, to notify Buyer of the number of any new shares of Company Common Stock acquired by such Stockholder, if any, after the date hereof.

    5. LEGEND. Each Stockholder shall surrender to the Company all certificates representing such Stockholder's Subject Shares, and instruct the Company to place the following legend on such certificates:

    "THE SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE, OF USA NETWORKS, INC., REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT DATED AS OF JANUARY 12, 2000, AND ARE SUBJECT TO THE TERMS THEREOF. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICES OF USA NETWORKS, INC."

Buyer hereby agrees that upon termination of this Agreement in accordance with its terms or the approval of the Merger by the Company's shareholders, such legend shall be removed.

    6. NO SOLICITATION. Until the Merger is consummated or the Merger Agreement is terminated in accordance with its terms, no Stockholder shall, nor shall such Stockholder permit any investment banker, attorney or other advisor or representative of such Stockholder to, directly or indirectly through another person, solicit, initiate or encourage, or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; PROVIDED THAT any action which is permitted by the Merger Agreement to be taken by a stockholder in his or her capacity as a director or officer or which is permitted by Section 1.2 hereof shall not be prohibited by the foregoing.

    7. AFFILIATE AGREEMENT. If, at the time the Merger Agreement is submitted for approval to the stockholders of the Company, the Stockholder is an "affiliate" of the Company for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations, the Stockholder shall deliver to Buyer at least 30 days prior to the Closing a written agreement substantially in the form attached as Exhibit B to the Merger Agreement.

    8. SPECIFIC ENFORCEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof or were otherwise breached and that each party shall be entitled to specific performance of the terms hereof in addition to any other remedy which may be available at law or in equity. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in Delaware state court, the foregoing being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Delaware or a Delaware state court.

    9. TERMINATION. This Agreement shall terminate on the earlier of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the agreement of the parties hereto to terminate this Agreement and
(iii) consummation of the Merger. Termination shall not relieve any party from liability for any intentional breach of its obligations hereunder committed prior to such termination.

    10. SURVIVAL. The representations and warranties of the parties contained in this Agreement shall terminate upon the consummation of the Merger.

    11. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

    If to Buyer, to:

       USA Networks, Inc.
       Carnegie Hall Tower
       152 West 57(th) Street
       42nd Floor
       New York, New York 10019
       Attention: General Counsel
       Facsimile: (212) 314-7329

    with a copy to:

       Covington & Burling
       1330 Avenue of the Americas
       New York, New York 10019
       Attention: Stephen A. Infante, Esq.
       Facsimile: (212) 841-1010

    If to Stockholders, to:

       Richard D. Mondre
       c/o Precision Response Corporation
       1505 N.W. 167th Street
       Miami, Florida 33169
       Facsimile: (305) 816-4742

    with a copy to:

       Skadden, Arps, Slate, Meagher & Flom LLP
       919 Third Avenue
       New York, NY 10022-9931
       Attn: Lou R. Kling, Esq.
       Telephone: 212-735-3000
       Facsimile: 212-735-2000

    and:

       Bilzin Sumberg Dunn Price & Axelrod LLP
       2500 First Union Financial Center
       200 South Biscayne Boulevard
       Miami, Florida 33131
       Attn: Alan D. Axelrod, Esq.
       Telephone: 305-374-7580
       Facsimile: 305-374-7593

    12. CERTAIN EVENTS. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including such Stockholder's heirs, guardians, administrators or successors.

    13. ENTIRE AGREEMENT. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

    14. CONSIDERATION. This Agreement is granted in consideration of the execution and delivery of the Merger Agreement by Buyer.

    15. AMENDMENT. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto; provided that, with respect to the obligations of any individual Stockholder under this Agreement, this Agreement may be amended with the approval of such Stockholder and Buyer notwithstanding the failure to obtain the approval of other Stockholders.

    16. SUCCESSORS AND ASSIGNS. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto. This Agreement will be binding upon, inure to the benefit of and be enforceable by each party and such party's respective heirs, beneficiaries, executors, representatives and permitted assigns.

    17. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

    18. GOVERNING LAW. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of law), other than to the extent Florida law governs the Merger itself.

    19. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. The failure of any Stockholder to perform its obligations hereunder shall not affect the obligations of, or release from their obligations, any other Stockholder.

    20. HEADINGS; CAPITALIZED TERMS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Capitalized terms used in this Agreement without definition shall have the meanings assigned to them in the Merger Agreement.

    IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each of the Stockholders and a duly authorized officer of Buyer on the day and year first written above.

                                                       USA NETWORKS, INC.

                                                       By:  /s/ THOMAS J. KUHN
                                                            -----------------------------------------
                                                            Name: Thomas J. Kuhn
                                                            Title: Senior Vice President and General
                                                            Counsel

                                                       MGFLP 1996-I Limited Partnership, a Texas
                                                       limited partnership

                                                       By:  MGFLP 1996-I GP, Inc., General Partner

                                                       By:  /s/ MARK J. GORDON
                                                            -----------------------------------------
                                                            Name: Mark J. Gordon
                                                            Title: President

                                                       MGFLP 1996-II Limited Partnership, a Texas
                                                       limited partnership

                                                       By:  MGFLP 1996-II GP, Inc., General Partner

                                                       By:  /s/ MARK J. GORDON
                                                            -----------------------------------------
                                                            Name: Mark J. Gordon
                                                            Title: President

                                                       GAIL AND MARK GORDON FOUNDATION

                                                       By:  /s/ MARK J. GORDON
                                                            -----------------------------------------
                                                            Name: Mark J. Gordon
                                                            Title: President

                                                       SLGFLP 1996-I Limited Partnership, a Texas
                                                       limited partnership

                                                       By:  SLGFLP 1996-I GP, L.C., General Partner

                                                       By:  SLGFLP 1996-I Holdings, Inc., Managing
                                                            Member

                                                       By:  /s/ RICHARD D. MONDRE
                                                            -----------------------------------------
                                                            Name: Richard D. Mondre
                                                            Title: President

                                                       SLGFLP 1996-II Limited Partnership, a Texas
                                                       limited partnership

                                                       By:  SLGFLP 1996-II GP, L.C., General Partner

                                                       By:  SLGFLP 1996-II Holdings, Inc., Managing
                                                            Member

                                                       By:  /s/ RICHARD D. MONDRE
                                                            -----------------------------------------
                                                            Name: Richard D. Mondre
                                                            Title: President

                                                       JHGFLP 1996-I Limited Partnership, a Texas
                                                       limited partnership

                                                       By:  JHGFLP 1996-I GP, L.C., General Partner

                                                       By:  JHGFLP 1996-I Holdings, Inc., Managing
                                                            Member

                                                       By:  /s/ RICHARD D. MONDRE
                                                            -----------------------------------------
                                                            Name: Richard D. Mondre
                                                            Title: President

                                                       JHGFLP 1996-II Limited Partnership, a Texas
                                                       limited partnership

                                                       By:  JHGFLP 1996-II GP, L.C., General Partner

                                                       By:  JHGFLP 1996-II Holdings, Inc., Managing
                                                            Member

                                                       By:  /s/ RICHARD D. MONDRE
                                                            -----------------------------------------
                                                            Name: Richard D. Mondre
                                                            Title: President

                                                       Mark J. Gordon

                                                       /s/ MARK J. GORDON
                                                       ---------------------------------------------

                                                       DEFLP 1996-I Limited Partnership, a Texas
                                                       limited partnership

                                                       By:  DEFLP 1996-I GP, Inc., General Partner

                                                       By:  /s/ DAVID L. EPSTEIN
                                                            -----------------------------------------
                                                            Name: David L. Epstein
                                                            Title: President

                                                       DEFLP 1996-II Limited Partnership, a Texas
                                                       limited partnership

                                                       By:  DEFLP 1996-II GP, Inc., General Partner

                                                       By:  /s/ DAVID L. EPSTEIN
                                                            -----------------------------------------
                                                            Name: David L. Epstein
                                                            Title: President

                                                       DEGTLP 1996-I Limited Partnership, a Texas
                                                       limited partnership

                                                       By:  DEGTLP 1996-I GP, Inc., General Partner

                                                       By:  /s/ RICHARD D. MONDRE
                                                            -----------------------------------------
                                                            Name: Richard D. Mondre
                                                            Title: President

                                                       DEGTLP 1996-II Limited Partnership, a Texas
                                                       limited partnership

                                                       By:  DEGTLP 1996-II GP, Inc., General Partner

                                                       By:  /s/ RICHARD D. MONDRE
                                                            -----------------------------------------
                                                            Name: Richard D. Mondre
                                                            Title: President

                                                       RDMFLP 1996-I Limited Partnership, a Texas
                                                       limited partnership

                                                       By:  RDMFLP 1996-I GP, Inc., General Partner

                                                       By:  /s/ RICHARD D. MONDRE
                                                            -----------------------------------------
                                                            Name: Richard D. Mondre
                                                            Title: President

                                                       RDMFLP 1996-II Limited Partnership, a Texas
                                                       limited partnership

                                                       By:  RDMFLP 1996-II GP, Inc., General Partner

                                                       By:  /s/ RICHARD D. MONDRE
                                                            -----------------------------------------
                                                            Name: Richard D. Mondre
                                                            Title: President

                                                       RMCFLP 1996-I Limited Partnership, a Texas
                                                       limited partnership

                                                       By:  RMCFLP 1996-I GP, Inc., General Partner

                                                       By:  /s/ RICHARD D. MONDRE
                                                            -----------------------------------------
                                                            Name: Richard D. Mondre
                                                            Title: President

                                                       David L. Epstein

                                                       /s/ DAVID L. EPSTEIN
                                                       ---------------------------------------------

                                 SCHEDULE I TO
                             STOCKHOLDERS AGREEMENT

NAME OF STOCKHOLDER                                           NUMBER OF SHARES       NUMBER OF VOTES
-------------------                                           ----------------       ---------------
MGFLP 1996-I Limited Partnership*...........................      4,959,500             4,959,500
MGFLP 1996-II Limited Partnership*..........................        607,500(1)            607,500
Gail and Mark Gordon Foundation*............................        100,030               100,030
SLGFLP 1996-I Limited Partnership*..........................      1,365,000             1,365,000
SLGFLP 1996-II Limited Partnership*.........................         70,000                70,000
JHGFLP 1996-I Limited Partnership*..........................      1,365,000             1,365,000
JHGFLP 1996-II Limited Partnership*.........................         70,000                70,000
Mark J. Gordon*.............................................         50,000(2)             50,000
DEFLP 1996-I Limited Partnership**..........................      1,180,917             1,180,197
DEFLP 1996-II Limited Partnership**.........................        537,500(3)            537,500
DEGTLP 1996-I Limited Partnership**.........................        578,283               578,283
DEGTLP 1996-II Limited Partnership**........................         70,000                70,000
RDMFLP 1996-I Limited Partnership ***.......................        795,000               795,000
RDMFLP 1996-II Limited Partnership ***......................         50,000                50,000
RMCFLP 1996-I Limited Partnership ***.......................         50,000                50,000
                                                                 ----------            ----------
Total.......................................................     11,848,730            11,848,730
                                                                 ----------            ----------

------------------------

* These entities and individual are part of the same Holder Group (as defined in that certain Registration Rights Agreement (the "Registration Rights Agreement") dated January 12, 2000, among USA Networks, Inc. and the parties to this Stockholders Agreement) for purposes of the Registration Rights Agreement.

** These entities are part of the same Holder Group for purposes of the Registration Rights Agreement.

*** These entities are part of the same Holder Group for purposes of the Registration Rights Agreement.

(1) 32,500 of these Shares are not held of record, but in a brokerage account.

(2) All of these Shares are not held of record, but in a brokerage account.

(3) 12,500 of these Shares are not held of record, but in a brokerage account.

In addition to the foregoing Shares, EKPO Investment, Inc. (which is 50% percent owned by each of David L. Epstein and Bernard J. Kosar, Jr.) owns 64,600 Shares, which are not included in the Subject Shares.

                                                                       ANNEX III

       REGISTRATION RIGHTS AGREEMENT (this "Agreement") dated
       January 12, 2000 by and among USA Networks, Inc., a Delaware corporation (the "USAi"), and each of the holders of the common stock of Precision Response Corporation, a Florida corporation ("Target"), set forth on the signature pages hereto (each, a "Holder").

    Each of the Holders will receive certain shares of USAi's Common Stock, $0.01 par value per share ("USAi Common Stock") in respect of the common stock of Target, par value $.01 per share ("Target Common Stock"), now beneficially owned by such Holder, upon the consummation of the merger of a wholly owned subsidiary of USAi into Target pursuant to an Agreement and Plan of Merger dated as of January 12, 2000 (the "Merger Agreement").

    In consideration of the representations, warranties, covenants and conditions herein and in the Merger Agreement, the parties hereto hereby agree as follows:

    SECTION 1  REGISTRATION RIGHTS

    1.1  CERTAIN DEFINITIONS.  As used in this Agreement:

    (a) The term "beneficially owned" refers to the meaning of such terms as provided in Rule 13d-3 promulgated under the Exchange Act.

    (b) The term "Charity" means an organization exempt from Federal taxation under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended.

    (c) The term "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar federal statute and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

    (d) The term "person" shall mean any person, individual, corporation, partnership, limited liability company, trust or other non-governmental entity or any governmental agency, court, authority or other body (whether foreign, federal, state, local or otherwise).

    (e) The term "Holder" means each Stockholder set forth on the signature pages hereto, PROVIDED, HOWEVER, that any such person shall cease to be a Holder at such time as the registration rights to which such person is entitled hereunder terminate pursuant to Section 1.8.

    (f) "Holder Group" shall mean (a) such Holder, (b) the spouse, parents, siblings and lineal descendants of such Holder, (c) a trust for the benefit of any of the foregoing, (d) any corporation or partnership controlled by such Holder, members of such Holder's immediate family and lineal descendants or trusts for the benefit of any of the foregoing, and (e) upon the death of the Holder, the Holder's estate, executors, administrators and personal representatives, and heirs, legatees and distributees; PROVIDED, HOWEVER, that a Holder's parent or parents shall only be considered to be a member of such Holder's Holder Group if the Holder Transfers any USAi Common Stock or Target Common Stock to such parent after the date hereof, and then, the parent shall only be considered a member with respect to such Transferred shares; and PROVIDED FURTHER, that EPKO Investment, Inc., an Ohio corporation ("EPKO), shall not be considered a member of David Epstein's Holder Group with respect to the USAi Common Stock received by EPKO in respect of the 64,600 shares of Target Common Stock beneficially owned by EPKO as of the date hereof.

    (g) The terms "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering by the SEC of the effectiveness of such registration statement.

                                     III-1

    (h) The term "Registrable Securities" means (i) USAi Common Stock to be issued to the Holders pursuant to the Merger and (ii) any USAi Common Stock issued to the Holders by USAi upon any stock split, stock dividend, recapitalization, or similar event.

    (i) The term "Securities Act" means the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

    (j) The term "SEC" means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

    (k) The term "Transfer" means offer, sell, contract to sell or otherwise dispose of.

    1.2 SHELF REGISTRATION. USAi shall use its reasonable best efforts to file promptly after the after the filing of the Registration Statement on Form S-4 to be filed in connection with the Merger, a registration statement on Form S-3 (the "Registration Statement"), and, shall use its reasonable best efforts to file such other documents as may be necessary to cause the Registration Statement to be declared effective by the SEC on or immediately following the Effective Time (as defined in the Merger Agreement) of the Merger (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as would permit or facilitate the sale and distribution by the Holder of all of the Registrable Securities then outstanding (other than any Registrable Securities which any Holder may direct USAi to exclude from such registration); PROVIDED, HOWEVER, that USAi shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section in any particular jurisdiction in which USAi would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless USAi is already subject to service in such jurisdiction and except as may be required by the Securities Act.

    1.3 OBLIGATIONS OF USAI. In connection with any registration of Registrable Securities pursuant to this Section 1, USAi shall:

    (a) Use its reasonable best efforts to cause the Registration Statement to be declared effective by the SEC on or immediately following the Effective Time of the Merger and to remain effective until the earlier to occur of (x) the first anniversary of the Effective Time and (y) the sale of all of such shares of Registrable Securities so registered.

    (b) Prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus (the "Prospectus") used in connection therewith as may be necessary to make and to keep the Registration Statement effective and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities proposed to be registered in such Registration Statement.

    (c) Furnish to the participating Holders such number of copies of any Prospectus (including any preliminary Prospectus and any amended or supplemented Prospectus), in conformity with the requirements of the Securities Act, as the Holders may reasonably request in order to effect the offering and sale of the shares of Registrable Securities to be offered and sold, but only while USAi shall be required under the provisions hereof to cause the Registration Statement to remain effective.

    (d) Use its reasonable best efforts to register or qualify the shares of Registrable Securities covered by the Registration Statement under the securities or Blue Sky laws of such states as the participating Holders shall reasonably request and maintain any such registration or qualification current until the earlier to occur of (x) the first anniversary of the Effective Time and (y) the date on which the Holders no longer holder any shares of Registrable Securities so registered; PROVIDED, HOWEVER, that

                                     III-2

USAi shall not be required to take any action that would subject it to the general jurisdiction of the courts of any jurisdiction in which it is not so subject or to qualify as a foreign corporation in any jurisdiction where USAi is not so qualified.

    1.4 Notwithstanding anything to the contrary set forth in this Agreement, if, at any time during which a prospectus is required to be delivered in connection with the sale of Registrable Securities, USAi determines in good faith that a development has occurred or a condition exists as a result of which the Registration Statement or the related prospectus may contain or incorporate by reference a material misstatement or omission, the correction of which might
(a) interfere with or affect the negotiation or completion of any transaction that is being contemplated by USAi (whether or not a final decision has been made to undertake such transaction), or (b) involve initial or continuing disclosure obligations that USAi determines in good faith may not be in the best interest of USAi or its stockholders, USAi will immediately notify the Holders by telephone and in writing, and USAi may suspend the effectiveness of the Registration Statement. Upon receipt of such notification, the Holders will immediately suspend all offers and Transfers of any Registrable Securities pursuant to the Registration Statement until such time as USAi notifies the Holders that it has determined that such suspension period is ended, which notification shall occur promptly after USAi has determined that such suspension period has ended.

    1.5  EXPENSES.

    (a) All expenses incurred in connection with any registration pursuant to this Section shall be borne by USAi. The costs and expenses of any such registration shall include, without limitation, the fees and expenses of USAi's counsel and its accountants and all other costs and expenses of USAi incident to the preparation, printing and filing under the Securities Act of the Registration Statement and all amendments and supplements thereto and the cost of furnishing copies of each preliminary prospectus, each final prospectus and each amendment or supplement thereto to dealers and other purchasers of the securities so registered, the costs and expenses incurred in connection with the qualification of such securities so registered under the "blue sky" laws of various jurisdictions, the fees and expenses of USAi's transfer agent and all other costs and expenses of complying with the provisions of this Section 1 with respect to such registration (collectively, "Registration Expenses").

    (b) Excluding the Registration Expenses, the participating Holders shall pay all other expenses incurred on their behalf with respect to any registration pursuant to this Section 1, including any counsel for the Holders.

    1.6  INDEMNIFICATION.

    (a) To the extent permitted by law, USAi will indemnify each Holder (excluding Holders who are then directors or officers of USAi), each of their respective officers and directors, and each person controlling such person, with respect to which registration, qualification or compliance has been effected pursuant to this Section 1, and each underwriter, if any, and each person who controls any underwriter, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on (i) any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation by USAi of any rule or regulation promulgated under the Securities Act or any state securities laws or rule or regulation promulgated thereunder applicable to USAi and relating to action or inaction required of USAi in connection with any such registration, qualification or compliance, and will reimburse each such person, each of its officers and directors, and each person controlling such person, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, PROVIDED, HOWEVER, that USAi

                                     III-3
will not be liable in any such case to the extent that any such claim, loss, damage or liability arises out of or is based on any untrue statement or omission based upon written information furnished to USAi by an instrument duly executed by such person or underwriter and stated to be specifically for use therein; and PROVIDED, FURTHER, that USAi will not be liable to any such person or entity with respect to any such untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus that is corrected in the final prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act (or any amendment or supplement to such prospectus) if the person asserting any such loss, claim, damage or liability purchased securities but was not sent or given a copy of the prospectus (as amended or supplemented) at or prior to the written confirmation of the sale of such securities to such person in any case where such delivery of the prospectus (as amended or supplemented) is required by the Securities Act, unless such failure to deliver the prospectus (as amended or supplemented) was a result of USAi's failure to provide such prospectus (as amended or supplemented).

    (b) To the extent permitted by law, each Holder will, if Registrable Securities held by or issuable to such person are included in the securities as to which such registration, qualification or compliance is being effected, indemnify USAi, its legal counsel, each of its directors and officers who sign the Registration Statement, each underwriter, if any, of USAi's securities covered by such a registration statement, each person who controls USAi within the meaning of the Securities Act and each other such Holder, each of its officers and directors and each person controlling such Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on (i) any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse USAi, such Holders, such directors, officers, persons or underwriters for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to USAi by an instrument duly executed by such Holder and stated to be specifically for use therein. In no event shall any indemnity obligation of a Holder under this Section 1.6(b) exceed the net proceeds from such Holder's sale of the Registrable Securities giving rise to such obligation.

    (c) Each party entitled to indemnification under this Section 1.6 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, PROVIDED, HOWEVER, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense, and PROVIDED FURTHER, that the failure of any Indemnified Party to give notice as provided herein shall, if such failure is prejudicial to the Indemnifying Party's ability to defend such action, relieve the Indemnifying Party of its obligations under this Section 1, but not of any obligation arising apart from this Section 1. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. If any such Indemnified Party shall have reasonably concluded that there may be one or more legal defenses available to such Indemnified Party which are different from or additional to those available to the Indemnifying Party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity agreement provided in this Section 1.6, the Indemnifying Party shall

                                     III-4
not have the right to assume the defense of such action on behalf of such Indemnified Party and such Indemnifying Party shall reimburse such Indemnified Party and any person controlling such Indemnified Party for that portion of the fees and expenses of any counsel retained by the Indemnified Party which are reasonably related to the matters covered by the indemnity agreement provided in this Section 1.6.

    1.7 INFORMATION BY HOLDER. The Holders whose securities are included in the registration effected pursuant to this Section 1 shall furnish in writing to USAi such information regarding such persons and the distribution proposed by such persons as USAi may request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 1. USAi's obligations under this Section 1 are conditioned upon compliance by such persons with the provisions of this Section 1.7.

    1.8 TERMINATION OF REGISTRATION RIGHTS. The registration rights granted pursuant to this Section 1 shall terminate as to any Holder upon the earlier to occur of (x) the first anniversary of the Effective Time and (y) the sale of all of Registrable Securities of such Holder so registered; PROVIDED, HOWEVER, that the provisions of Section 1.6 shall survive such termination with respect to claims and liabilities arising out of actions, statements, or omissions occurring prior to such termination.

    SECTION 2  CERTAIN COVENANTS

    2.1 The Holder shall not Transfer any of the Registrable Securities pursuant to the Registration Statement except in Transfers consisting of block trades executed at prevailing market prices obtainable at the time of such Transfer through brokers, acting as principal or agent, in transactions on the Nasdaq National Market or such other national securities exchange on which the USAi Shares are then listed ("Block Trades at Market"). The Holders acknowledge and agree that the Plan of Distribution set forth in the Registration Statement shall only provide for Block Trades at Market and shall not provide for any other plan of distribution.

    2.2 On any single day, the Holders (together with the members of their respective Holder Groups) shall not Transfer a number of shares of USAi Common Stock (including but not limited to any Registrable Securities) in excess of the percentage of the average daily trading volume of USAi Common Stock for the thirty trading days immediately preceding the date of such proposed Transfer set forth opposite such Holder's name on Annex I to this Agreement; PROVIDED, HOWEVER, that such restrictions shall not apply to any Block Trades at Market.

    2.3 Each Holder shall with respect to all USAi Common Stock beneficially owned by such Holder (i) notify USAi one Business Day prior to any proposed Block Trade at Market and (ii) with respect to any other Transfers which, together with all other Transfers of USAi Common Stock proposed to be made by such Holder and the members of such Holder's Holder Group on any single day, would be in excess of 25,000 shares of USAi Common Stock, use its reasonable best efforts to notify (or cause USAi to be notified) of such Transfer contemporaneously with or promptly following such Transfer. Such notice shall be made to USAi's general counsel by telephone and by e-mail (at the telephone number and e-mail address set forth in Section 3.4). Such notice shall contain all information regarding such Transfer necessary and sufficient to allow USAi to determine that such Transfer, together will all other Transfers of USAi Common Stock proposed to be made by such Holder and the members of such Holder's Holder Group on such trading day (that are not Block Trades at Market), is in compliance with the restrictions set forth in Section 2.2 above.

    SECTION 3  MISCELLANEOUS

    3.1 GOVERNING LAW. This Agreement shall be governed in all respects by the laws of the State of Delaware as applied to contracts entered into solely between residents of, and to be performed entirely within, such state.

                                     III-5

    3.2 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement may not be assigned by a party hereto without the prior written consent of the other parties hereto, except in connection with a Transfer by a Holder to another member of such Holder's Holder Group or to a Charity, which member or Charity has agreed in writing with the parties hereto to be bound by and to comply with all provisions of this Agreement; PROVIDED, HOWEVER, that no such assignment shall be effected or effective until such proposed assignee has delivered to USAi written acknowledgment and agreement in form and substance reasonably satisfactory to USAi that such proposed assignee agrees to be bound with respect to the USAi Shares so Transferred to all the provisions of this Agreement (including, without limitation, Section 2.1 hereof) and that such proposed assignee is bound hereby and a party hereto.

    3.3 This Agreement is not intended and shall not be construed to create any rights or remedies in any parties other than the Holders and USAi and no other person shall assert any rights as third party beneficiary hereunder.

    3.4 ENTIRE AGREEMENT; AMENDMENT. This Agreement contains the entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersedes all prior agreements and understandings among the parties relating to the subject matter hereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

    3.5 NOTICES AND DATES. All notices or other communications required or permitted under this Agreement shall be made in the manner provided in
Section 8.1 of the Merger Agreement, except that any notice by a Holder in compliance with Section 2.2 shall be also made to USAi's general counsel by telephone at (212) 314-7322 and by e-mail at kuhn@usanetworks.com. In the event that any date provided for in this Agreement falls on a Saturday, Sunday or legal holiday, such date shall be deemed extended to the next business day.

    3.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

    3.7 SEVERABILITY. If any provision of this Agreement or portion thereof is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

    3.8 EFFECTIVENESS. This Agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its terms.

                                     III-6

    In witness whereof, the parties hereto have caused this Agreement to be executed by their respective authorized officers as of the date aforesaid.

                                                       USA NETWORKS, INC.

                                                       By:  /s/ THOMAS J. KUHN
                                                            -----------------------------------------
                                                            Name: Thomas J. Kuhn
                                                            Title: Senior Vice President
                                                            and General Counsel

                                                       STOCKHOLDERS:

                                                       MGFLP 1996-I Limited Partnership, a Texas
                                                       limited partnership

                                                       By:  MGFLP 1996-I GP, Inc., General Partner

                                                       By:  /s/ MARK J. GORDON
                                                            -----------------------------------------
                                                            Name: Mark J. Gordon
                                                            Title: President

                                                       MGFLP 1996-II Limited Partnership, a Texas
                                                       limited partnership

                                                       By:  MGFLP 1996-II GP, Inc., General Partner

                                                       By:  /s/ MARK J. GORDON
                                                            -----------------------------------------
                                                            Name: Mark J. Gordon
                                                            Title: President

                                                       GAIL AND MARK GORDON FOUNDATION

                                                       By:  /s/ MARK J. GORDON
                                                            -----------------------------------------
                                                            Name: Mark J. Gordon
                                                            Title: President

                                     III-7

                                                       SLGFLP 1996-I Limited Partnership, a Texas
                                                       limited partnership

                                                       By:  SLGFLP 1996-I GP, L.C., General Partner

                                                       By:  SLGFLP 1996-I Holdings, Inc., Managing
                                                            Member

                                                       By:  /s/ RICHARD D. MONDRE
                                                            -----------------------------------------
                                                            Name: Richard D. Mondre
                                                            Title: President

                                                       SLGFLP 1996-II Limited Partnership, a Texas
                                                       limited partnership

                                                       By:  SLGFLP 1996-II GP, L.C., General Partner

                                                       By:  SLGFLP 1996-II Holdings, Inc., Managing
                                                            Member

                                                       By:  /s/ RICHARD D. MONDRE
                                                            -----------------------------------------
                                                            Name: Richard D. Mondre
                                                            Title: President

                                                       JHGFLP 1996-I Limited Partnership, a Texas
                                                       limited partnership

                                                       By:  JHGFLP 1996-I GP, L.C., General Partner

                                                       By:  JHGFLP 1996-I Holdings, Inc., Managing
                                                            Member

                                                       By:  /s/ RICHARD D. MONDRE
                                                            -----------------------------------------
                                                            Name: Richard D. Mondre
                                                            Title: President

                                                       JHGFLP 1996-II Limited Partnership, a Texas
                                                       limited partnership

                                                       By:  JHGFLP 1996-II GP, L.C., General Partner

                                                       By:  JHGFLP 1996-II Holdings, Inc., Managing
                                                            Member

                                                       By:  /s/ RICHARD D. MONDRE
                                                            -----------------------------------------
                                                            Name: Richard D. Mondre
                                                            Title: President

                                     III-8

                                                       MARK J. GORDON

                                                            /s/ MARK J. GORDON
                                                            -----------------------------------------

                                                       DEFLP 1996-I Limited Partnership, a Texas
                                                       limited partnership

                                                       By:  DEFLP 1996-I GP, Inc., General Partner

                                                       By:  /s/ DAVID L. EPSTEIN
                                                            -----------------------------------------
                                                            Name: David L. Epstein
                                                            Title: President

                                                       DEFLP 1996-II Limited Partnership, a Texas
                                                       limited partnership

                                                       By:  DEFLP 1996-II GP, Inc., General Partner

                                                       By:  /s/ DAVID L. EPSTEIN
                                                            -----------------------------------------
                                                            Name: David L. Epstein
                                                            Title: President

                                                       DEGTLP 1996-I Limited Partnership, a Texas
                                                       limited partnership

                                                       By:  DEGTLP 1996-I GP, Inc., General Partner

                                                       By:  /s/ RICHARD D. MONDRE
                                                            -----------------------------------------
                                                            Name: Richard D. Mondre
                                                            Title: President

                                                       DEGTLP 1996-II Limited Partnership, a Texas
                                                       limited partnership

                                                       By:  DEGTLP 1996-II GP, Inc., General Partner

                                                       By:  /s/ RICHARD D. MONDRE
                                                            -----------------------------------------
                                                            Name: Richard D. Mondre
                                                            Title:   President

                                     III-9

                                                       RDMFLP 1996-I Limited Partnership, a Texas
                                                       limited partnership

                                                       By:  RDMFLP 1996-I GP, Inc., General Partner

                                                       By:  /s/ RICHARD D. MONDRE
                                                            -----------------------------------------
                                                            Name: Richard D. Mondre
                                                            Title: President

                                                       RDMFLP 1996-II Limited Partnership, a Texas
                                                       limited partnership

                                                       By:  RDMFLP 1996-II GP, Inc., General Partner

                                                       By:  /s/ RICHARD D. MONDRE
                                                            -----------------------------------------
                                                            Name: Richard D. Mondre
                                                            Title: President

                                                       RMCFLP 1996-I Limited Partnership, a Texas
                                                       limited partnership

                                                       By:  RMCFLP 1996-I GP, Inc., General Partner

                                                       By:  /s/ RICHARD D. MONDRE
                                                            -----------------------------------------
                                                            Name: Richard D. Mondre
                                                            Title: President

                                     III-10

                                                                         ANNEX I

                                  HOLDER SALES

1.  Mark J. Gordon 20%

2.  David Epstein 10%

3.  Richard D. Mondre 10%

                                     III-11

                                                                        ANNEX IV

[LETTERHEAD]

PERSONAL AND CONFIDENTIAL

January 12, 2000

Board of Directors
Precision Response Corporation
1505 N.W. 167th Street
Miami, Florida 33169

Gentlemen:

    You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Precision Response Corporation (the "Company") of the exchange ratio of 0.54 shares of Common Stock, par value $0.01 per share (the "Buyer Shares"), of USA Networks, Inc. (the "Buyer") to be received for each Share (subject to adjustment as set forth in the two succeeding sentences, the "Exchange Ratio") pursuant to the Agreement and Plan of Merger, dated as of January 12, 2000, among the Buyer, P Acquisition Corp., a wholly-owned subsidiary of the Buyer, and the Company (the "Agreement"). Pursuant to the Agreement, if the Average Buyer Price (as defined below) is less than $37.04, then the Company may terminate the Agreement in a manner as more fully set forth in the Agreement unless, prior to such termination, the Buyer agrees to increase the exchange ratio from 0.54 to that fraction equal to the quotient obtained by dividing $20 by the Average Buyer Price. Pursuant to the Agreement, the "Average Buyer Price" equals the volume-weighted average sales price per share, rounded up to four decimal points, of the Buyer Shares, as reported on The Nasdaq Stock Market's National Market on the twenty consecutive trading days ending on the second full trading day prior to the Company Stockholders Meeting (as defined in the Agreement).

    Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking services to the Company from time to time, including having acted as managing underwriter of a public offering of 4.74 million Shares of the Company in January 1997, and having acted as financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We have also provided certain investment banking services from time to time to certain of the Buyer's affiliates, including having been engaged in February 1999 to provide a fairness opinion to TicketMaster Online Citysearch ("TicketMaster"), a subsidiary of the Buyer, in connection with a potential merger of TicketMaster, and having provided investment banking services to the Seagram Company LTD ("Seagram") and its affiliates and to Liberty Media Group, both of which are significant shareholders of the Buyer. Joseph Gleberman, a

Managing Director of Goldman, Sachs & Co, is a director of TicketMaster and John
S. Weinberg, a Managing Director of Goldman, Sachs & Co, is a director of Seagram. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of the Company, the Buyer, Ticketmaster, Seagram, Liberty or certain of their affiliates for its own account and for the accounts of customers. As of the date hereof, entities affiliated with The Goldman Sachs Group L.P, which is a general partner of Goldman, Sachs & Co., accumulated a long position of 2,387,981 shares of Citysearch Inc. Class A Stock, which are convertible into Class B Common Stock of TicketMaster. Goldman, Sachs & Co. may provide investment banking services to the Buyer, Ticketmaster, Seagram, Liberty and their affiliates in the future.

    In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Shareholders and Annual Reports on Form 10-K of the Company for the three years ended December 31, 1998; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Buyer and its predecessor companies for the five years ended December 31, 1998; certain interim reports to shareholders, in the case of the Company, and stockholders, in the case of the Buyer, and Quarterly Reports on Form 10-Q of the Company and the Buyer; certain other communications from the Company and the Buyer to their respective shareholders, in the case of the Company, and stockholders, in the case of the Buyer; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company and the Buyer regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and the Buyer Shares, compared certain financial and stock market information for the Company and the Buyer with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the Teleservices/Direct Marketing industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

    We have relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. As you are aware, the Buyer did not make available to us its projections of expected future financial performance. Accordingly, our review of such matters was limited to discussions with members of the senior management of the Buyer regarding certain research analyst estimates of expected future financial performance for the Buyer. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or the Buyer or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. Furthermore, at the instruction of the Company, we did not solicit interest from certain specified parties with respect to an acquisition of or other business combination with the Company. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

    Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of Shares.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
---------------------------------------------
(GOLDMAN, SACHS & CO.)

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Registrant's Restated Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Registrant's By-Laws provide that the directors, officers and certain other persons will be indemnified with respect to third-party actions, suits, investigations or proceedings provided that any such person has met the applicable standard of conduct set forth in the Delaware General Corporation Law described below. The Registrant's By-Laws further provide that directors, officers and certain other persons will be indemnified with respect to actions or suits initiated by such person only if such action was first approved by the board of directors. The Registrant's By-Laws allow the Registrant to pay all expenses incurred by a director, officer, employee or agent in defending any proceeding within the scope of the indemnification provisions as such expenses are incurred in advance of its final disposition, upon an undertaking by such party to repay such expenses, if it is ultimately determined that such party was not entitled to indemnity by the Registrant. The Registrant believes that these arrangements are necessary to attract and retain qualified persons as directors and officers.

    Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of the fact that he was a director, officer or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) EXHIBITS. (See exhibit index immediately preceding the exhibits for the page number where each exhibit can be found.)

       EXHIBIT
       NUMBER           DESCRIPTION
---------------------   -----------
         2.1            Agreement and Plan of Merger by and among the Registrant, P
                        Acquisition Corp. and Precision Response Corporation, dated as of January 12, 2000 (included as Annex I to the proxy
                        statement/prospectus contained in the Registration
                        Statement)

         4.1 Indenture, dated as of November 23, 1998, among the Registrant, USANi, LLC, the Guarantors party thereto, and the Chase Manhattan Bank, as Trustee, incorporated by reference to Exhibit 4.1 to the Registrant's Registration
                        Statement on Form S-4, dated January 27, 1999.

         4.2 Form of 6 3/4% Senior Notes due 2005 is incorporated by reference to Exhibit B to Exhibit 4.1 to Registrant's S-4, dated January 27, 1999.

       EXHIBIT
       NUMBER           DESCRIPTION
---------------------   -----------
         4.3            Exchange and Registration Rights Agreement, dated as of
                        November 23, 1998, among the Registrant, USANi LLC, the
                        Guarantors party thereto, Chase Securities Inc., Bear,
                        Stearns & Co. Inc., BNY Capital Markets, Inc. and
                        NationsBanc Montgomery Securities LLC, incorporated by
                        reference to Exhibit 4.3 to Registrant's S-4, dated January
                        27, 1999.
         4.4            Indenture, dated as of June 25, 1993, for the Savoy 7%
                        Convertible Subordinated Debentures due July 1, 2003,
                        incorporated by reference to Exhibit 4(d) to Savoy's S-1
                        Registration Statement No. 33-63192.
         4.5            First Supplemental Indenture, dated as of October 24, 1993, for the Savoy 7% Convertible Debentures due July 1, 2003,
                        incorporated by reference to Exhibit 4(e) to Savoy's S-1
                        Registration Statement No. 33-70160.
         4.6            Second Supplemental Indenture, dated as of December 17,
                        1993, for the Savoy 7% Convertible Debentures due July 1,
                        2003, incorporated by reference to Exhibit 4(e) to Savoy's
                        Annual Report on Form 10-K for the fiscal year ended
                        December 31, 1993.
         4.7            Third Supplemental Indenture, dated as of December 19, 1996, for the Savoy 7% Convertible Debentures due July 1, 2003
                        incorporated by reference to Exhibit 4.1 to Savoy's Form
                        8-K, dated December 19, 1996.
         4.8            Form of Specimen of Certificate for the Registrant's Common
                        Stock, incorporated by reference to Exhibit 4.6 to the
                        Registrant's Form 10-K, December 31, 1997.
         5.1            Opinion of Covington & Burling
         8.1            Opinion of Skadden, Arps, Slate, Meagher & Flom
        10.1            Stockholders Agreement among Registrant and Mark J. Gordon,
                        Richard D. Mondre, David L. Epstein, and certain of their
                        affiliates, dated as of January 12, 2000 (included as Annex
                        II to the proxy statement/prospectus contained in the
                        Registration Statement)
        10.2            Registration Rights Agreement among Registrant and Mark J.
                        Gordon, Richard D. Mondre, David L. Epstein, and certain of their affiliates, dated as of January 12, 2000 (included as
                        Annex III to the proxy statement/prospectus contained in the
                        Registration Statement)
        23.1            Consent of Ernst & Young LLP
        23.2            Consent of PricewaterhouseCoopers LLP
        23.3            Consent of Covington & Burling (included in Exhibit 5.1
                        above)
        23.4            Consent of Skadden, Arps, Slate, Meagher & Flom (included in
                        Exhibit 8.1 above)
        24.1            Powers of Attorney (set forth on the signature page of this
                        Registration Statement)


    (b) FINANCIAL STATEMENT SCHEDULES

    Schedules are omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

ITEM 22. UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

    (1) To file during any period in which offers and sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (6) That every prospectus: (i) that is filed pursuant to paragraph 5 immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (7) To respond to requests for information that are incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 3, 2000.



                                                                      /s/ THOMAS J. KUHN
                                                              ---------------------------------
                                                                        Thomas J. Kuhn
                                                                    SENIOR VICE PRESIDENT
                                                                     AND GENERAL COUNSEL
                                                                      USA Networks, Inc.



                                    * * * *


    Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the date indicated.


Barry Diller               Chairman of the Board,     By:              /s/ THOMAS J. KUHN
                             Chief Executive Officer           ---------------------------------
                             and Director                               (Thomas J. Kuhn,
                                                                       ATTORNEY-IN-FACT)*

Barry Baker                President, Chief
                             Operating Officer and
                             Director

Michael P. Durney          Vice President and
                             Controller (Chief
                             Accounting Officer)

Victor A. Kaufman          Vice Chairman and
                             Director

Michael Sileck             Senior Vice President and                 * By power of attorney
                             Chief Financial Officer                  Date: March 3, 2000

DIRECTORS
Paul G. Allen
Edgar Bronfman, Jr.
Anne M. Busquet
Donald R. Keough
Robert W. Matschullat
Samuel Minzberg
Brian Mulligan
William D. Savoy
Gen. H. Norman Schwarzkopf
Diane Von Furstenberg

                                 EXHIBIT INDEX


       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
         2.1            Agreement and Plan of Merger by and among the Registrant, P
                        Acquisition Corp. and Precision Response Corporation, dated as of January 12, 2000 (included as Annex I to the proxy
                        statement/prospectus contained in the Registration
                        Statement)

         4.1 Indenture, dated as of November 23, 1998, among the Registrant, USANi, LLC, the Guarantors party thereto, and the Chase Manhattan Bank, as Trustee, incorporated by reference to Exhibit 4.1 to the Registrant's Registration
                        Statement on Form S-4, dated January 27, 1999.

         4.2 Form of 6 3/4% Senior Notes due 2005 is incorporated by reference to Exhibit B to Exhibit 4.1 to Registrant's S-4, dated January 27, 1999.

         4.3            Exchange and Registration Rights Agreement, dated as of
                        November 23, 1998, among the Registrant, USANi LLC, the
                        Guarantors party thereto, and Chase Securities Inc., Bear,
                        Stearns & Co. Inc., BNY Capital Markets, Inc. and
                        NationsBanc Montgomery Securities LLC, incorporated by
                        reference to Exhibit 4.3 to Registrant's S-4, dated January
                        27, 1999.

         4.4            Indenture, dated as of June 25, 1993, for the Savoy 7%
                        Convertible Subordinated Debentures due July 1, 2003, incorporated by reference to Exhibit 4(d) to Savoy's S-1
                        Registration Statement No. 33-63192.

         4.5            First Supplemental Indenture, dated as of October 24, 1993, for the Savoy 7% Convertible Debentures due July 1, 2003,
                        incorporated by reference to Exhibit 4(e) to Savoy's S-1
                        Registration Statement No. 33-70160.

         4.6            Second Supplemental Indenture, dated as of December 17,
                        1993, for the Savoy 7% Convertible Debentures due July 1,
                        2003, incorporated by reference to Exhibit 4(e) to Savoy's
                        Annual Report on Form 10-K for the fiscal year ended
                        December 31, 1993.

         4.7            Third Supplemental Indenture, dated as of December 19, 1996, for the Savoy 7% Convertible Debentures due July 1, 2003
                        incorporated by reference to Exhibit 4.1 to Savoy's Form
                        8-K, dated December 19, 1996.

         4.8            Form of Specimen of Certificate for the Registrant's Common
                        Stock, incorporated by reference to Exhibit 4.6 to the
                        Registrant's Form 10-K, December 31, 1997.

         5.1            Opinion of Covington & Burling

         8.1            Opinion of Skadden, Arps, Slate, Meagher & Flom

        10.1            Stockholders Agreement among Registrant and Mark J. Gordon,
                        Richard D. Mondre, David L. Epstein, and certain of their
                        affiliates, dated as of January 12, 2000 (included as Annex
                        II to the proxy statement/prospectus contained in the
                        Registration Statement)

        10.2            Registration Rights Agreement among Registrant and Mark J.
                        Gordon, Richard D. Mondre, David L. Epstein, and certain of their affiliates, dated as of January 12, 2000 (included as
                        Annex III to the proxy statement/prospectus contained in the
                        Registration Statement)

        23.1            Consent of Ernst & Young LLP

        23.2            Consent of PricewaterhouseCoopers LLP

        23.3 Consent of Covington & Burling (included in Exhibit 5.1 above)

        23.4            Consent of Skadden, Arps, Slate, Meagher & Flom (included in
                        Exhibit 8.1 above)

        24.1            Powers of Attorney (set forth on the signature page of this
                        Registration Statement)